As filed with the Securities and Exchange Commission on June 13, 1997


                         Schedule 14A Information
               Proxy Statement Pursuant to Section 14(a) of
                   the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            LIVE ENTERTAINMENT INC.
                (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No Fee Required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, $.01 par value, of the Registrant
          Series B Preferred Stock, $1.00 par value, of the Registrant Series C Preferred Stock, $1.00 par value, of the Registrant

     (2)  Aggregate number of securities to which transaction applies:
          2,452,467 shares of Common Stock
          3,819,802 shares of Series B Preferred Stock
          15,000 shares of Series C Preferred Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
          (set forth the amount on which the filing fee is calculated and state how it was determined):
          $6.00 per share of Common Stock
          $10.00 per share of Series B Preferred Stock
          $944.8624 per share of Series C Preferred Stock

     (4)  Proposed maximum aggregate value of transaction:
          $67,085,758

     (5)  Total fee paid:
          $13,417.15, equaling 1/50th of one percent of the proposed maximum aggregate value of transaction.

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                            LIVE ENTERTAINMENT INC.
                         15400 Sherman Way, Suite 500
                          Van Nuys, California  91406
                                (818) 908-0303

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            To be held July 9, 1997

     A Special Meeting of Stockholders (the "Special Meeting") of LIVE Entertainment Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on July 9, 1997, at the Wyndham Bel Age Hotel, 1020 North San Vicente Boulevard, West Hollywood, California, for the following purposes:

1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger dated April 17, 1997 (the "Merger Agreement"), among Film Holdings Co., a Delaware corporation ("Parent"), Film Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company, and the transactions contemplated thereby, including the Merger (as hereinafter defined); and

2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on June 6, 1997 as the record date for the determination of stockholders entitled to vote at the Special Meeting and any adjournment or postponement thereof.

     The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger:

     (i) each share of Common Stock of the Company will be converted into the right to receive $6.00 per share in cash;

     (ii) each share of Series B Cumulative Convertible Preferred Stock of the Company will be converted into the right to receive $10.00 per share in cash, plus accrued and unpaid dividends; and

     (iii) each share of Series C Convertible Preferred Stock of the Company will be converted into the right to receive
             $944.8624 per share in cash, all as more fully described in the accompanying Proxy Statement.

     The Board of Directors of the Company (the "Board") has determined that the Merger is in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that the Company's stockholders vote "FOR" the Merger Proposal.

     The accompanying Proxy Statement includes a description of the terms of the proposed Merger. A copy of the Merger Agreement is attached to the Proxy Statement as Annex A.

     In accordance with the General Corporation Law of the State of Delaware (the "DGCL"), a complete list of the holders of Common Stock and Series C Preferred Stock entitled to vote at the Special Meeting will be open to examination, during ordinary business hours, at the office of the Corporate Secretary, 15400 Sherman Way, Suite 500, Van Nuys, California, for 10 days preceding the Special Meeting, by any holder of Common Stock or Series C Preferred Stock for any purpose germane to the Special Meeting.

     As is more fully explained in the Proxy Statement, holders of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 262 of the DGCL. A copy of Section 262 is attached to the Proxy Statement as Annex B.

                           By order of the Board of Directors,

                           Ronald B. Cushey
                           Secretary

                         LIVE ENTERTAINMENT INC.
                         15400 Sherman Way, Suite 500
                          Van Nuys, California  91406
                                (818) 908-0303

                                PROXY STATEMENT

     This Proxy Statement (the "Proxy Statement") is being furnished to the holders of common stock, $.01 per share ("Common Stock"), of LIVE Entertainment Inc., a Delaware corporation (the "Company" or "LIVE"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 10:00 a.m., local time, on July 9, 1997, at the Wyndham Bel Age Hotel, 1020 North San Vicente Boulevard, West Hollywood, California, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about June 16, 1997.

     This Proxy Statement relates to the Agreement and Plan of Merger, dated April 17, 1997 (the "Merger Agreement"), among Film Holdings Co., a Delaware corporation ("Parent"), Film Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company, and the transactions contemplated thereby, including the Merger (as hereinafter defined). A copy of the Merger Agreement is attached hereto as Annex A.

     The Merger Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger:

     (i) each share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") other than shares owned by Parent, the Company or their subsidiaries or by stockholders exercising dissenters' rights, will be converted into the right to receive $6.00 per share in cash (the "Common Stock Merger Price") for an aggregate of approximately $14,715,000;

     (ii) each share of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") other than shares owned by Parent, the Company or their subsidiaries, will be converted into the right to receive $10.00 per share in cash, plus accrued and unpaid dividends (the "Series B Merger Price") for an aggregate of approximately $38,198,000 and

     (iii) each share of Series C Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series C Preferred Stock") will be converted into the right to receive $944.8624 per share in cash for an aggregate of approximately $14,173,000 (the "Series C Merger Price" and together with the Common Stock Merger Price and the Series B Merger Price, the "Merger Price") for a total consideration of approximately $67,086,000, all as more fully described in the accompanying Proxy Statement. See "THE MERGER AGREEMENT -- Conversion of Securities."

     Financing for the Merger includes a $15,000,000 equity contribution from the group acquiring the Company, a $15,000,000 subordinated debt facility from affiliates of CPI Securities L.P. and a $120,000,000 combined senior credit facility from The Chase Manhattan Bank, as well as cash on hand at the Company at the Closing of the Merger.

     The Board has determined that the Merger is in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that the holders of the Series C Preferred Stock and the Common Stock vote "FOR" the proposal (the "Merger Proposal") to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The Merger is for cash only. After the Closing, current Company stockholders will have no further ownership interest in the Company.

     At the close of business on the Record Date (as hereinafter defined), Pioneer Electronic Corporation ("Pioneer") was the beneficial and record owner of 637,844 shares of Common Stock and 15,000 shares of Series C Preferred Stock, representing approximately 50.3% of the outstanding voting power of the Common Stock and Series C Preferred Stock, taken together (Pioneer's percentage of the outstanding voting power of the Common Stock and Series C Preferred Stock will increase to approximately 50.7% as of June 30, 1997). Pursuant to the Stockholder Agreement (as hereinafter defined), Pioneer has agreed to vote its shares of Common Stock and Series C Preferred Stock in favor of the Merger Proposal. The aforementioned stockholder has sufficient voting power to approve the Merger Proposal, regardless of the vote of any other stockholder of the Company. See "THE SPECIAL MEETING -- Required Vote," "THE MERGER AGREEMENT," "THE STOCKHOLDER AGREEMENT" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     The Common Stock is traded on The Nasdaq National Market System under the symbol "LIVE." On April 17, 1997, the day before public announcement of the Merger was made, the last reported sale price of Common Stock, as reported by The Nasdaq National Market System, was $5.625 per share. On June 13, 1997, the last trading day prior to the date of this Proxy Statement, the last reported sale price of Common Stock, as reported by The Nasdaq National Market System, was $5.625 per share.

     Stockholders of the Company are urged to read this Proxy Statement and the Annexes hereto in their entirety.
           The date of this Proxy Statement is June 16, 1997

     No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies hereby and, if given or made, such information or representations must not be relied on as having been authorized by the Company or any other person. The delivery of this Proxy Statement shall not imply that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

                  ---------------------------

     As used herein, unless the context otherwise clearly requires:
"Company" refers to LIVE Entertainment Inc. and its consolidated subsidiaries and "Parent" refers to Film Holdings Co. and its consolidated subsidiaries. Capitalized terms not defined in this Proxy Statement have the respective meanings specified in the Merger Agreement.

                  ---------------------------

     All information contained in this Proxy Statement concerning Parent has been supplied by Parent and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

                             TABLE OF CONTENTS


SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . .1
     Parties to the Merger Agreement . . . . . . . . . . . . . . . . . . .1
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     The Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . .3
     Appraisal Rights of Dissenting Stockholders . . . . . . . . . . . . .4
     Source and Amount of Funds. . . . . . . . . . . . . . . . . . . . . .4
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . .5
     Market Prices of Common Stock . . . . . . . . . . . . . . . . . . . .5
     Security Ownership of Certain Beneficial Owners and Management  . . .5
     Selected Consolidated Financial Data. . . . . . . . . . . . . . . . .5

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Date, Place and Time. . . . . . . . . . . . . . . . . . . . . . . . .7
     Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Record Date; Voting Rights. . . . . . . . . . . . . . . . . . . . . .7
     Quorum. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . .8
     Required Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Appraisal Rights of Dissenting Stockholders . . . . . . . . . . . . .8

PARTIES TO THE MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . .9
     The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . .9
     The Canyon Proposal . . . . . . . . . . . . . . . . . . . . . . . . 11
     Negotiations with the Buyer Group . . . . . . . . . . . . . . . . . 13
     The Buyer Group's Reasons for the Merger; Operations
       of the Company After the Merger . . . . . . . . . . . . . . . . . 15
     Reasons for the Merger; Recommendation of the Board . . . . . . . . 15
     Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . . 19
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . 22
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . 23
     Delisting and Deregistration of Common Stock and Series B
       Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . 23

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . 24
     Payment of Merger Consideration . . . . . . . . . . . . . . . . . . 25
     Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Representations and Warranties. . . . . . . . . . . . . . . . . . . 27
     Conduct of the Business Pending the Merger. . . . . . . . . . . . . 28
     No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . 30
     Conditions Precedent to the Merger. . . . . . . . . . . . . . . . . 31
     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Indemnification; Insurance. . . . . . . . . . . . . . . . . . . . . 33
     Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . 33

STOCKHOLDER AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 33

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS. . . . . . . . . . . . . . . 34

SOURCE AND AMOUNT OF FUNDS . . . . . . . . . . . . . . . . . . . . . . . 36

INTERESTS OF CERTAIN PERSONS IN THE MERGER . . . . . . . . . . . . . . . 37

MARKET PRICES OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . 39

MARKET PRICES OF SERIES B PREFERRED STOCK. . . . . . . . . . . . . . . . 40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . 41
     Beneficial Ownership of Common Stock and Series C Preferred Stock . 41
     Beneficial Ownership of Series B Preferred Stock. . . . . . . . . . 44

SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . . . . . 45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . 47
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . 47
     Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . 50
     Impact of Inflation and Other Matters . . . . . . . . . . . . . . . 52

ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS. . . . . . . . 52
     Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     Recent Developments for the Company . . . . . . . . . . . . . . . . 53
     Entertainment Production, Marketing and Distribution Operations . . 54 Acquisition of Motion Picture Distribution Rights by the Company. . 60
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     Regulation Affecting the Company. . . . . . . . . . . . . . . . . . 63
     Major Customers . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . 64

INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . 65

STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING. . . . . . . . . . . . 65

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . .F-1

ANNEX A   AGREEMENT AND PLAN OF MERGER
ANNEX B   SECTION 262 OF THE DGCL
ANNEX C   OPINION OF FINANCIAL ADVISOR

                                  SUMMARY
     The following is a summary of certain information contained elsewhere in this Proxy Statement and the Annexes hereto.
Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the Annexes hereto.

                            The Special Meeting

Date, Place and Time. The Special Meeting will be held at 10:00 a.m., local time, on July 9, 1997, at the Wyndham Bel Age Hotel,
1020 North San Vicente Boulevard, West Hollywood, California.

Purpose. To consider and vote upon the Merger Proposal and to transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING -- Purpose."

Record Date; Voting Rights. Only holders of Common Stock and Series C Preferred Stock at the close of business on June 6, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. At the close of business on the Record Date, there were 2,452,467 shares of Common Stock and 15,000 shares of Series C Preferred Stock outstanding, each of which entitles the registered holder thereof to one vote and 79.16 votes, respectively, on each matter voted upon at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Voting Rights."

Required Vote. Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series C Preferred Stock entitled to vote thereon, voting together as a single class. At the close of business on the Record Date, Pioneer was the beneficial and record owner of 637,844 shares of Common Stock and 15,000 shares of Series C Preferred Stock, representing approximately 50.3% of the voting power of the Common Stock and Series C Preferred Stock taken together, outstanding at such time (Pioneer's percentage of the outstanding voting power of the Common Stock and Series C Preferred Stock will increase to approximately 50.7% as of June 30, 1997). Pursuant to the Stockholder Agreement, Pioneer has agreed to vote its shares of Common Stock and Series C Preferred Stock in favor of the Merger Proposal. The aforementioned stockholder has sufficient voting power to approve the Merger Proposal, regardless of the vote of any other stockholder of the Company. See "THE SPECIAL MEETING -- Required Vote," "THE STOCKHOLDER AGREEMENT" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                      Parties to the Merger Agreement

LIVE Entertainment Inc. The Company is a diversified entertainment company, specializing in the domestic and international marketing and distribution of filmed entertainment with its primary focus on motion pictures. The Company distributes to the theatrical, non-theatrical, home video, interactive and television markets both domestically and internationally. Its principal executive offices are located at 15400 Sherman Way, Suite 500, Van Nuys, California 91406 and its telephone number is (818) 908-0303. See "PARTIES TO THE MERGER AGREEMENT -- The Company" and "ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS."

Film Holdings Co. Parent was incorporated solely for the purpose of consummating the Merger. Parent has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Parent is controlled by Richland, Gordon & Co. and affiliates of Bain Capital, Inc. Richland, Gordon & Co. is an Illinois corporation, of which Alan D. Gordon is the sole shareholder. Bain Capital, Inc. is a Delaware corporation, of which W. Mitt Romney is the sole shareholder and sole director. Geoffrey S. Rehnert and Joseph J. Pretlow are the Bain Capital, Inc. employees principally responsible for the participation of Bain Capital, Inc. in this transaction. The address of the principal executive office of Parent is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116 and its telephone number is (617) 572-3000. Parent owns no stock of the Company , and neither Bain Capital, Inc. nor Richland, Gordon & Co. is affiliated with the Company or Pioneer. See "PARTIES TO THE
MERGER AGREEMENT -- Parent."

Film Acquisition Co. Merger Sub was incorporated solely for the purpose of consummating the Merger. Merger Sub has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. The address of the principal executive offices is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116 and its telephone number is (617) 572-3000. See "PARTIES TO THE MERGER AGREEMENT -- Merger Sub."

                                The Merger

Recommendation of the Board. The Board has determined that the Merger is in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that the Company's stockholders vote "FOR" the Merger Proposal. See "THE MERGER -- Reasons for the Merger; Recommendation of the Board."

Operations of the Company should the Merger not be consummated. Should the Merger not be consummated, the Company will have to seek alternative sources of financing to enable it to replace its existing credit facility with Foothill Capital Corporation and to preserve its cash in order to meet required payments of $20,000,000 due in March 1998 and March 1999 on its $40,000,000 issue of Senior Subordinated Notes due 1999 ("Increasing Rate Notes"). This may require a cutback in the Company's film production and acquisition activities pending, and subject to, receipt of additional capital. There is no assurance that such additional capital will be available.

Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin ("Houlihan Lokey") has assisted the Steering Committee of the Board and the Board of Directors in its examination of the fairness, from a financial point of view, of the Common Stock Merger Price to the holders of Common Stock other than Pioneer and delivered its oral opinion to the Board on April 17, 1997 to the effect that, as of the date of such opinion, the Common Stock Merger Price was fair, from a financial point of view, to the holders of Common Stock other than Pioneer. Houlihan Lokey has advised the Board that the Common Stock Merger Price of $6.00 per share implies a Total Invested Capital ("TIC") value of the Company of approximately $96 million, as estimated by Houlihan Lokey as of March 31, 1997, which is at the higher end of the range of fair TIC values of $71 million to $100 million, calculated by Houlihan Lokey. The TIC value of a business or asset is defined as the value of equity (common and preferred) plus funded debt and contingent liabilities. Houlihan Lokey confirmed its oral opinion in writing on June 6, 1997.
The full text of such written opinion is attached hereto as Annex C. Holders of Common Stock are urged to read the written opinion in its entirety as such opinion is subject to the limitations and based on the assumptions set forth therein. See "THE MERGER -- Opinion of Financial Advisor."

Certain Federal Income Tax Consequences. In general, each holder of Common Stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger or pursuant to the exercise of dissenters' rights under the General Corporation Law of the State of Delaware (the "DGCL") and such holder's adjusted tax basis for its Common Stock. Such gain or loss generally will be treated as a capital gain or capital loss provided the Common Stock was a capital asset in the hands of such holder. Such transaction may also be taxable under applicable state, local and foreign tax laws and may be subject to backup withholding. All stockholders are urged to consult their own tax advisors. See "THE MERGER -- Certain Federal Income Tax Consequences."

 Accounting Treatment. The Company understands that the Merger will be accounted for by Parent as a "purchase" under generally accepted accounting principles. See "THE MERGER -- Accounting
Treatment."

                           The Merger Agreement

Conversion of Securities. At the Effective Time of the Merger (as hereinafter defined) (i) each issued and outstanding share of Common Stock other than shares owned by Parent, the Company or their subsidiaries or by stockholders exercising dissenters' rights, will be converted into the right to receive $6.00 in cash per share, the Common Stock Merger Price, (ii) each issued and outstanding share of Series B Preferred Stock other than shares owned by Parent, the Company or their subsidiaries, will be converted into the right to receive $10.00 in cash per share plus accrued and unpaid dividends, the Series B Merger Price, and (iii) each issued and outstanding share of Series C Preferred Stock will be converted into the right to receive the $944.8624 in cash per share, the Series C Merger Price, all as more fully described in the accompanying Proxy Statement. See "THE MERGER AGREEMENT -- Conversion of Securities." Pioneer, the holder of 637,844 shares of Common Stock and 15,000 shares of Series C Preferred Stock, will receive an aggregate of $18 million for its Common Stock and Series C Preferred Stock in the Merger. Company directors affiliated with Pioneer were informed of and involved in the negotiations with Parent for the Merger as more fully described in "THE MERGER -- Negotiations with the Acquisition Group." Of the Company's 13 current Board members, five are affiliated with Pioneer.

Payment of Merger Consideration. As soon as reasonably practical after the Effective Time, American Stock Transfer & Trust Company (the "Exchange Agent") will mail to each holder of record of shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock a letter of transmittal and related instructions to effect the surrender of certificates representing such shares in exchange for the consideration therefor in accordance with the Merger Agreement. Pioneer may arrange to receive the consideration in respect of the Common Stock and Series C Preferred Stock it owns at the Closing (as defined below) directly from Parent, but will receive exactly the same consideration, $6.00 per share, for each share of Common Stock it owns as will be received by the unaffiliated holders of the Company's Common Stock. No additional consideration other than the payment for the Series C Preferred Stock and Common Stock held by Pioneer is being paid or provided to Pioneer in connection with the Merger, although Pioneer is an indemnified party under the Merger Agreement. See "THE MERGER AGREEMENT -- Payment of Merger Consideration and "Indemnification; Insurance."

Stock Options. As of the Effective Time, each option to purchase Common Stock (referenced in the Merger Agreement as "Company Option Securities") with an exercise price less than the Common Stock Merger Price will be canceled in exchange for, before any income tax and other required withholdings, cash equal to the product of (i) the difference between the Common Stock Merger Price and the exercise price of such Company Option Security, and (ii) the number of shares of Common Stock covered by such Company Option Security. Each Company Option Security with an exercise price greater than or equal to the Common Stock Merger Price will be canceled without payment of consideration. At the Closing of the Merger, it is expected that there will be outstanding 678,330 Company Option Securities with an exercise price lower than the Common Stock Merger Price (this number may be lower if Company Option Securities are exercised prior to the Closing of the Merger), and the average exercise price of such Company Option Securities will be $3.61 per share. See "THE MERGER AGREEMENT -- Stock Options."

Pioneer Voting Obligation. Pursuant to the Stockholder Agreement, Pioneer has agreed to vote its Common Stock and Series C Preferred Stock in favor of the Merger Proposal and against certain specified transactions inconsistent therewith. See "THE STOCKHOLDER
AGREEMENT."

No Solicitation. Except as permitted in the Merger Agreement, the Company has agreed that prior to the Effective Time it will not, directly or indirectly, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that the Company may, under specified circumstances relating to an Acquisition Proposal, respond to certain unsolicited written proposals from third parties. When the Merger Agreement was signed, the Company terminated discussions with CPI Securities L.P. for an alternative financing. No other acquisition or financing discussions were underway at such time. See "The MERGER -- Background of the Merger" and "THE MERGER AGREEMENT -- No Solicitation."

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written agreement of the Company and Parent; (ii) by the Company or Parent, , if the Merger is not consummated by July 31, 1997; (iii) by the Company or Parent, if the Merger is enjoined or prohibited; (iv) by the Company or Parent if the other party is in material default of its obligations under the Merger Agreement; or (v) by the Company or Parent if (a) the Board of Directors of the Company withdraws, modifies or changes, or resolves to withdraw, modify or change, its recommendation of the Merger Agreement or the Merger in a manner adverse to Parent or (b) the Board of Directors of the Company approves and recommends to the stockholders of the Company an Acquisition Proposal or (c) a tender or exchange offer for 50% or more of the outstanding shares of Common Stock is commenced (other than by Parent or its affiliates) and the Board of Directors recommends that stockholders tender their shares in such tender or exchange offer. See "THE MERGER AGREEMENT -- Termination."

Fees and Expenses. The Merger Agreement provides for the payment by the Company to Parent of a fee in the amount of $3 million plus out-of-pocket expenses not to exceed $1 million following a termination of the Merger Agreement under certain circumstances.
See "THE MERGER AGREEMENT -- Fees and Expenses."

                Appraisal Rights of Dissenting Stockholders

Under the DGCL, holders of shares of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 262 of the DGCL. See "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" and Annex B hereto.

                        Source and Amount of Funds

Parent and Merger Sub intend to finance the payment of the Merger Price and all costs and expenses relating to the Merger through a portion of the Company's cash on hand, the proceeds from the issuance of $15 million of senior subordinated secured notes, a $15 million equity contribution from the Buyer Group, which includes $5 million from Richland, Gordon & Co. and $10 million from affiliates of Bain Capital, Inc. and borrowings under a new $120 million senior credit facility. The Bain Capital, Inc., affiliates involved in the transaction are three investment limited partnerships and one general partnership, each managed by Bain Capital, Inc., the partners of which are individual and institutional investors and employees (or partnerships of employees) of Bain Capital, Inc.
See "SOURCE AND AMOUNT OF FUNDS."

                Interests of Certain Persons in the Merger

Directors and executive officers of the Company have interests in the Merger in addition to their interests solely as stockholders of the Company. Those interests relate only to the receipt of cash in exchange for Company Option Securities held by them and the provision of indemnification after the Merger. All 678,330 Company Option Securities held by employees, executive officers and directors with an exercise price of less than the Common Stock Merger Price will be "cashed out" as part of the Merger for total consideration of approximately $1,618,000. Directors and named executive officers of the Company own an aggregate of 561,276 Company Option Securities with option prices less than the Common Stock Merger Price having an average exercise price of $3.64. Upon the Closing of the Merger, directors and named executive officers will receive an aggregate of approximately $1,327,000 in respect of such Company Option Securities. Of such persons, Chairman of the Board and Chief Executive Officer Roger A. Burlage will receive $801,371 in cancellation of his Company Option Securities, Company executive Elliot Slutzky will receive $106,750 in cancellation of his Company Option Securities, Company executive Ann Dubinet will receive $112,500 in cancellation of her Company Option Securities, Company Director and Chief Financial Officer Ronald B. Cushey will receive $97,750 in cancellation of his Company Option Securities, and former Company executive Paul Almond will receive $97,000 in cancellation of his Company Option Securities. In addition, one other non-director executive officer will receive $57,000 in cancellation of his Company Option Securities. Only Messrs. Burlage and Cushey have contractual provisions which accelerate vesting of their Company Option Securities in the event of the Merger. Acceleration of vesting of the Company Option Securities held by other non-director executive officers is a result of negotiations with the Buyer Group. Directors other than Messrs. Burlage and Cushey will receive $54,750 in cancellation of their Company Option Securities. All non-employee director options were vested when granted and may be exercised at any time. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER," "THE MERGER AGREEMENT -- Stock Options" and "-- Indemnification." It is expected that current Company executives will continue with the Company after the Merger.

                       Market Prices of Common Stock

The Common Stock is traded on The Nasdaq National Market System under the symbol "LIVE." On April 17, 1997, the day the Merger Agreement was signed and the day before public announcement of the Merger, the last reported sale price of Common Stock, as reported by The Nasdaq National Market System was $5.625 per share. On
June 13, 1997, the last trading day prior to the date of this Proxy Statement, the last reported sale price of Common Stock, as reported by The Nasdaq National Market System was $5.625 per share. For additional information concerning historical market prices of the Common Stock, see "MARKET PRICES OF COMMON STOCK."

      Security Ownership of Certain Beneficial Owners and Management

At the close of business on the Record Date, Pioneer was the beneficial and record owner of 637,844 shares of Common Stock and 15,000 shares of Series C Preferred Stock, representing approximately 50.3% of the voting power of the Common Stock and Series C Preferred Stock taken together, outstanding at such time. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                   Selected Consolidated Financial Data

Certain selected historical consolidated financial data of the Company are set forth under "SELECTED CONSOLIDATED FINANCIAL DATA." That data should be read in conjunction with the financial statements and related notes also included in this Proxy Statement. See "SELECTED CONSOLIDATED FINANCIAL DATA" and "CONSOLIDATED
FINANCIAL STATEMENTS."

                            THE SPECIAL MEETING
Date, Place and Time

     The Special Meeting will be held at 10:00 a.m., local time, on July 9, 1997, at the Wyndham Bel Age Hotel, 1020 North San Vicente Boulevard, West Hollywood, California.

Purpose

     At the Special Meeting, holders of Common Stock and Series C Preferred Stock of the Company will consider and vote upon the Merger Proposal. The stockholders of the Company will also transact such other business as may properly come before the Special Meeting.

     The Board has determined that the Merger is in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that the Company's stockholders vote "FOR" the Merger Proposal. See "THE MERGER -- Reasons for the Merger; Recommendation of the Board."

Record Date; Voting Rights

     Only holders of record of Common Stock and Series C Preferred Stock at the close of business on the Record Date, June 6, 1997, are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The holders of Common Stock and Series C Preferred Stock are entitled to vote together as a single group. At the close of business on the Record Date, there were 2,452,467 shares of Common Stock outstanding, each of which entitles the registered holder thereof to one vote on each matter voted upon at the Special Meeting, and 15,000 shares of Series C Preferred Stock outstanding, each of which entitles the registered holder thereof to 79.16 votes on each matter voted upon at the Special Meeting.

Quorum

     A majority of the outstanding shares of Common Stock and Series C Preferred Stock taken together must be represented in person or by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     If a quorum is not present or represented at the Special Meeting, the stockholders entitled to vote at the Special Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Special Meeting for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn. At such time as a quorum is present or represented by proxy, the Special Meeting will reconvene without notice to stockholders, other than an announcement at the prior adjournment of the Special Meeting, unless the adjournment is for more than thirty days or a new record date has been set.

Proxies

     All shares of Common Stock represented by properly executed proxies in the enclosed form which are received in time for the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR the Merger Proposal. In addition, the persons designated in such proxies will have discretion to vote upon such other matters as may properly come before the Special Meeting, including, without limitation, for those proxies from persons voting in favor of the Merger Proposal the right to vote for any adjournment thereof proposed by the Board to solicit additional proxies.

     Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of the Company, by signing and returning a later dated proxy or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy.

Solicitation of Proxies

     Proxies are being solicited hereby on behalf of the Board of Directors of the Company. The entire cost of proxy solicitation for the Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by the Company. In addition to the use of the mail, solicitation may be made by telephone or otherwise by directors, officers and regular employees of the Company. Such directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

Required Vote

     Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series C Preferred Stock, voting together as a single class. At the close of business on the Record Date, Pioneer was the beneficial and record owner of 637,844 of Common Stock and 15,000 shares of Series C Preferred Stock, representing approximately 50.3% of the voting power of the Common Stock and Series C Preferred Stock taken together, outstanding at such time. (Pioneer's percentage of the outstanding voting power of the Common Stock and Series C Preferred Stock will increase to approximately 50.7% as of June 30, 1997). Pursuant to the Stockholder Agreement, Pioneer has agreed to vote its shares of Common Stock and Series C Preferred Stock in favor of the Merger Proposal. The aforementioned stockholder has sufficient voting power to approve the Merger Proposal, regardless of the vote of any other stockholder of the Company. In addition, although they have not formally committed to do so, the members of the Company's Board of Directors have also agreed to vote any shares they own in favor of the Merger Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

     Abstentions and broker non-votes with respect to the Merger
Proposal will have the effect of votes cast against it.

Appraisal Rights of Dissenting Stockholders

     Under the DGCL, holders of shares of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 262 of the DGCL. See "APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS" and Annex B hereto.

                      PARTIES TO THE MERGER AGREEMENT

The Company

     The Company is a diversified entertainment company, specializing in the domestic and international marketing and distribution of filmed entertainment with its primary focus on motion pictures. The Company primarily acquires rights to produce and distribute theatrical motion pictures, children's films, and special interest programs which are marketed and distributed to the theatrical, non-theatrical, home video, interactive and television markets both domestically and internationally through its operating divisions, including LIVE Film and Mediaworks, LIVE International, LIVE Theatrical, LIVE Home Video, LIVE Television and LIVE Interactive. Its principal executive offices are located at 15400 Sherman Way, Suite 500, Van Nuys, California 91406 and its telephone number is (818) 908-0303. The Company was organized in 1988. See "ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS."

Parent

     Parent was incorporated solely for the purpose of consummating the Merger. Parent has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Parent is controlled by Richland, Gordon & Co. and affiliates of Bain Capital, Inc. The address of the principal executive office is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116 and its telephone number is (617) 572-3000.

Merger Sub

     Merger Sub was incorporated solely for the purpose of consummating the Merger. Merger Sub has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. The address of the principal executive office is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116 and its telephone number is (617) 572-3000.

                                THE MERGER

Background of the Merger

     The Merger culminates a series of events which began in 1993 when former management of the Company successfully guided LIVE through a prepackaged Chapter 11 reorganization which resulted in the conversion of $110 million of senior subordinated debt and $20 million of preferred stock into $40 million of Increasing Rate Senior Subordinated Notes due 1999 (the "Increasing Rate Notes") and Series B Preferred Stock having a liquidation value of $60 million. Since the Company's successful reorganization, the Company has purchased in open market transactions and retired approximately 2,177,500 shares of the Series B Preferred Stock at an average price of approximately $4.27 per share. Management believed, however, that the Company's capital structure required simplification to enable the Company to achieve its long-term business strategy.

     In March 1996 the Company retained Carreden Group Incorporated ("Carreden") to act as its exclusive financial advisor in connection with a restructuring of the Company's capital structure to replace or extend the term of the outstanding Increasing Rate Notes and to reduce or eliminate the dilutive effect of the Series B Preferred Stock by means of an exchange offer and to replace the Company's then current $30 million revolving credit facility with a larger less restrictive facility. The Company's management and its advisors believed that an exchange offer for the Series B Preferred Stock was necessary for the Company to refinance the Increasing Rate Notes (of which $20 million is due in 1998 and the remaining $20 million is due in 1999), and to secure a new credit facility to replace its existing credit facility with Foothill Capital Corporation (the "Foothill Credit Facility") which is due in March 1998. Without prompt action, by 1998 the Series B Preferred Stock would have had the right to convert into a substantial majority of the Company's Common Stock.

     Carreden was engaged to assist the Company in refinancing the Increasing Rate Notes and the Series B Preferred Stock. They were not engaged to sell the Company. Carreden contacted more than 60 financing sources in 1996, and was able to secure 21 signed confidentiality agreements with potential lenders. After meeting with many of these sources, Carreden received two proposals for $50 million of senior bank financing and two proposals for $50 million of subordinate debt financing. Both bank proposals were acceptable to the Company, and after considerable negotiations, the Company selected the proposal submitted by Imperial Bank. One potential subordinate debt lender conducted preliminary due diligence and then withdrew. The other proposal was from CPI Securities, L.P. ("Canyon") and would have provided the Company with $50 million of senior subordinated debt, but at a potential cost of between 25% and 40% of the fully diluted equity of the Company. Carreden also approached Bain Capital, Inc. (the "Acquisition Group") for mezzanine financing in late July 1996, but by mid-October the Acquisition Group decided to discuss a purchase of the entire Company. Carreden's response was that the Company was not for sale and suggested that the Acquisition Group purchase $50 million of Common Stock instead for $6.00 per share. This was rejected by the Acquisition Group.

     In November 1996, the Acquisition Group sent an unsigned proposal to Company director Melvin Pearl which provided for a purchase of all the equity securities of the Company for $6.00 per share for the Common Stock, $10.00 per share for the Series B
Preferred Stock (its liquidation value) and $20 million for all of the Company's Series C Preferred Stock ($1,333.33 per share) which will have a liquidation value per share of $1,235.33 on June 30, 1997. While Carreden and the Company continued to believe that the Company could complete a recapitalization, the proposal put forth by the Acquisition Group appeared on its face to be superior to the recapitalization proposals being discussed and therefore merited serious consideration. Two face to face meetings between the Acquisition Group and members of management took place in November and December
1996 during which time Company management discussed with the Acquisition Group its views as to the proper way to grow the Company's business, increase its film production and acquisition schedules, and the uses to which additional capital resources could be put. Management, Melvin Pearl (Chairman of the Steering
Committee) and Carreden met with representatives of majority stockholder Pioneer in New York on November 26, 1996 to discuss the informal indication of interest from the Acquisition Group with respect to acquiring the Company. Meetings between Pioneer and the Acquisition Group were held in Los Angeles on January 14, 1997 and in Boston on February 14, 1997. At these meetings, representatives of the Acquisition Group discussed with representatives of the Company and Pioneer a number of substantive issues, including the price to be paid in the proposed transaction, the amount of the break-up fee and the circumstances under which it would be paid by the Company, the conduct of the Company's business prior to the Closing of the transaction, and the financial ability of the ultimate entity chosen as the purchaser to fulfill its obligations under the any acquisition agreement. After receiving indications of interest from the Company for a sale of the Company on the terms discussed rather than a recapitalization, in December 1996 the Acquisition Group began to conduct due diligence reviews of the Company and its business. Neither Carreden nor the Company actively sought out other acquisition proposals, although Carreden believed that the Company's need for new financing (which was well known in the film industry and financial community after the Company Schedule 13E-4 was filed in August 1996) would have attracted interest from any other potential acquiror.

     At the same time the Acquisition Group was conducting due diligence, representatives of Canyon and Carreden began new negotiations to provide the capital necessary to replace the Company's Increasing Rate Notes and to refinance and exchange the Company's Series B Preferred Stock. By January, the Acquisition Group had completed most of its due diligence but did not continue to press its offer. Believing that the Acquisition Group would not proceed, on February 11, 1997, the Company and Canyon agreed upon a revised proposal which called for the exchange of the Company's Series B Preferred Stock and Series C Preferred Stock for a combination of cash and Common Stock and the refinancing of the Company's $40 million issue of Increasing Rate Notes as further described below (the "Canyon Proposal").

     On October 17, 1996, the Company contacted Houlihan, Lokey Howard & Zukin ("Houlihan Lokey") to evaluate and consider the fairness to the holders of the Company's Common Stock (other than Pioneer) of any exchange offer it might make to the holders of the Company's Series B Preferred Stock, and determine what to set as the Company's Common Stock value to be used in any such offer. Thus, Houlihan Lokey had occasion to review the Canyon Proposal while it was being considered in early 1997. Although no report was issued, Houlihan Lokey orally suggested $4.50 per share would be an appropriate value to use in the Canyon Proposal.

The Canyon Proposal

     Under the Canyon Proposal, the Company would offer the "Common Stock Consideration" or the "Cash and Common Stock Consideration" for all 3,819,802 issued and outstanding shares of Series B Preferred Stock (with a liquidation preference of $38,198,020).
The Company would also seek the consent of the holders of the Series B Preferred Stock to amendments to the terms of the Series
B Preferred Stock, which amendments would have likely substantially reduced the value thereof for those holders who did not accept the exchange offer.

     The Company was also to exchange shares of Common Stock and cash for all of the Company's Series C Preferred Stock held by Pioneer and offer to exchange a portion of a new $50 million issue of 13.5% Senior Subordinated Secured Notes due 2003 (the "New Notes"), Common Stock and Anti-Dilution Rights (as hereinafter defined) for a portion of the Increasing Rate Notes.

     As part of the Canyon Proposal, the Company was to distribute to the holders of its Common Stock, and to the holders of Series B Preferred Stock and Series C Preferred Stock who received Common Stock in the exchanges, warrants (the "Recap Warrants") enabling such holders to purchase up to 4,444,444 additional shares of Common Stock at $4.50 per share for a period ending 12 months after the consummation of the Canyon Proposal. To the extent exercised, the net proceeds therefrom were to be used to offer to repurchase New Notes.

     The Company would also replace the Foothill Credit Facility with a new combined credit and production facility in the principal amount of up to $80 million to be provided by a group of banks led by Imperial Bank.

     The Common Stock Consideration for each share of Series B Preferred Stock was equal to 2.67 shares of the Company's Common Stock. The Cash and Common Stock Consideration for each share of Series B Preferred Stock was the Liquidation Premium times $10.00 plus $10.00 per share in total value comprised of a varying Cash Portion and the remainder in Common Stock valued at $4.50 per share.

     If half of the shares (plus one share) of Series B Preferred Stock were tendered, the Cash Portion would equal $8.50 per share of Series B Preferred Stock, and the remaining $2.00 per share of Series B Preferred Stock would be paid in Common Stock valued at $4.50 per share. If all of the shares of Series B Preferred Stock were tendered, the Cash Portion would equal $5.00 per share of Series B Preferred Stock and the remaining $6.50 per share of Series B Preferred Stock would be paid in Common Stock valued at $4.50 per share. For tenders of between 50% and 100% of the shares of Series B Preferred Stock, the Cash Portion would equal $3.50 divided by the percentage of Series B Preferred Stock tendering, plus $1.50 (varying from a minimum of $5.00 to a maximum of $8.50 per share). In all cases the remainder would be paid in Common Stock valued at $4.50 per share.

     The Liquidation Premium would equal 5% if half (plus one share) of the shares of Series B Preferred Stock were tendered in the Canyon Proposal (whether tendered for the Common Stock Consideration, the Cash and Common Stock Consideration, or a combination of both), increasing to 15% if all of the shares of Series B Preferred Stock are tendered in the Canyon Proposal (whether tendered for either the Common Stock Consideration, the Cash and Common Stock Consideration, or a combinations of both) in accordance with the following formula: Liquidation Premium equals 20% times the percentage tendering, less 5%.

     This is indicated in the chart below:

                             Common Stock             Cash and
                             Consideration    Common Stock Consideration
Percentage    Liquidation    Common Stock     Cash          Common Stock
Tendering     Premium                         Portion          Portion

100%           15%           2.67 shares      $5.00         1.444 shares
 75%           10%           2.67 shares      $6.167        1.074 shares
 50%            5%           2.67 shares      $8.50         0.444 shares

     For the Canyon Proposal to have become effective (i) holders of more than 50% of the aggregate number of shares of Series B Preferred Stock would have had to agree to the exchange and grant a consent to amend the terms of the Series B Preferred Stock and
(ii) the holders of the Company's Common Stock and Series C Preferred Stock would also have had to consent to the Canyon Proposal.

     Pioneer, the holder of all of the issued and outstanding Series C Preferred Stock (convertible as of June 30, 1997, into 1,217,069 shares of Common Stock), would have been asked to accept as part of the Canyon Proposal the conversion of all of its Series C Preferred Stock into a combination of Common Stock and $3 million in cash, totaling in value more than the liquidation value of its Series C Preferred Stock.

     Concurrently with the transactions contemplated above, the Company would offer, and Canyon would purchase, a minimum of $25 million in principal amount of New Notes. Canyon would also stand-by to purchase an additional $25 million in principal amount of New Notes. The New Notes were to bear interest at 13.5% per annum, would be secured by a third lien on substantially all of the assets of the Company, and would be due in 2003 with mandatory sinking fund payments beginning in 2001. The opportunity to exchange up to $25 million of the Increasing Rate Notes for a like amount of New Notes was also to be offered to the holders of the Increasing Rate Notes. All purchasers of New Notes were to receive additional shares of Common Stock totaling between 20% to 25% of the fully diluted Common Stock of the Company (the "New Notes Shares") after completion of the various transactions included in the Canyon Proposal. Finally, the purchasers of the New Notes were also to receive anti-dilution rights (the "Anti-Dilution Rights") to maintain their percentage of stock ownership at a constant level after the exercise, if any, of the Recap Warrants described above.

     If all of the holders of the Company's Series B Preferred Stock elected to take the all Common Stock offer, Pioneer converted as described above, $25 million of the Increasing Rate Notes converted into the New Notes, and no Recap Warrants were exercised, the Company's Common Stock would have been held as of June 30, 1997 as follows:

     Unaffiliated Common Stockholders              1,810,423 shares    8.57%
     Former Holders of Series B Preferred Stock 10,186,139 shares 48.19% Pioneer (with respect to its Common Stock
       and Series C Preferred Stock)               4,913,231 shares   23.24%
     Former Holders of Increasing Rate Notes       1,056,862 shares    5.00%
     Canyon                                        3,170,586 shares   15.00%
     TOTAL                                        21,137,241 shares     100%

     If only half of the holders of the Company's Series B Preferred Stock elected to participate, and all chose the Cash and Common Stock Offer, Pioneer converted as described above, none of the holders of the Increasing Rate Notes converted into the New Notes, and all the Recap Warrants and Anti-Dilution Rights were exercised, the Company's Common Stock after the Canyon Proposal would have been held as of June 30, 1997 as follows:

     Unaffiliated Common Stockholders              2,967,378 shares   19.52%
     Former Holders of Series B Preferred Stock 1,391,298 shares 9.15% Pioneer (with respect to its Common Stock
        and Series C Preferred Stock)              7,040,508 shares   46.32%
     Former Holders of Increasing Rate Notes               0 shares       0%
     Canyon                                        3,799,728 shares   25.00%
     TOTAL                                        15,198,912 shares     100%

     As the unaffiliated Common stockholders currently hold approximately 1,811,000 shares representing approximately 74% of the Company's Common Stock out of a total of 2,452,000 shares, the Canyon Proposal would have resulted in substantial dilution to these holders, although they would have continued to own an interest in the Company.

Negotiations with the Buyer Group

     The Company's management and Carreden continued to refine the Canyon Proposal and draft formal documents to implement the same during the period between February and April 1997. In the later part of March, the Acquisition Group, acting on behalf of affiliates, joined by affiliates of Richland, Gordon & Co. (collectively the "Buyer Group") renewed its due diligence efforts, and requested that the Company agree to reimburse the Buyer Group for its out-of-pocket costs if the Buyer Group were to make a formal offer which was rejected by the Company. The Company refused and no formal proposal was made by the Buyer Group at that time. The Canyon Proposal was formally presented to the full Board at a Meeting on April 2, 1997, at which time management was authorized to pay to Canyon $833,000 to secure an extension of the Canyon Proposal while the Company and Carreden continued to negotiate with the Buyer Group to document the Merger. The Board also authorized a Steering Committee consisting of John Lloyd (a director elected by the holders of the Series B Preferred Stock), Gregory Pierson (a director and employee of Pioneer), Melvin Pearl (an independent director) and Company Chairman and Chief Executive Officer Roger Burlage to work with Company management and Carreden to negotiate with the Buyer Group. Parallel to the negotiations with Canyon, the Company also negotiated a commitment with a group of banks led by Imperial Bank in Los Angeles for a new $80,000,000 senior debt revolving loan and production facility. On April 4, 1997, the Company paid to Imperial Bank $250,000 to secure its continued commitment to have the combined revolving loan and production facility remain available for acceptance by the Company through April 18, 1997. Because the Buyer Group Proposal had not yet been fully negotiated and no documents had been signed on April 2, Carreden and the Board deemed it in the best interests of the Company and its stockholders to continue to maintain the flexibility provided by the Canyon Proposal and the Imperial Bank financing while it negotiated with representatives of the Buyer Group.

     During the Company's negotiations with Canyon, Imperial Bank and the Buyer Group, the Company received on March 19, 1996 a preliminary proposal from the Internal Revenue Service ("IRS") in connection with an audit of the Company's film amortization policies and certain international tax issues for the period 1989 through 1991. The IRS proposed adjustments to the tax returns filed in those years. The Company believes the proposed adjustments, including the additional state and federal tax and substantial interest, may total approximately $16 million for those periods. The Company had previously recorded an $8 million reserve in prior years to provide for an unfavorable outcome of the tax audit and recorded an additional tax accrual of $8 million in the 1996 financial statements. The Company had not included a tax payment in its cash flow forecasts for 1997 and 1998. Neither Canyon nor Imperial Bank revised their proposals in light of the IRS audit, but the Buyer Group withdrew the first proposal made by the Acquisition Group and, after substantial negotiations with representatives of Pioneer, submitted a revised proposal which resulted in the same terms to the holders of the Company's Common Stock and Series B Preferred Stock, but resulted in a $5.8 million decrease in the amount payable to Pioneer in respect of the Series C Preferred Stock. (Pioneer agreed to receive $944.8624 per share of Series C Preferred Stock which will have a liquidation value per share of $1,235.33 on June 30, 1997).

     The Company's Steering Committee and management, after confirming Pioneer's willingness to take less consideration for its Series C Preferred Stock, concluded that the modified Buyer Group proposal represented the best offer available to the holders of the Company's Common Stock, particularly in light of the tax audit and the potential for substantial dilution to the holders of the Company's Common Stock inherent in the Canyon Proposal as described above (the only other alternative available to the Company at that time) and the uncertainty of success of the Canyon Proposal, which required acceptance by a majority of the holders of the Company's Series B Preferred Stock. The conclusion was also based upon the oral advice of Carreden and Houlihan, Lokey (which had been originally retained to review an exchange offer) who had used a value for the Company's Common Stock of $4.50 per share in the Canyon Proposal.

     During the week of April 14, Company management, members of the Steering Committee, Carreden and Company counsel met with representatives of the Buyer Group and its counsel to negotiate the details of the Merger Agreement and Stockholder Agreement. Also during that week the Company and its representatives reviewed the terms of the financing available to the Buyer Group to consummate the Merger. A key consideration for the Steering Committee was the ability of Parent, which is controlled by the Buyer Group but which had no material assets, to close the transaction. In this regard, the Committee reviewed four commitment letters provided to Parent for a total of $150 million of financing (see "Source of Funds"). The Steering Committee was able to receive from Bain Capital, Inc. a letter obligating Bain Capital, Inc. to use its reasonable best efforts to cause Parent and Merger Sub to perform their obligations under the Merger Agreement. The completed Merger Agreement was presented to a meeting of the full Steering Committee at 11:00 a.m. on April 17. Present at the meeting were Melvin Pearl, Gregory Pierson, John Lloyd, Roger Burlage, Company Executive Vice President and Chief Financial Officer Ronald Cushey, representatives of Carreden and Company counsel. The terms of the Merger Agreement were reviewed with the Steering Committee and a presentation to the Steering Committee was made by Houlihan Lokey as to the fairness, from a financial point of view, of the Common Stock Merger Price to the holders of Common Stock other than Pioneer. In addition to the Houlihan Lokey presentation, the Steering Committee met with representatives of the Buyer Group and interviewed by telephone representatives of The Chase Manhattan Bank, the proposed senior lender to the Buyer Group and with Canyon, which had agreed to provide the Buyer Group with $15 million of subordinated debt, to satisfy themselves as to the availability of adequate financing for the Buyer Group to complete the Merger.

     Having received satisfactory answers to all of their questions and concerns and after considering the Houlihan Lokey opinion and the other alternatives available to the Company and its stockholders, the Steering Committee unanimously approved the Merger Agreement and resolved to recommend the proposal to the full Board of Directors.

     Later that afternoon, at a meeting of the entire Board, the Steering Committee presented its report summarizing the terms of the Merger Agreement, the history of the Company's negotiations with the Buyer Group and with Canyon, the availability of alternatives to the Merger Agreement, and the conclusions and recommendations of the Steering Committee with respect to the Merger. Houlihan Lokey repeated its prior analysis for the full Board and responded to questions from the Board. After considerable deliberation and additional questions and answers, the full Board voted unanimously to approve the Merger Agreement and to recommend favorable action on the Merger Agreement to the Company's stockholders and approved the other actions necessary to consummate the Merger.

     Failure of the Company to consummate the Merger or otherwise recapitalize the Company at this time would have a number of adverse effects on the Company's business and operations. The Company will have insufficient working capital to execute its business plan as now contemplated and will likely have to cut back on the number of theatrical acquisitions and productions it undertakes. The Company will have to reconsider whether it can continue to pay cash dividends on the Series B Preferred Stock.
The Company will have to devote a substantial portion of its cash flow to create a fund to repay the Increasing Rate Notes, of which $20 million are due in March 1998 and the remaining $20 million in March 1999. Finally, the Company will have to replace the Foothill Credit Facility which is due in March 1998 and which may be difficult to accomplish in view of the need to retire the Increasing Rate Notes and the uncertainty of the future composition of the Company's equity structure. The Company's cash needs if the Merger is not completed may require that it substantially reduce its film production and acquisition activities while it seeks alternative financing.

The Buyer Group's Reasons for the Merger -- Operations of the
Company after the Merger

     The Buyer Group has informed the Company that it believes that the Company is an attractive acquisition candidate on both a stand-alone basis and as a platform for the acquisition of additional entities in the entertainment industry. On a stand-alone basis, the Buyer Group intends to continue the Company's operations in a manner substantially similar to its current plans, with increasing emphasis on the exploitation of the Company's extensive film library and control of costs in new film acquisition and production. In addition, the Buyer Group intends to aggressively pursue synergistic acquisition opportunities for the Company in the entertainment industry.

Reasons for the Merger; Recommendation of the Board

     The Board of Directors of the Company has determined that the Merger is in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that the Company's stockholders vote "FOR" the Merger Proposal.

     In determining to recommend that the Company's stockholders vote FOR the Merger Proposal, the Board considered a number of factors, including the following:

          (i) The current and historical financial condition, results of operations and resources of the Company, including the need to replace the Foothill Credit Facility, refinance the Increasing Rate Notes and to retire or exchange the Series B Preferred Stock. The Merger Proposal, if consummated, would serve to replace the Foothill Credit Facility with a larger credit facility and redeem the Increasing Rate Notes and the Series B Preferred Stock, thereby achieving several of the goals of the Company's recapitalization plan.

          (ii) The projected financial condition, results of operations, prospects and strategic objectives of the Company in the filmed entertainment industry, as well as the risks involved in achieving those objectives given the given current economic and market conditions. Consummation of the Merger Proposal would remove from the Company's stockholders the substantial risks inherent in the filmed entertainment industry, although it would also eliminate the ability of the stockholders to participate in any future growth in the value of the Company.

          (iii) The efforts conducted by the Company with the assistance of Carreden in exploring alternative transactions since March 1996 as described above under "-- Background of the Merger." It was clear to the Board of Directors that only one alternative transaction was available, the Canyon Proposal, and that the Canyon Proposal was not as favorable to the holders of the Company's Common Stock as the Merger Proposal. In addition, the Board considered the potential opposition of the holders of the Series B Preferred Stock to the Canyon Proposal and the fact that the members of the Company's Board of Directors elected by the holders of the Company's Series B Preferred Stock agreed that if given a choice between the Canyon Proposal and the Merger Proposal, the holders of the Series B Preferred Stock would have accepted the Merger Proposal overwhelmingly and voted against the Canyon proposal. (The success of the Canyon Proposal was dependant upon a majority vote in favor thereof by the holders of the Series B Preferred Stock.)

          (iv) The Board's view, after consultation with management, counsel to the Company and Carreden, regarding the likelihood of the existence of other viable purchasers on terms as favorable as those in the Merger Agreement. While Carreden did not actively seek other purchasers for the Company, the financing sources was to proceed with the Buyer Group's proposal contacted by Carreden included entities which would have been potential merger candidates and none of such persons came forward with any serious indications of interest in an acquisition or merger.

          (v) The oral opinion of Houlihan Lokey delivered to the Steering Committee and the Board on April 17, 1997 to the effect that, as of the date of such opinion, the Common Stock Merger Price was fair, from a financial point of view, to the holders of Common Stock other than Pioneer. Houlihan Lokey confirmed its oral opinion in writing on [June 6, 1997] ("Written Opinion"). The full text of the Written Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C and should be read carefully in its entirety.

          (vi) The relative lack of trading volume in the Common Stock. Because of the lack of trading volume of the Company's Common Stock, if a substantial number of stockholders desired to liquidate their positions in the Company at the same time, the price of the Company's Common Stock would likely decline substantially. Because any increase in the Common Stock market price after the Merger was announced was assumed to be due to the fact of the Merger, no price adjustment in the Merger Agreement was requested by the Company.

          (vii)     The availability of appraisal rights under
     Section 262 of the DGCL for Dissenting Shares. Appraisal rights would allow any stockholder who believed that the $6.00 Common Stock Merger Price was insufficient to seek an opportunity to so assert under Delaware law.

          (viii) The terms and conditions of the Merger Agreement and the course of the negotiations resulting in the execution thereof (including the terms of the Merger Agreement that permit the Company, in response to an unsolicited written proposal from a third party regarding an Acquisition Proposal, to furnish information to and engage in discussions and negotiations with such third party, if the Board determines in good faith, after consultation with outside counsel, that taking such action would be consistent with their fiduciary duties to the Company's stockholders). The members of the Board noted that the Merger Agreement provides that, under certain circumstances, the Company would be obligated to pay Parent a termination fee of $3 million and reasonable out-of-pocket expenses up to $1 million. (Despite the provisions in the Merger Agreement which allow the Company to respond to unsolicited third party offers, no such third party offer has been forthcoming in the more than six weeks that the Merger Proposal has been publicly known.)

          (ix) The requirement by Parent, as a condition to the transaction, that Pioneer agree to vote its shares of Common Stock and Series C Preferred Stock in favor of the Merger Proposal and against certain specified transactions inconsistent therewith, the stated desire of Pioneer to proceed with the Merger; and the effect of the Pioneer voting obligation on any other third party proposal. Pioneer was in favor of the transaction despite the fact that the price being paid for its Series C Preferred Stock was substantially less than the amount to which Pioneer would be entitled upon a liquidation of the Company.

          (x) The likelihood that the Merger would be consummated, including the likelihood of satisfying the conditions to the consummation of the Merger contained in the Merger Agreement, the experience, reputation and financial condition of persons controlling Parent and the risks to the Company if the Merger were not consummated. Management of the Company and the Steering Committee were familiar with the reputation of Bain Capital, Inc. in consummating transactions and were satisfied, after their due diligence, that the sources of financing for the Merger Proposal would be available at the Closing.

          (xi) The recommendation of the Company's management with respect to the Merger.

          (xii) The superiority of the Merger Proposal, which provided a Common Stock Merger Price of $6.00 per share, to the Canyon Proposal, which had used a value for the Company's Common Stock of $4.50 per share, as more fully described below.

     The Board decided not to pursue the Canyon Proposal in light of the Merger Proposal because of the superiority of the Merger Proposal in a number of respects including: (i) the fact that the indicated value of the Company's Common Stock (for purposes of calculating the offer to be made to the holders of the Series B Preferred Stock) in the Canyon Proposal was in the range of $4.50 per share while the Merger Proposal included an all cash offer of $6.00 per share;
(ii) the fact that the Canyon Proposal was uncertain of acceptance in that it required both the approval and cooperation of Pioneer
(which had never given final approval as a stockholder to the Canyon Proposal) as well as a vote by the holders of a majority of the Series B Preferred Stock (which, according to the members of the Company's Board of Directors elected by the Series B Preferred Stock, was not certain to be received); (iii) the fact that the holders of the Company's Common Stock, despite an indicated value of $4.50 per share for the Common Stock in the Canyon Proposal, would not likely have been able to receive such a value in the period after the closing of the Canyon Proposal (if indeed it did close) due to market pressures if a substantial number of shareholders attempted to sell their Common Stock; and (iv) the fact that the holders of the Series B Preferred Stock would have not supported the Canyon Proposal over a proposal which would have given them $10.00 in cash (also according to the members of the Company's Board of Directors elected by the Series B Preferred Stock).

        The Board also considered the fact that the Company was faced with a loss in the fourth quarter of 1996 due to the tax audit and was likely to have weak operating results in the first quarter of 1997 which would put further pressure on the Company's Common Stock price (which had traded in the $4.00 per share range before the announcement of the Merger Proposal and the disclosure of the results of the tax audit) as further evidence of the superiority of a $6.00 offer to an offer which would have provided no cash for the holders of Common Stock and only limited cash to the holders of the Series B and Series C Preferred Stock. The Board was also mindful that an all cash offer of $6.00 per share provided certainty of value to the holders of the Common Stock in contrast to the speculative nature of a continuing interest in the Company. The only advantage the Board was able to note in the Canyon Proposal over the Merger Proposal was that it did allow the holders of the Company's Common Stock to continue to retain an equity interest in the Company. However, that equity interest would have been, as noted above, substantially diluted as a result of the issuance of additional Common Stock to the holders of the Series B and Series C Preferred Stock due to the exchange offer and to Canyon and the holders of the Increasing Rate Notes as compensation for providing the new subordinated debt. It was uncertain how long it would have taken, if ever, for the Common Stock price after consummation of the Canyon Proposal to reach the $6.00 per share offered by the Merger Proposal.

     The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive but includes all material factors considered by it. The Board did not believe there were any material negative factors inherent in the Merger Proposal when compared to the alternatives available to the Company. In view of the variety of factors considered, the Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     In their deliberations, the Board of Directors was aware that the Merger Proposal provided for the immediate vesting of all unvested employee Company Option Securities and the "cashing out" of those Option Securities and the Company Option Securities held by directors upon consummation of the Merger. However, as the Company Option Securities held by the non-employee members of the Board (11 out of 13 members) were fully vested in any case, and none of the non-employee Board members held a material number of options, no consideration was given to their ability to "cash out" such options at the $6.00 per share Common Stock Merger Price.

     The Board was also aware of the interests and involvement of Pioneer in connection with the Merger negotiations and the potential for conflict. However, while Pioneer was the holder of sufficient votes to block any proposal requiring a vote of the holders of the Company's Common Stock, it did not control the Board as only five members of the Company's 13 member Board of Directors were affiliated with Pioneer. Any conflict between the Company and Pioneer was further minimized by insuring that a majority of the Company's Steering Committee would not be affiliated with Pioneer. The Steering Committee, which negotiated the final terms of the Merger Proposal, included representatives of all four constituencies of the Board, one of its members was a Board member elected by the holders of the Series B Preferred Stock, one of its members was an independent director, one of its members was affiliated with Pioneer and one of its members was the Company's Chairman and Chief Executive Officer. All Steering Committee Members believed the Merger Proposal to be superior to the Canyon Proposal. In the final analysis, the Board did not believe that Pioneer used its position as a majority stockholder to better its economic position in connection with the Merger Proposal and, indeed, it was Pioneer's willingness to reduce the consideration it was to receive for its Series C Preferred Stock from $20 million to less than $15 million after the tax audit results became known which enabled the Company to proceed with the Merger Proposal and maintain the Common Stock Merger Price at $6.00 per share.

     Neither the Board nor the Steering Committee performed a formal independent analysis of the financial fairness of the Merger Proposal but did conclude, even prior to the Houlihan Lokey presentations, that the Merger Proposal represented a superior alternative to the Canyon Proposal for the holders of the Company's Common Stock, even after considering the loss of potential future stock appreciation.

Opinion of Financial Advisor

     Houlihan Lokey assisted the Steering Committee and the Board in its examination of the fairness, from a financial point of view, of the Common Stock Merger Price to the holders of Common Stock other than Pioneer. On April 17, 1997, Houlihan Lokey rendered its oral opinion to the Steering Committee and the Board to the effect that, as of such date, the Common Stock Merger Price was fair, from a financial point of view, to the holders of Common Stock other than Pioneer. Houlihan Lokey confirmed its oral opinion on June 6, 1997 in the Written Opinion. The full text of the Written Opinion is attached hereto as Annex C. Holders of Common Stock are urged to read the Written Opinion in its entirety as the Written Opinion is subject to and based on the assumptions set forth therein.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed and the analysis applied by Houlihan Lokey. The summary describes all of the material aspects of the analyses performed by Houlihan Lokey. However, the summary does not purport to be a complete statement of the analyses and procedures applied, the judgements made or the conclusion reached by Houlihan Lokey, or a complete description of its presentation. Houlihan Lokey believes, and so advised the Steering Committee and the Board, that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinion.

     In connection with rendering the Written Opinion, Houlihan Lokey reviewed, among other things, certain financial and other information regarding the Company that was publicly available or furnished to Houlihan Lokey by the Company, including certain financial analyses, financial forecasts, reports and other information prepared by management and representatives of the Company. Houlihan Lokey discussed with the Company's senior management the Company's current and historical financial condition and results of operations and the Company's projected financial condition, results of operations, prospects and strategic objectives. Houlihan Lokey was not asked to, and did not, independently conduct a solicitation of interest in the Company from third parties.

     In determining whether the Merger was fair from a financial point of view, Houlihan Lokey:

     (i) assessed the fair market value of the Company using standard valuation methodologies used in the entertainment industry and other industries;

     (ii)    analyzed the fair value of the Series B and Series C
             Preferred Stock and compared such values to the consideration offered; and

     (iii) reviewed comparable transactions within the film production industry and other industries.

     In arriving at its opinion, Houlihan Lokey performed Discounted Cash Flow ("DCF"), underlying asset and various market multiple analyses in order to develop indications for the Total Invested Capital ("TIC") value of the Company. The TIC value of a business or asset is defined as the value of equity (common and preferred) plus funded debt and contingent liabilities. After concluding a range of TIC values for the Company, Houlihan Lokey subtracted (i) the book value of the Company's net funded debt,
(ii) the Company's estimates for any contingent liabilities and
(iii) the liquidation value of the Series B Preferred Stock in order to arrive at value indications for the Series C Preferred Stock and Common Stock as a whole. Houlihan Lokey then subtracted a range of values for the Series C Preferred Stock to arrive at a range of per share value indications for the Common Stock.

     Houlihan Lokey reviewed the relative treatment of the Common Stock, Series C Preferred Stock and Series B Preferred Stock under the Merger Proposal, with particular focus on the relative treatment between the Common Stock and Series C Preferred Stock. Houlihan Lokey noted that Series C Preferred Stock received consideration representing a 24% discount to its stated liquidation value plus accrued dividends.

     In addition to performing the analyses described above, Houlihan Lokey reviewed the historical trading of the Common Stock. Houlihan Lokey noted that the Common Stock had a daily average trading price of $4.06 per share between June 28, 1996 and April 11, 1997, and did not trade at or above $6.00 per share between June 28, 1996 and April 11, 1997.

     The various analyses performed by Houlihan Lokey all supported the conclusion that a Common Stock Merger Price of $6.00 would be fair to the holders of Common Stock (other than Pioneer), from a financial point of view. Houlihan Lokey has consented to the Company's reference to their opinion herein and to the disclosure of the analyses performed by Houlihan Lokey in connection with their opinion in, and the inclusion of their opinion as an exhibit to, this Proxy Statement.

     Discounted Cash Flow Analysis. The procedure discounts to present value the estimated future earnings or cash flows to be generated from the business or asset. Provision is also made for the value of the enterprise or asset at the termination of the forecast period. The cash flows projected are analyzed on a "debt-free" basis (before cash payments to interest bearing debt and equity investors) and, when discounted at an appropriate rate, yield TIC value indications for the business or asset. Houlihan Lokey prepared its DCF analysis through the use of forecasts provided by the Company. The Company provided Houlihan Lokey with forecasts on an aggregate basis for the film library and on a by-title basis for current productions for the years 1997 to 1999. With respect to future productions, the Company provided Houlihan Lokey with various information on the types of films planned for production and distribution including estimated production costs and genre. Houlihan Lokey used discount rates ranging from 15.0% to 16.5%, which were determined on the basis of an analysis of comparable companies and on several factors such as the inflation rate, interest rates, the inherent business risks of the Company and the cost of capital. Houlihan Lokey used the Gordon Growth Formula to determine a range of terminal values for the Company at the end of the forecasted period. The Gordon Growth Formula values future cash flows through a mathematical expression for the present value of a cash flow stream growing at a constant rate and discounted at a constant rate. Houlihan Lokey used a perpetual growth rate of 0% and a range of discount rates from 15.0% to 16.5% in its calculation of the Company's terminal value. Through the application of this analysis, Houlihan Lokey concluded that the Company's TIC value was fairly stated in a range of between $85 million and $100 million.

     Underlying Asset Analysis. In valuing the Company's underlying assets, Houlihan Lokey applied DCF methodologies identical to those described above in order to value the Company's existing film library as a separate, stand-alone asset. In this analysis, Houlihan Lokey did not give consideration to cash flows associated with the Company's forecasted future productions. Estimated distribution costs were deducted and the estimated tangible value of any of the Company's assets and liabilities not included in the library valuation was added to the value of the library to arrive at a value for the Company's underlying assets. Through the application of this analysis, Houlihan Lokey concluded that the Company's TIC value was fairly stated in a range of between $78 million and $83 million.

     Selected Comparable Public Company Analysis. The selected comparable public company analysis involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies. Houlihan Lokey reviewed publicly traded companies in the entertainment industry and selected companies that were of similar size to the Company and that are involved in either the production and distribution of films and television programming or the distribution of home video cassettes, or both. These companies were also selected on the basis of operational and economic similarity with the principal business operations of the Company. A comparative risk analysis between the Company and the selected public companies typically forms the basis for the selection of appropriate risk adjusted multiples for the Company. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which the Company and other comparative companies are engaged.

     The selected public companies used for comparison with the Company were Image Entertainment, Inc., Kushner-Locke Co., Spelling Entertainment Group, Inc., Trimark Holdings, Inc., and Unapix Entertainment, Inc. (collectively the "Selected Companies"). Using publicly available information for each of the Selected Companies, Houlihan Lokey analyzed the current market price per share as a multiple of (i) latest twelve months ("LTM") earnings per share ("EPS"), (ii) 1997 estimated EPS, and (iii) book value, for which the Selected Companies yielded median multiples of 23.0x, 15.8x and 1.07x, respectively, and mean multiples of 30.0x, 16.9x and 1.40x, respectively. Houlihan Lokey also calculated TIC Value as a multiple of (i) LTM revenue, (ii) LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iii) 1997 estimated EBITDA, for which the Selected Companies yielded median multiples of 0.82x, 11.4x and 10.4x, respectively, and mean multiples of 1.02x, 11.4x and 10.4x, respectively. The 1997 earnings estimates were based on the mean of publicly available earnings estimates made by research analysts as provided by First Call Investor Service. The multiples resulting from the analysis of the Selected Companies were applied to the corresponding results (and estimated 1997 results) of the Company and, based on both the quantitative results of this analysis and qualitative judgments as further described below, implied a range of TIC values for the Company of approximately $71 million to $91 million.

     Because of the volatility and wide range of profitability associated with individual film titles and the inherent differences between the business, operations and prospects of the Company and the Selected Companies, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and the Selected Companies that would affect the public trading values of the Company and the Selected Companies.

     Selected Comparable Transaction Analysis. Using publicly available information, Houlihan Lokey compared selected financial data for the Company with similar data for four selected transactions in the film production industry and one transaction in the educational programming industry. Transactions reviewed by Houlihan Lokey in the film production industry included the acquisition of The Samuel Goldwyn Company by Metromedia International Group, Inc., the merger of Orion Pictures Corp., MCEG Sterling Inc., The Actava Group, Inc. and Metromedia International Telecommunications, Inc., the acquisition of RHI Entertainment, Inc. by Hallmark Cards, Inc. and the acquisition of New Line Cinema Corp. by Turner Broadcasting System, Inc. The one transaction reviewed by Houlihan Lokey in the educational programming industry was the acquisition of Westcott Communications Inc. by K-III Communications Corp. The selected financial data analyzed by Houlihan Lokey included (i) TIC value as a multiple of LTM revenue and (ii) TIC value as a multiple of LTM EBITDA. Such analysis yielded the following multiples with respect to transactions within the film production industry: (i) a range of 1.26x to 12.43x with a median of 1.86x for the ratio of TIC Value to LTM revenue and
(ii) a range of 20.50x to 36.60x with a median of 28.55x for the ratio of TIC Value to LTM EBITDA. With respect to the Educational Programming transaction, the analysis yielded multiples of 4.95x for the ratio of TIC Value to LTM revenue and 14.00x for the ratio of TIC Value to LTM EBITDA.

        The Common Stock Merger Price of $6.00 per share implies a TIC value of approximately $96 million, as estimated by Houlihan Lokey as of March 31, 1997, which is at the higher end of the range of fair TIC values calculated by Houlihan Lokey in its analyses of $71 million to $100 million.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the business, operations and prospects of the Company and the acquired businesses analyzed, Houlihan Lokey believed that a purely quantitative comparable transaction analysis would not be particularly meaningful. Houlihan Lokey believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of the Company and the acquired businesses described above.

     In rendering its opinion, Houlihan Lokey relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or furnished to Houlihan Lokey by or on behalf of the Company. Except for its valuation of the Company's film library, Houlihan Lokey did not make an independent evaluation or appraisal of any of the Company's assets or liabilities. The opinion is based on all economic, market and business and financial conditions relevant to the Company and existing on the date of the opinion which could be evaluated by Houlihan Lokey. The Company did not place any limitation upon Houlihan Lokey with respect to the procedures followed or factors considered by Houlihan Lokey in rendering the opinion.

     Houlihan Lokey also considered in its analysis the representation from the Company and Carreden that neither the Company nor Carreden received any offers to acquire the Company, other than the Merger, since Carreden's retention by the Company as Financial Advisor in March 1996.

     Houlihan Lokey is nationally a recognized financial advisory firm with substantial experience in transactions similar to the proposed Merger. As part of its financial advisory business, Houlihan Lokey is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, restructurings, employee benefit plans, private placements and valuation for estate, corporate and other purposes. Houlihan Lokey had previously provided services to the Company but is not under contract or in specific discussions to provide future financial advisory services to the Company.

     As compensation for its services to the Company in connection with the Merger, the Company agreed to pay Houlihan Lokey a retainer fee of $50,000 at the commencement of its engagement and $150,000 upon rendering its opinion to the Board of Directors of the Company, plus out-of-pocket expenses. No portion of the fee paid to Houlihan Lokey was contingent upon the conclusion reached in its final opinion. In addition, the Company has agreed to reimburse Houlihan Lokey for reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Houlihan Lokey against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with the engagement.

Certain Federal Income Tax Consequences

     The following is a general summary of the material federal income tax consequences of the Merger to beneficial owners of Common Stock and to holders of options to purchase Common Stock, and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). No attempt has been made to comment on all federal income tax consequences of the Merger that may be relevant to particular holders, including those that are subject to special tax rules such as dealers in securities, mutual funds, insurance companies, tax-exempt entities, holders who do not hold their Common Stock as capital assets and holders that, for federal income tax purposes, are non-resident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

     The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. Holders are advised and expected to consult with their own legal and tax advisers regarding the federal income tax consequences of the Merger in light of their particular circumstances, and any other consequences to them of the Merger under state, local and foreign tax laws.

     In general, each holder of Common Stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger or pursuant to the exercise of dissenters' rights under the DGCL and such holder's adjusted tax basis for its Common Stock. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held its Common Stock for more than one year as of the Effective Time.

     Unless a holder of Common Stock entitled to receive cash payments pursuant to the Merger complies with certain reporting and certification procedures, or otherwise demonstrates to the satisfaction of the Exchange Agent under the Merger Agreement that it is an exempt recipient under applicable withholding provisions of the Code and the Treasury regulations promulgated thereunder, such holder may be subject to federal backup withholding at a rate of 31% with respect to all such cash payments which such holder is entitled to receive. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld.

     Pursuant to the Merger Agreement, each option to purchase Common Stock with an exercise price less than the Closing Per Share Amount will be canceled in exchange for cash in the manner described herein under "THE MERGER AGREEMENT -- Stock Options." Each option to purchase Common Stock with an exercise price greater than or equal to the Closing Per Share Amount will be canceled without payment of consideration. Each holder of an option to purchase Common Stock will recognize ordinary income (subject to applicable wage withholding) on any amounts paid in exchange for the surrender and cancellation of such option.

     Consummation of the Merger will result in a change of control under Internal Revenue Code Section 382 limiting the future use of the Company's existing NOL carry forwards.

Accounting Treatment

     The Company understands that the Merger will be accounted for by Parent as a "purchase" under generally accepted accounting principles.

Delisting and Deregistration of Common Stock and Series B Preferred
Stock

     If the Merger is consummated neither the Common Stock nor the Series B Preferred Stock will be publicly traded and therefore will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                           THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Proxy Statement discusses the material aspects thereof, but does not purport to be complete in every respect. It is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

Effective Time

     At the time of the closing under the Merger Agreement (the "Closing"), a Certificate of Merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time of such filing (the "Effective Time"). The date of the Closing is hereinafter referred to as the Closing Date.

The Merger

     At the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (in such capacity, the "Surviving Corporation"). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Surviving Corporation will succeed to all the rights and be responsible for all the obligations of the Company and Merger Sub in accordance with the DGCL.

     At the Effective Time, the Certificate of Incorporation and the By-laws of the Company as in effect immediately prior thereto, will become the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable law.

     The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Conversion of Securities

     Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company or Merger Sub:

          (i) each issued and outstanding share of Common Stock and any associated stockholder rights (other than shares held by dissenting stockholders, the Company, Parent or any of their subsidiaries) shall be canceled and converted into the right to receive $6.00 per share, the Common Stock Merger Price;

          (ii) each share of Common Stock held by the Company, Parent or any of their subsidiaries will be canceled without consideration;

          (iii) each dissenting stockholder shall become entitled to receive the "fair value" of such shares judicially determined and paid in cash in accordance with Section 262 of the Delaware General Corporation Law (see "DISSENTERS' RIGHTS OF APPRAISAL"); and

          (iv) each issued and outstanding share of common stock, par value $.01 per share, of the Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

     Series B Preferred Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company or Merger Sub:

          (i) each issued and outstanding share of Series B Preferred Stock (other than shares held by the Company, Parent or any of their subsidiaries) shall be canceled and converted into the right to receive $10.00 per share plus accrued and unpaid dividends, the Series B Merger Price; and

          (ii) each share of Series B Preferred Stock held by the Company, Parent or any of their subsidiaries will be canceled without consideration.

     Series C Preferred Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company or Merger Sub:

          (i)    each issued and outstanding share of Series C
     Preferred Stock shall be canceled and converted into the right to receive $944.8624 per share, the Series C Merger Price.

     Shares of Common Stock which immediately prior to the Effective Time are held by persons who have properly exercised and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Common Stock Merger Price. The holders of Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder fails to perfect or shall withdraw or lose such holder's right to appraisal and payment under the DGCL, each of such holder's shares of Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the applicable Common Stock Merger Price, without any interest thereon, and such shares will no longer be Dissenting Shares.

     After the Effective Time, holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock will cease to have rights with respect thereto, except the right to receive the applicable Merger Price in respect of each such share or with respect to Common Stock and the right to perfect appraisal rights in respect thereof. No transfer of shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

Payment of Merger Consideration

     Prior to the Effective Time, the Company will appoint the Exchange Agent under the Merger Agreement. At the Closing, immediately prior to the Effective Time, Parent will cause Merger Sub to deposit with the Exchange Agent, on behalf of the stockholders of the Company, an aggregate amount in cash equal to the applicable Merger Price multiplied by the respective number of shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock outstanding as of the Closing (such aggregate amount, the "Exchange Fund").

     As soon as reasonably practical after the Effective Time, the Exchange Agent will mail to each holder of record of certificate(s) which immediately prior to the Effective Time represented outstanding shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock ("Certificates"): (i) a letter of transmittal (a "Letter of Transmittal") which will specify that delivery shall be effected, and risk of loss and title to each such Certificate shall pass only upon delivery of such Certificate to the Exchange Agent, contain a representation in a form reasonably satisfactory to Parent as to the good and marketable title to the Common Stock, Series B Preferred Stock and Series C Preferred Stock represented by such Certificate(s) free and clear of any lien, and contain such other provisions as the Company and Parent may reasonably specify; and (ii) instructions to effect the surrender of such Certificate(s) in exchange for an amount equal to the product of the applicable Merger Price and the number of shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be, represented by such Certificate.

     Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably require, the Exchange Agent will deliver the applicable Merger Price in respect of the shares of Common Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, represented by such Certificate, without interest. The Exchange Agent will promptly surrender such Certificate to the Surviving Corporation for cancellation.

     Any portion of the Exchange Fund that remains unclaimed for one year after the Closing Date will be delivered by the Exchange Agent to the Surviving Corporation, upon demand, and any holder of a Certificate who has not theretofore surrendered such Certificate as described above may thereafter look only to the Surviving Corporation for delivery of the applicable Merger Price in respect of the shares of Common Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, represented by such Certificate, without interest, subject in all events to all applicable escheat and other similar laws.

     If the amount to be paid from the Exchange Fund upon surrender of a Certificate is to be delivered to a person other than the person in whose name such Certificate is registered, it will be a condition of such delivery that such Certificate be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and shall otherwise be in proper form for transfer, and that the person requesting such delivery pay to the Exchange Agent or the Surviving Corporation, as the case may be, any transfer or other tax required by law as a result of such delivery, or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not payable.

     The Exchange Agent or the Surviving Corporation will be entitled to deduct and withhold from the Merger Price in respect of the shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock , as the case may be, represented by Certificates such amounts as the Company reasonably determines are required to be deducted and withheld under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or the Surviving Corporation, such withheld amounts will be treated as having been paid to the person for whom such deduction and withholding was made.

     Notwithstanding the foregoing, Pioneer may arrange to receive the applicable Merger Price in respect of the Common Stock and Series C Preferred Stock it owns at the Closing directly from Parent. The amount deposited with the Exchange Agent will be reduced to the extent that Pioneer receives such Merger Price at the Closing.

     Holders of Common Stock should not forward their stock certificates with the enclosed proxy card, nor should they return their stock certificates to the Exchange Agent until they have received a Letter of Transmittal.

Stock Options

     As of the Effective Time, each Company Option Security with an exercise price less than the Common Stock Merger Price, will be canceled in exchange for, and the holder of such Company Option Security will be entitled to receive at the Closing (or thereafter, if necessary) upon surrender of such Company Option Security for cancellation, and before any income tax and other required withholdings, cash equal to the product of (i) the difference between the Common Stock Merger Price and the exercise price of such Company Option Security, and (ii) the number of shares of Common Stock covered by such Company Option Security. Each Company Option Security with an exercise price greater than or equal to the Common Stock Merger Price will be canceled without payment of consideration. At April 30, 1997 there were an aggregate of approximately 680,000 shares of Common Stock issuable upon exercise of outstanding stock options at exercise prices ranging from $2.75 to $14.38.

Warrants

     As of the Effective Time and in accordance with their respective terms, each warrant issued by the Company will be assumed by the Surviving Corporation and the holder thereof will be entitled to receive upon surrender of such warrant together with the payment of the exercise price therefor, cash equal to the product of (i) the Common Stock Merger Price and (ii) the number of shares of Common Stock covered by such warrant. At April 30, 1997, there were an aggregate of 473,666 shares of Common Stock issuable pursuant to outstanding warrants at exercise prices ranging from $10.00 to $72.50.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of the Company relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, power and standing of, and similar corporate matters with respect to, the Company and its significant subsidiaries; (ii) the capital structure of the Company; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (iv) the absence of any conflict with the Company's certificate of incorporation and by-laws, as well as certain laws, agreements, contracts, licenses and permits; (v) the absence of any governmental or regulatory consent, approval or authorization required in connection with consummation of the Merger and the transactions contemplated by the Merger Agreement by the Company;
(vi) compliance with applicable laws and certain agreements, contracts, licenses and permits; (vii) reports and other documents filed with the Securities and Exchange commission and other regulatory authorities and the accuracy of the information contained therein; (viii) the absence of certain changes or events involving the Company since January 1, 1997; (ix) the absence of litigation which, if adversely determined, would have a material adverse effect on the Company; (x) the administration of and liabilities with respect to the Company's employee benefit plans;
(xi) the Company's employment and severance agreements; (xii) the absence of any labor disputes involving the Company; (xiii) the absence of any material misstatement or omission by the Company in this Proxy Statement; (xiv) the Company's title to its properties and use of its leased properties; (xv) the payment of taxes and the filing of tax returns by the Company; (xvi) the Company's compliance with applicable environmental laws and permits; (xvii) the Company's intellectual property rights; (xviii) interested party transactions; (xix) the adequacy of insurance maintained by the Company;

     The Merger Agreement contains various representations and warranties of Parent and Merger Sub relating, among other things, to: (i) their organization, existence and good standing; (ii) corporate power, authority and similar corporate matters; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iv) consents and approvals; (v) brokers', finders' or similar fees in connection with the Merger Agreement;
(v) the absence of conflicts, violations and defaults under the Certificate of Incorporation and By-laws of Parent and Merger Sub, respectively, and certain other laws and documents; and (vi) their financing commitments.

     Except for the agreements relating to effecting the Merger, indemnification and fees and expenses, none of the representations, warranties, covenants, agreements and certifications of the Company contained in or pursuant to the Merger Agreement will survive the Effective Time, and, from and after the Effective Time, Parent will not be entitled to make any claim for breach of any such representations, warranties, covenants or certifications.

Conduct of the Business Pending the Merger

     The Company has agreed that from the date of the Merger
Agreement and until the termination of the Merger Agreement or the Effective Time (whichever first occurs), it will:

          (i) conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations;

          (ii) not amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its subsidiaries;

          (iii) not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries (except for the issuance of shares of Company Stock issuable pursuant to Company Option Securities outstanding on the date hereof or upon conversion of Series B Preferred Stock outstanding on the date hereof);

          (iv) not sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales or licenses of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $500,000 in the aggregate);

          (v) not (a) except for regular quarterly dividends on the Series B Preferred Stock in the amount of $0.25 per share, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (c) except with respect to outstanding Company Option Securities the vesting of which will be accelerated and which shall receive the consideration described above at the Effective Time, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any Company Option Security, or provide that upon the exercise or conversion of any such Company Option Security the holder thereof shall receive cash, or propose to do any of the foregoing;

          (vi) not (a) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (b) incur any indebtedness for borrowed money or issue any debt securities, except for short-term, working capital and commercial paper borrowings at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, (c) assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person ("accommodate"), or make any loans or advances, except in the ordinary course of business consistent with past practice or in any case when such loans or advances or accommodations do not exceed $1,000,000 in the aggregate, (d) enter into or amend any material contract or agreement (except with respect to certain specified commitments), (e) authorize any capital expenditures (other than for film assets) or purchase of fixed assets which are, in the aggregate, in excess of $500,000 for the Company and its subsidiaries taken as a whole or (f) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the provisions of the Merger Agreement described in this clause (vi) provided, however, that nothing shall restrict the Company from entering into certain licensing, development or acquisition agreements or completing existing commitments and transactions relating to film assets;

          (vii) not (a) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice,
     (b) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of the Company or any of its subsidiaries who is compensated in excess of $100,000 per year, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

          (viii) except as may be required as a result of a change in law or in generally accepted accounting principles, not take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (ix) not make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

          (x) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities either reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of the Merger Agreement, or incurred in the ordinary course of business and consistent with past practice;

          (xi) not enter into any film exploitation agreements, film asset acquisition agreements or other agreements, written or oral, involving the production, acquisition or distribution of films or film assets not permitted by the provisions of the Merger Agreement described in clause (vi) above (but the Company may discuss and negotiate such agreements); or

          (xii) not take, or agree in writing or otherwise to take, any of the actions described in (i) through (x) above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants thereunder.

No Solicitation

     The Company has agreed that prior to the earlier of the Effective Time or the termination of the Merger Agreement it will not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, recapitalization, sale of substantial assets, sale or exchange of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any significant subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being hereinafter referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person in connection with, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that the Board of Directors of the Company may respond to and consider, negotiate, discuss, approve and recommend to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, provided the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the Acquisition Proposal may present a more favorable alternative to the Company's stockholders than the Merger and therefore that they should, consistent with their duties as fiduciaries to the Company's stockholders, respond to and negotiate such alternative Acquisition Proposal. In the event the Board of Directors determines that such Acquisition Proposal presents a more favorable alternative, the Board of Directors may approve and recommend such Acquisition Proposal and terminate the Company's obligations under the Merger Agreement. However, in such event, the Company will be required to pay to Parent a fee of $3 million plus Parent's documented out-of-pocket expenses up to $1 million relating to the transactions contemplated by the Merger Agreement.

     The Company has agreed to immediately notify Parent after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company in accordance with the provisions of the Merger Agreement described above.

     If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith (after consultation with outside counsel) that it is required to cause the Company to act as provided in the Merger Agreement in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

     The Company has also agreed to immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Proposal other than the transactions contemplated by the Merger Agreement, provided, however, that the Company may continue certain ongoing discussions relating to financing arrangements as an alternative to the Merger should the Merger fail to be consummated. The Company has agreed not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

Additional Agreements

     The Company agreed to prepare and file a preliminary proxy statement with the Securities and Exchange Commission. The Company will give Parent access to the Company's properties, books and records and Parent has agreed to hold any non-public information in confidence. Each of the Company, Parent and the Merger Sub have agreed to take all actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger.

Conditions Precedent to the Merger

     The obligations of the Company, Parent and the Merger Sub to consummate the Merger are conditioned, among other things, upon the following: (i) Pioneer and Parent shall have fulfilled their obligations under the stockholder agreement, dated as of April 17, 1997 by and among the Company, Parent and Pioneer (the"Stockholder Agreement"); (ii) approval and adoption of the Merger Agreement by a majority of the holders of the Common Stock and Series C Preferred Stock, voting together as a single class; (iii) all authorizations, consents, order or approvals, or filings with, or expirations of waiting periods imposed by any governmental entity necessary to consummation of the transactions contemplated by the Merger Agreement shall have been filed, occurred or obtained; (iv) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other restraint or prohibition preventing or restricting the consummation of the Merger; and (v) Parent shall have obtained the necessary financings described in the Commitment Letters.

     The obligations of Parent and the Merger Sub to consummate the Merger are subject to the additional conditions that: (i) the representations and warranties of the Company set forth in the Merger Agreement are true and correct in all material respects as of the date on which the Effective Time occurs and that Parent and Merger Sub shall have received an officers' certificate to such effect; (ii) the Company shall have performed in all material respects all its agreements and covenants under the Merger Agreement and that Parent and Merger Sub shall have received an officers' certificate to such effect; (iii) no event or change in circumstances involving the Company or any of its subsidiaries shall have occurred that will or is reasonably likely to have a material adverse effect in the business, assets, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole; and, subject to the Closing,
(iv) the Company shall have issued a notice of redemption relating to the Increasing Rate Notes, terminated the Foothill Credit Facility and canceled all outstanding unvested and nonexercisable stock options in accordance with the provisions of the Merger Agreement.

     The obligation of the Company to consummate the Merger is subject to the additional conditions that: (i) the representations and warranties of Parent and the Merger Sub set forth in the Merger Agreement are true and correct in all material respects as of the date on which the Effective Time occurs and that the Company shall have received an officers' certificate to such effect; (ii) Parent and the Merger Sub shall have performed in all material respects all their respective agreements and covenants under the Merger Agreement and that the Company shall have received an officers' certificate to such effect; and (iii) the Company shall have received a solvency opinion from a nationally recognized valuation firm selected by Parent which firm and opinion are both reasonably satisfactory to the Company to the effect that: (i) the fair market going concern value of all of the assets (including goodwill) of the Company after the Merger will be greater than the total amount of liabilities, including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities, of the Company, and (ii) the present fair market going concern value of the assets of the Company after the Merger (including goodwill) is sufficient to pay the probable liability of the Company on its debts as such debts become absolute and matured.

     While certain conditions to the Closing of the Merger Agreement may be waived upon the agreement of the parties, conditions concerning the stockholders' vote, receipt of all required permits and consents, availability of financing, and the absence of court orders restraining the Closing are unlikely to be waived or waivable. Other conditions pertaining to the conduct of the Company's business pending the Closing, redemption of the Increasing Rate Notes, and those pertaining to employee stock options could be waived without effecting the Closing, although it is not in the parties' present contemplation to agree to any such waivers, nor does it appear that there is any need to do so.

Termination

     The Merger Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Merger
Proposal by the Company's stockholders:

          (i)  by mutual written consent of the Company and Parent;

          (ii) by either the Company or Parent if the Merger shall not have been consummated by July 31, 1997 (provided such consummation was not prevented by the failure of the terminating party to fulfill one or more of its obligations under the Merger Agreement.

          (iii) by either the Company or Parent if a federal or state court, or a governmental agency or commission, shall have enjoined or prohibited the Merger;

          (iv) by the Company or Parent if the other party is in material default of its obligations under the Merger Agreement (subject to certain notice and cure rights); and

          (v) by the Company or Parent if (a) the Board of Directors of the Company withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Parent or approves and recommends to the stockholders of the Company an Acquisition Proposal or (b) a tender or exchange offer for 50% or more of the outstanding shares of Common Stock is commenced (other than by Parent or its affiliates) and the Board of Directors recommends that stockholders tender their shares in such tender or exchange offer;

     Should the Merger Agreement be terminated prior to Closing, the Company and its management will concentrate their efforts on refinancing the Company's existing Foothill Credit Facility which expires on March 1, 1998, arranging for a refinancing source for the Company's Increasing Rate Notes and attempting to negotiate an exchange offer with the holders of the Company's Series B Preferred Stock to avoid the potentially substantial dilutive effect of those securities. It is unlikely that the Company will continue to pay cash dividends on its Series B Preferred Stock should the Merger Agreement fail to close as the Company will be required to preserve its cash to meet its debt obligations (particularly under the Increasing Rate Notes) and the Company will also likely have to curtail its production schedule and motion picture acquisition activities until alternative sources of financing are arranged. It is not certain that such financing would be available under terms acceptable to the Company. Failure to pay cash dividends on the Series B Preferred Stock will result in the reduction of the conversion price of such securities to the market price of the Company's Common Stock.

Fees and Expenses

     Regardless of whether the Merger is consummated, all expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses (except that the Company has agreed to pay Parent a fee of $3 million plus Parent's documented out-of-pocket expenses up to $1 million relating to the transactions contemplated by the Merger Agreement if the Merger Agreement is terminated (i) in connection with an Acquisition Proposal, (ii) for failure to consummate the Merger by July 31, 1997 due to a material failure of the Company to comply with any of its agreements or covenants under the Merger Agreement, or (iii) by mutual consent due to the Company's material failure to comply with any of its agreements or covenants under the Merger Agreement; provided, in each case that Parent is not in material breach of the Merger Agreement at the time of such termination). Expenses incurred in connection with preparing and mailing this Proxy Statement will be borne by the Company.
Parent's out-of-pocket expenses will consist of legal, accounting and other professional fees and expenses, expenses of the lenders and other financing sources, and expenses incurred in connection with Parent's due diligence investigation and negotiation of the Merger Agreement.

     Fees and expenses of the Company in connection with the Merger, including filing fees, printing costs, fees paid to various financing sources prior to acceptance of the Buyer Group Proposal, attorneys' fees and costs, the fees of the Company's independent accountants, fees of $1.8 million and out of pocket expenses to Carreden, and fees of $200,000 and out of pocket expenses to Houlihan Lokey, are expected to total approximately $4.5 million, exclusive of fees and costs paid by the Buyer Group to secure its financing and consummate the Merger.

Indemnification; Insurance

     Pursuant to the Merger Agreement, all rights to indemnification provided by the Company to its directors and officers under the Company's Certificate of Incorporation and Bylaws prior to the Effective Time will survive the Merger and shall not be amended, repealed or otherwise modified for a period of not less than five years from the Effective Time. Pursuant to the Merger Agreement, Parent and the Surviving Corporation have agreed, to the fullest extent permitted by law or the Surviving Corporation's Certificate of Incorporation, to indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries and Pioneer against any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the Merger Agreement or otherwise with respect to any acts or omissions occurring at or prior to the Effective Time. Parent has agreed to cause the Surviving Corporation to maintain, if available, directors' and officers' liability insurance on comparable terms covering those persons currently covered by the Company's policy for a period of four years from the Effective Time, subject to certain maximum premiums that must be paid by Parent or the Surviving Corporation.

Amendment; Waiver

     No amendment, supplement, modification, waiver or termination of the Merger Agreement will be binding unless executed in writing by the party to be bound thereby. After approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. No waiver of any of the provisions of the Merger Agreement will be deemed to constitute a waiver of any other provision of the Merger Agreement, whether or not similar, nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

                           STOCKHOLDER AGREEMENT

     Pioneer, the Company and Parent entered into a Stockholder Agreement contemporaneously with the execution by the Company of the Merger Agreement. The material terms of the Stockholder Agreement are set forth below. A complete copy of the Stockholder Agreement was included with an amendment to the Pioneer Schedule 13D with respect to the Company filed by Pioneer on April 28, 1997, with the Securities and Exchange Commission.

     In order to induce Parent to enter into the Merger Agreement and pursuant to the Stockholder Agreement, Pioneer granted Parent an irrevocable proxy and agreed, during the period commencing on the date of the Merger Agreement and continuing until the earlier of the Effective Time and the termination of the Merger Agreement, at every meeting of the stockholders of the Company, and on every action or approval by written consent of the stockholders of the Company, with respect to any of the following, that Pioneer will vote all or cause to be voted the shares of Common Stock and Series C Preferred Stock that it beneficially owns on the record date of any such vote: (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (a) any merger, consolidation or other business combination involving the Company or its subsidiaries; (b) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries that under applicable law requires the approval of the Company's stockholders; (c) (1) any change in the majority of the Board of Directors of the Company; (2) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation that under applicable law requires the approval of the Company's stockholders;
(3) any other material change in the Company's corporate structure or business that under applicable law requires the approval of the Company's stockholders; or (4) any other action that under applicable law requires the approval of the Company's stockholders which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or the Stockholder Agreement. Pioneer has also agreed that it will not (i) take any action to solicit or respond to any inquiries or the making of an Acquisition Proposal that the Company is not permitted to take pursuant to the terms of the Merger Agreement, or (ii) enter into any agreement or take any action the effect of which would prevent or disable Pioneer from performing its obligations under the Stockholder Agreement. In addition, Pioneer has agreed to pay Parent a topping fee equal to 50% of the excess of (i) the consideration received by Pioneer in connection with an extraordinary transaction [as described more fully in the Stockholder's Agreement] involving the Company or its capital stock or assets that does not involve Parent or its affiliates over (ii) the proportionate consideration payable to Pioneer in connection with the Merger. Pioneer retained certain "fiduciary out" rights similar to those available to the Board, but the existence of such fiduciary out does not affect Pioneer's obligation to pay to the Buyer Group the topping fee discussed above.

                APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Under the DGCL, any holder of Common Stock who does not wish to accept the Common Stock Merger Price in respect of his or her shares of Common Stock has the right (an "Appraisal Right") to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for, his or her shares of Common Stock provided that the stockholder fully complies with the provisions of Section 262 of the DGCL ("Section 262").

     The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect the stockholder's Appraisal Right. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the complete text of which is attached hereto as Annex B.

     If any holder of Common Stock elects to demand appraisal of his or her shares of Common Stock, such holder must satisfy each of the following conditions:

     (i) the holder must deliver to the Company a written demand for appraisal of his or her shares of Common Stock before the vote with respect to the Merger is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262); and

     (ii) the holder must not vote in favor of the Merger Proposal (an abstention or failure to vote will satisfy this requirement, but a vote in favor, by proxy (including by returning an executed but otherwise unmarked proxy card) or in person, will constitute a waiver of the stockholder's Appraisal Right in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal).

     Within ten days after the Effective Time, the Company must give written notice that the Merger has become effective to each holder of Common Stock who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Time, the Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court of Chancery") demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. The Company does not currently intend to file such a petition in the event there are dissenting stockholders. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previously written demand for appraisal. At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Common Stock Merger Price in respect of his or her shares of Common Stock. Within 120 days after the Effective Time, any stockholder who has complied with the requirements of Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     If any stockholder fails to comply with the above provisions and the Merger becomes effective, such stockholder will be entitled to receive the Common Stock Merger Price in respect of his or her shares of Common Stock as provided for in the Merger Agreement and will have no Appraisal Rights with respect to such shares.

     All demands for appraisal should be addressed to Ronald B. Cushey, LIVE Entertainment Inc., 15400 Sherman Way, Suite 500, Van Nuys, California 91406, before the vote on the Merger Proposal is taken at the Special Meeting, and should be executed by, or on behalf of, the holder of record of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of such stockholder to demand appraisal of his or her shares of Common Stock.

     To be effective, a demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as such stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares of Common Stock.

     If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of such record owner.

     If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days thereafter to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with
Section 262 and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court of Chancery will direct the payment by the Company of such value, with interest thereon accrued during the pendency of the proceeding if the Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender to the Company by such holders of the certificates representing such shares of Common Stock. In determining fair value, the Court of Chancery is required to take into account all relevant factors.

     Each Stockholder considering seeking appraisal should be aware that the fair value of his or her shares of Common Stock determined under Section 262 could be more, the same, or less than the Common Stock Merger Price in respect thereof that he or she is entitled to receive pursuant to the Merger Agreement if he or she does not seek appraisal, and that opinions of financial advisors as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

     Costs of the appraisal proceeding may be imposed upon the parties thereto (that is, the Company and the stockholders participating in the appraisal proceeding) by the Court of Chancery as is deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares of Common Stock entitled to appraisal.

     Any stockholder who had demanded Appraisal Rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Common Stock (other than with respect to payment as of a record date prior to the Effective Time) or to receive the Common Stock Merger Price in respect thereof that he or she is entitled to receive pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Time, or thereafter with written approval of the Company, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Common Stock Merger Price in respect of his or her shares of Common Stock that he or she is entitled to receive pursuant to the Merger Agreement, without interest.

     Failure to follow the steps required by Section 262 for perfecting Appraisal Rights may result in the loss of such rights. In view of the complexity of Section 262, stockholders of the Company who are considering dissenting from the Merger should consult their legal advisors.

                        SOURCE AND AMOUNT OF FUNDS

     Neither Parent nor Merger Sub has significant assets. Parent and Merger Sub intend to finance the payment of the Merger Price and all costs and expenses relating to the Merger through using a portion of the Company's cash on hand, the issuance of $15 million of senior subordinated secured notes due 2004 to Canyon, replacing the Foothill Credit Facility with a $120 million senior credit facility to be provided by The Chase Manhattan Bank and a $15 million equity contribution from Richland, Gordon & Co. and affiliates of Bain Capital, Inc. In addition to the foregoing financing, as of May 30, 1997, the Company had on hand approximately $26 million. A substantial portion of these funds will be used to pay a portion of the Merger consideration inasmuch as the new senior credit facility to be provided by The Chase Manhattan Bank will provide the Company with sufficient working capital liquidity for its business needs after the Closing of the Merger Agreement.

     Each Commitment Letter received by Parent for the foregoing financing specifically disclaims third party beneficiary status to any person other than Parent, and therefor the Company may not easily be able to enforce the Commitments should Parent refuse to do so.

                INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Directors and executive officers of the Company have interests in the Merger in addition to their interests solely as stockholders of the Company. Those interests relate to the receipt of cash in exchange for outstanding options to purchase Common Stock and the provision of indemnification after the Merger.

     As described herein under "THE MERGER AGREEMENT -- Stock Options," outstanding options to purchase Common Stock (including unvested options) will be canceled in exchange for cash. Other than with respect to these option payments, there are no change of control payments. The current directors and executive officers of the Company will receive the following amounts, before any income tax and other required withholdings, upon cancellation of the "in the money" options to purchase Common Stock held by them:

                     Number of    Number of   Average   Cash Consideration
                     Vested       Unvested    Option   in Exchange for Vested
Name                 Options      Options     Price     and Unvested Options

Roger Burlage*        108,000     228,276     $3.62           $801,371
Ronald B. Cushey*      16,000      23,000      3.49             97,750
Elliot Slutzky         14,067      29,933      3.57            106,750
Steven E. Mangel       16,667       5,333      3.41             57,000
Paul Almond            14,667      25,333      3.58             97,000
Ann Dubinet               -0-      50,000      3.75            112,500
Robert L. Denton        4,017         833      3.44             12,438
Jay Burnham             5,000         -0-      3.70             11,500
Makoto Koshiba          3,000         -0-      4.08              5,750
Jonathan D. Lloyd       5,000         -0-      3.70             11,500
Charles MacDonald       1,000         -0-      4.75              1,250
Akira Niijima           2,000         -0-      4.88              2,250
Ryuichi Noda            3,000         -0-      3.83              6,500
Eiji Orii               1,000         -0-      4.75              1,250
Melvin Pearl            1,000         -0-      3.75              2,250
Gregory R. Pierson      4,000         -0-      3.75              9,000
Michael Jay Solomon     1,000         -0-      3.75              2,250
Charles A. Yamarone     1,000         -0-      4.75              1,250

     Mr. Burlage is party to an employment agreement dated January 1, 1997 with LIVE which provides that he will serve as Chairman of the Board and Chief Executive Officer of LIVE from January 1997 until December 2000. Mr. Burlage's salary per annum during 1997, 1998, 1999 and 2000 will be $610,000, $671,000,
$738,000 and $812,000, respectively. Under the agreement, Mr. Burlage will also receive incentive compensation equal to two percent of the Company's earnings before interest and taxes in excess of $10 million per annum, subject to certain exclusions, limited to 100% of his base salary for the applicable year. As part of the agreement, the Company agreed to pay for and/or provide a life insurance policy, disability benefits, health insurance benefits, and automobile benefits. If Mr. Burlage's employment is terminated by LIVE for other than "good cause," he will receive his salary, incentive compensation, life insurance, health insurance and automobile benefits for the remainder of the term of his employment agreement but, unless Mr. Burlage is terminated after a change in control of the Company, all payments pursuant to the provisions of the immediately preceding sentence will be reduced, dollar for dollar, by the amount received by Mr. Burlage from employment following termination of his agreement. Under this Agreement, Mr. Burlage was granted options to purchase 183,276 shares of Company Common Stock at $3.75 per share. These options vest on a change of control.

___________________
* Of the Unvested Options, only Mr. Burlage (as to 228,276 options at an average exercise price of $3.68 per share) and Mr. Cushey (as to 23,000 options at an average exercise price of $3.61 per share) have options that vest by contract upon a change of control. All other unvested employee options will be vested and "cashed out" with the agreement of Parent.

     Mr. Cushey entered into an employment agreement with the Company effective August 15, 1996 that contains a term through December 31, 1999. Mr. Cushey is entitled to receive annual base salaries of $210,000, $220,000, $230,000 and $240,000 during
1996, 1997, 1998 and 1999 respectively. If Mr. Cushey's employment is terminated other than for cause, he will be entitled to be paid the remaining balance of his salary in accordance with its terms but, unless Mr. Cushey is terminated after a change in control, all payments would be reduced by the amounts earned by him from employment elsewhere after termination. Under this Agreement, Mr. Cushey was granted options to purchase 10,000 shares of Company Common Stock at $3.75 per share. These options vest on a change of control.

     Mr. Mangel entered into a three year employment agreement with LIVE Film and Mediaworks ("LFM") effective July 1, 1994.
Mr. Mangel is entitled to receive an annual base salary of $260,000 during the first year of the agreement with annual increase of no less than 5%. His current annual salary is $286,650. If Mr. Mangel's employment is terminated other than for cause, he will be entitled to be paid the remaining balance of his salary in accordance with its terms until he shall become employed, in which case in certain circumstances he shall be paid the difference (if less) between his new salary and his compensation hereunder.

     Ms. Dubinet entered into a three-year employment agreement with LFM commencing September 12, 1996. Ms. Dubinet is entitled to an annual salary of $350,000 for the first year, $375,000 for the second year, and $400,000 for the third year. Ms. Dubinet will participate in the Company's annual corporate bonus pool. Ms. Dubinet is also entitled to receive certain performance bonuses payable with respect to the Company's distribution activities in domestic and foreign territories with respect to certain films that she has brought to or acquires on behalf of the Company in the future. Ms. Dubinet's percentage of revenues varies from 2% of revenues in excess of a varying threshold amount for certain acquisitions to up to 10% of revenues with respect to other film acquisitions. In addition, distribution fees with respect to certain preexisting films to which Ms. Dubinet controls distribution rights are to be divided 25% to Ms. Dubinet and 75% to the Company. Finally, the Company advanced to an affiliate of Ms. Dubinet approximately $400,000 reflecting commitments made by her in connection with existing films to which the Company is acquiring distribution rights. The advance is to be repaid, plus interest, out of fees earned from future revenues from these films. Ms. Dubinet is to guaranty the repayment of this advance. Ms. Dubinet is also entitled to executive benefits comparable to those provided to other senior executives, including life and health insurance, three weeks vacation and reimbursement of travel and business expenses. Ms. Dubinet has the right to terminate her employment agreement with the Company in the event that Mr. Burlage ceases to be the Chief Executive Officer of the Company prior to September 12, 1998.
Ms. Dubinet and the Company are completing a formal "long form" employment agreement reflecting the foregoing terms.

     Mr. Slutzky entered into an employment agreement with LFM effective on August 15, 1996 and expiring on December 31, 1999. Mr. Slutzky is entitled to annual base salaries of $300,000, $320,000, $340,000 and $360,000 in 1996, 1997, 1998 and 1999,
respectively. If Mr. Slutzky's employment is terminated other than for cause, he will be entitled to be paid the remaining balance of his salary in accordance with its terms until he shall become employed, in which case in certain circumstances he shall be paid the difference (if less) between his new salary and his compensation hereunder.

     Mr. Almond entered into an employment agreement effective August 15, 1995 and expiring on December 31, 1999. Mr. Almond is entitled to receive annual base salaries of $215,250, $280,000, $300,000 and $325,000 during 1996, 1997, 1998 and 1999, respectively. If Mr. Almond's employment is terminated other than for cause, he will be entitled to be paid the remaining balance of his salary in accordance with its terms until he shall become employed, in which case in certain circumstances he shall be paid the difference (if less) between his new salary and his compensation hereunder. Mr. Almond resigned from the Company at the end of May 1997 for reasons unrelated to the Merger and is now negotiating his severance agreement.

     During the negotiations with the Buyer Group, proposals were made by Company management which would have provided amendments to the Employment Agreements of Company Chairman and Chief Executive Officer Roger Burlage and Company Executive Vice President and Chief Financial Officer Ronald Cushey and a new consulting agreement with director Melvin Pearl. Discussed were incentive compensation formulas providing for varying additional payments depending upon the success of the Company after the Merger. The discussions were not concluded, and at present there are no agreements, commitments or understandings with respect to any additional payments or amendments to the existing employment agreements of Messrs. Burlage and Cushey or to any continuing role by Mr. Pearl after the Merger, although such discussions may be renewed in the future. It is not presently contemplated that management of the Company will change after the Merger.

     Each director and officer of the Company and its subsidiaries (as well as Pioneer) will be entitled to indemnification from the Surviving Corporation as described herein under "THE MERGER AGREEMENT -- Indemnification."

                    MARKET PRICES OF COMMON STOCK

     The Common Stock is traded on The Nasdaq National Market
System under the symbol "LIVE." On May 12, 1997, the Company received a letter from the Nasdaq that due to losses incurred in the first quarter of 1997, the Company's Common Stock might be delisted from the Nasdaq National Market System. The Company has requested that the Nasdaq defer this action pending the vote on the Merger. On April 17, 1997, the day the Merger Agreement was signed and the day before public announcement of the Merger, the last reported sale price of Common Stock, as reported by The
Nasdaq National Market System was $5.625 per share. On June 13, 1997 the last trading day prior to the date of this Proxy Statement, the last reported sale price of Common Stock, as reported by The Nasdaq National Market System, was $5.625 per share. Stockholders are urged to obtain current market quotations for the Common Stock.

        The following table sets forth for the periods indicated the high and low sales prices for the Common Stock.

Fiscal 1995                              High                Low

First Quarter. . . . . . . . . . .      $4.000              $3.000
Second Quarter . . . . . . . . . .       5.000               3.500
Third Quarter. . . . . . . . . . .       4.375               3.500
Fourth Quarter . . . . . . . . . .       4.625               2.375

Fiscal 1996                              High                Low

First Quarter. . . . . . . . . . .      $5.250              $2.750
Second Quarter . . . . . . . . . .       6.875               4.875
Third Quarter. . . . . . . . . . .       6.000               3.250
Fourth Quarter . . . . . . . . . .       4.250               3.750

Fiscal 1997                              High                Low

First Quarter. . . . . . . . . . .      $5.000              $3.750
Second Quarter (through June 13, 1997)   5.875               4.375

        There were approximately 1,123 record holders of the Common Stock at the close of business on the Record Date. The Company has not paid dividends on the Common Stock since its organization and has no current intention to pay dividends.

         MARKET PRICES OF SERIES B PREFERRED STOCK

        The Series B Preferred Stock is traded on The Nasdaq SmallCap Market. On April 17, 1997, the day before the public announcement of the Merger, the last reported sale price of Series B Preferred Stock, as reported by The Nasdaq SmallCap Market was $8.875 per share. On June 13, 1997, the last trading day prior to the date of this Proxy Statement, the last reported sale price of Series B Preferred Stock, as reported by The Nasdaq SmallCap Market, was $9.750 per share.

        The following table sets forth for the periods indicated the high and low sales prices for the Series B Preferred Stock.

Fiscal 1995                              High                Low

First Quarter. . . . . . . . . . .      $4.6875             $3.7500
Second Quarter . . . . . . . . . .       5.5000              4.3750
Third Quarter. . . . . . . . . . .       7.0000              5.2500
Fourth Quarter . . . . . . . . . .       7.0000              6.1250

Fiscal 1996                              High                Low

First Quarter. . . . . . . . . . .      $7.1250             $5.6250
Second Quarter . . . . . . . . . .       8.5000              6.7500
Third Quarter. . . . . . . . . . .       8.7500              7.1250
Fourth Quarter . . . . . . . . . .       9.1250              8.3125

Fiscal 1997                              High                Low

First Quarter. . . . . . . . . . .      $9.2500             $8.2500
Second Quarter (through June 13, 1997)    9.9375              8.7500

     There were approximately 105 record holders of the Series B Preferred Stock at the close of business on the Record Date. Through April 30, 1997, the Company paid quarterly cash dividends on the Series B Preferred Stock. The dividend rate on the Series B Preferred Stock increased to 10% per annum from 5% per annum on May 1, 1996. If the Merger is not consummated, the Company expects that it may no longer pay cash dividends on the Series B Preferred Stock, although the dividend for the period ending June 30, 1997, has been declared and will be paid in cash on July 1, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 30, 1997, certain information concerning the ownership of shares of Common Stock and Series C Preferred Stock. The Series C Preferred Stock votes on an as converted basis on all matters which may come before the holders of Common Stock, voting together on such matters with the Common Stock. As of April 30, 1997, the Series C Preferred Stock was convertible into 1,187,384 shares of Common Stock (including accrued but unpaid dividends through December 31, 1996). As of June 30, 1997, the Series C Preferred Stock will become convertible into 1,217,069 shares. Information is provided concerning the ownership of Common Stock and Series C Preferred Stock by (i) the holders known to the Company of more than 5% of the outstanding shares of Common Stock or Series C Preferred Stock, (ii) each executive officer and Director of LIVE and (iii) all executive officers and Directors of LIVE as a group.

     The table includes each person's, entity's and group's beneficial ownership of Common Stock calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and includes shares of Common Stock issued and outstanding as of April 30, 1997, as well as shares for which beneficial ownership may be acquired within 60 days of that date. In accordance with Rule 13d-3(d)(1) under the Exchange Act, any securities not outstanding but which are the subject of options, warrants, rights, or conversion privileges (or other arrangements which could result in the issuance of additional shares of Common Stock by LIVE) exercisable within 60 days of April 30, 1997, are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

     Certain members of the Board named in the table are affiliated with one of the beneficial owners of more than 5% of the Common Stock or Series C Preferred Stock (a "5% Owner"). In certain circumstances, a 5% Owner may be deemed to beneficially own Common Stock or Series C Preferred Stock held by such Directors, and vice versa. For purposes of the table below, (i) the beneficial ownership of a 5% Owner includes such Director's ownership where indicated by footnote even though the 5% Owner may disclaim beneficial ownership of such shares and (ii) the beneficial ownership of the Director does not include such 5% Owner's beneficial ownership solely by reason of such Director's affiliation with such 5% Owner.

Beneficial Ownership of Common Stock and Series C Preferred Stock

                                        Amount of Beneficial Ownership of
                                      Common Stock as of April 30, 1997 (1)
       Name of Beneficial Owner or
           Identity of Group             Number of Shares        Percent

              5% Owners
Pioneer . . . . . . . . . . . . . . .      1,867,913 (2)          50.7%
Le Studio (3) . . . . . . . . . . . .        257,606               7.0%
Elliott Associates, L.P. (4). . . . .        276,323               7.0%
Merrill Lynch & Co., Inc. (5) . . . .        251,800               6.4%
FMR Corp (6). . . . . . . . . . . . .        190,894               4.9%

             Management
Roger A. Burlage (7). . . . . . . . .        108,000               2.9%
Jay Burnham (8) . . . . . . . . . . .          5,000                 *
Ronald B. Cushey (9). . . . . . . . .         16,000                 *
Ryuichi Noda (10) . . . . . . . . . .          3,000                 *
Makoto Koshiba (11) . . . . . . . . .          3,000                 *
Jonathan D. Lloyd (12). . . . . . . .          5,000                 *
Charles MacDonald (13). . . . . . . .          2,000                 *
Akira Niijima (14). . . . . . . . . .          2,000                 *
Eiji Orii (15). . . . . . . . . . . .          1,000                 *
Melvin Pearl (16) . . . . . . . . . .          6,000                 *
Gregory R. Pierson (17) . . . . . . .          4,000                 *
Michael Jay Solomon (18). . . . . . .          1,000                 *
Charles A. Yamarone (19). . . . . . .          4,000                 *
Paul Almond (20). . . . . . . . . . .         14,667                 *
Steve Mangel (21) . . . . . . . . . .         16,801                 *
Elliot Slutzky (22) . . . . . . . . .         20,067                 *
Ann Dubinet . . . . . . . . . . . . .              0                 *
Robert L. Denton (23) . . . . . . . .          4,017                 *

All Executive Officers and Directors
as a group**(24). . . . . . . . . . .        215,552               5.2%

*Less than 1%

**18 persons comprised of all of those named above

     All of the persons listed in the chart above have sole voting power and sole investment power over the capital stock they beneficially own unless otherwise indicated in the footnotes below.

(1) The number of shares and percentages are based upon 3,669,536 possible votes (comprised of (i) the 2,452,467 votes which may be cast by all holders of outstanding Common Stock and (ii) the 1,217,069 votes which may be cast by Pioneer as the sole holder of the Series C Preferred Stock) as of June 30, 1997. The shares of Common Stock underlying immediately exercisable options, warrants or rights, immediately convertible securities, or options, warrants, rights or convertible securities that become exercisable or convertible within 60 days of April 30, 1997 are deemed to be outstanding for the purpose of calculating the number and percentage owned by the holders of such options, warrants, rights or convertible securities.

(2) Includes 1,217,069 shares of Common Stock issuable upon conversion of the 15,000 shares of Series C Preferred Stock held by Pioneer as of June 30, 1997. The Series C Preferred Stock is entitled to vote together with the Common Stock on all matters coming before the holders of the Common Stock as if its holder had converted the Series C Preferred Stock into Common Stock immediately prior to the relevant record date. On that basis, Pioneer is entitled to cast 1,217,069 votes on matters coming before the holders of Common Stock pursuant to its ownership of the Series C Preferred Stock. Also includes options to purchase 13,000 shares of Common Stock held by Pioneer affiliated Directors. The address of Pioneer USA and PNA is 2265 East 220th Street, Long Beach, California 90810. The address of Pioneer is 4-1 Meguro, 1 Chome, Meguro-ku, Tokyo 153, Japan.

(3) Represents shares of Common Stock indirectly owned by Le Studio through its wholly-owned subsidiary Cinepole. In their most recent Schedules 13D filed with the Commission, Cinepole claimed shared voting power and shared investment power over all of its 236,006 shares of Common Stock with Le Studio and Le Studio's corporate parent, Canal+ S.A., and Le Studio claimed shared voting power and shared investment power over all of its 21,600 shares of Common Stock with Canal+ S.A. The address of Cinepole is Surinameweg 2, NL - 2035 VA Haarlem, The Netherlands. The address of Le Studio is 17, rue Dumont d'Urville, 75116 Paris, France. The address of Canal+ S.A. is 85-89 Quai Andre Citroen, 75015 Paris, France.

(4) Includes 276,323 shares of Common Stock which may be received within 60 days of April 30, 1997, upon conversion of 414,485 shares of Series B Preferred Stock at $15.00 per share. The address of Elliott Associates, L.P. ("Elliott") is 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(5) Includes 251,800 shares of Common Stock which may be received within 60 days of April 30, 1997, upon conversion of 377,700 shares of Series B Preferred Stock at $15.00 per share. The address of Merrill Lynch & Co., Inc. is World Financial Center, North Tower 250 Vesey Street, New York, New York.

(6) Represents 190,894 shares of Common Stock which are issuable upon exercise of presently exercisable warrants. FMR Corp. is the parent of Fidelity Management & Research Company which manages or advises funds that hold these warrants.
     The address of FMR Corp. and Fidelity Management & Research Company is 82 Devonshire Street, F7E, Boston, Massachusetts 02109.

(7)  Includes 108,000 shares of Common Stock which are issuable
     (i) upon exercise of presently exercisable options, warrants and rights and (ii) upon exercise of options, warrants and rights that become exercisable within 60 days of April 30, 1997 (collectively, "Option Shares").

(8)  Includes 5,000 Option Shares.

(9)  Includes 16,000 Option Shares.

(10) Although Mr. Noda may be deemed to own beneficially the securities owned by Pioneer, Mr. Noda has disclaimed beneficial ownership of such securities. Includes 3,000
     Option Shares.

(11) Although Mr. Koshiba may be deemed to own beneficially the securities owned by Pioneer, Mr. Koshiba has disclaimed beneficial ownership of such securities. Includes 3,000
     Option Shares.

(12) Includes 5,000 Option Shares.

(13) Includes 2,000 Option Shares.

(14) Although Mr. Niijima may be deemed to own beneficially the securities owned by Pioneer, Mr. Niijima has disclaimed beneficial ownership of such securities. Includes 2,000
     Option Shares.

(15) Although Mr. Orii may be deemed to own beneficially the securities owned by Pioneer, Mr. Orii has disclaimed beneficial ownership of such securities. Includes 1,000
     Option Shares.

(16) Includes 1,000 Option Shares.

(17) Although Mr. Pierson may be deemed to own beneficially the securities owned by Pioneer, Mr. Pierson has disclaimed beneficial ownership of such securities. Includes 4,000
     Option Shares.

(18) Includes 1,000 Option Shares.

(19) Includes 2,000 Option Shares.  Also includes 2,000 shares of
     Common Stock which may be received upon the conversion (at
     $15.00 per share) of 3,000 shares of Series B Preferred
     Stock.

(20) Includes 14,667 Option Shares.

(21) Includes 16,667 Option Shares.

(22) Includes 14,067 Option Shares.

(23) Includes 4,017 Shares.

(24) Includes 202,418 Option Shares.

     The following table sets forth, as of December 31, 1996, the beneficial ownership of shares of the Company's Series B Preferred Stock, by each stockholder who is known by the Company to own more than 5% of the Series B Preferred Stock based upon 3,819,802 shares of the Series B Preferred Stock issued and outstanding as of December 31, 1996. Although 6,000,000 shares of Series B Preferred Stock were originally issued by the Company, LIVE purchased approximately 2,177,500 shares through December 1996. The Series B Preferred Stock is convertible into Common Stock at $15.00 per share through July of 1997, at which time the conversion price will be reduced to $13.75 per share for the following three months.

Beneficial Ownership of Series B Preferred Stock

                                          Shares of       Percentage of
Name of Beneficial                        Series B         Outstanding
    Owner                                 Preferred         Series B
                                         Stock Owned     Preferred Stock

Elliott Associates, L.P.(1)                 414,485           10.9%
Merrill Lynch & Co., Inc. (2)               377,700            9.9%
Metropolitan Life Insurance Company (3)     256,500            6.8%

(1) Elliott is a Delaware limited partnership and its principal business is to purchase, sell, trade and invest in securities. In its most recent Schedule 13D filed with the Commission, Elliott claimed beneficial ownership over all 414,485 shares of Series B Preferred Stock owned by them and indicated it has sole power to vote or direct the vote of, and to dispose or direct the disposition of, the shares
     owned.   Elliott has informed the Company that its sole
     general partner is Paul Singer. The address of Elliott is 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(2) Represents shares of Series B Preferred Stock indirectly owned by Merrill Lynch & Co., Inc. ("ML&Co.") and certain of its subsidiaries and affiliates. In its most recent
     Schedule 13G filed with the Commission, ML&Co. has provided the following information. Three of the persons filing the
     Schedule 13G, ML&Co., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York, Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, north Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, ("PSI"), are parent holding companies pursuant to the Securities Exchange Act of 1934 (the "1934 Act"). Pursuant to the instructions of Schedule 13G, the relevant subsidiaries of ML&Co. are Merrill Lynch, Pierce, Fenner and Smith, Incorporated, a Delaware corporation with its principal place of business at 250 Vesey Street, New York, New York ("MLPF&S"), ML Group, and PSI, which is the general partner of Fund Asset Management, L.P. (d/b/a Fund Asset Management "FAM"). The relevant subsidiary of ML Group is PSI. ML&Co. may be deemed to be the beneficial owner of certain of the reported securities of LIVE held by or deemed to be beneficially owned by MLPF&S and ML Group. MLPF&S, a wholly-owned direct subsidiary of ML&Co. and a broker-dealer, registered under Section 15 of the 1934 Act, may be deemed the beneficial owner of certain of the reported securities held in accounts under which MLPF&S has discretionary power. ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of certain of the reported securities of the Company by virtue of its control of its wholly-owned subsidiary, PSI. PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of certain of the reported securities of the Company by virtue of its being the general partner of FAM. FAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). FAM may be deemed to be the beneficial owner of certain of the reported securities of the Company by virtue of its acting as investment adviser to one or more investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Investment Company Act"), and/or one or more private accounts. One registered investment company advised by FAM, Merrill Lynch Phoenix Fund, Inc. is the beneficial owner of certain of the securities of the Company reported herein and is a reporting person hereunder. Pursuant to the 1934 Act, ML&Co., ML Group, and PSI disclaim beneficial ownership of the securities of the Company reported in the Schedule 13G and indicated the filing not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the 1934 Act, the beneficial owner of any securities of the Company.

(3) Represents shares of Series B Preferred Stock indirectly owned by Metropolitan Life Insurance Company ("Metropolitan") through its wholly-owned subsidiary State Street Research & Management Company ("State Street Research") and State Street Research's affiliate State Street Research Investment Services, Inc. ("State Street Services"). State Street Research and State Street Services are investment advisers registered under the Investment Advisers Act of 1940. In its most recent Schedule 13G filed with the Commission, Metropolitan claimed sole voting power and sole investment power over all 256,500 shares of Series B Preferred Stock. In their most recent Schedule 13G filed with the Commission, State Street Research and State Street Services claimed that various of their clients are the beneficial owners of all 256,500 shares of Series B Preferred Stock held by them and State Street Research and State Street Services disclaimed any beneficial interest in those securities. The address of Metropolitan is One Madison Avenue, New York, New York 10010. The address of State Street Research and State Street Services is One Financial Center, Boston, Massachusetts 02111-2690.

     As of April 30, 1997, none of the Directors or executive officers of the Company beneficially owned any shares of LIVE's
Series B Preferred Stock other than Mr. Yamarone, who owned 3,000 shares.

                   SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the selected financial data and other operating information of the Company and is derived from the audited consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement. Certain re-classifications were made to the financial information from 1992 through 1995 to conform to the 1996 presentations.

                                                   Year Ended December 31,                         Three Months Ended
                                                                                                        March 31,

                                1992         1993         1994(3)      1995          1996          1996         1997
                                                (Amounts in Thousands, Except Per Share Data)
Summary of Operations
Net sales (1). . . . . . . . .  $160,953     $143,735     $117,205     $140,112      $151,425      $22,553      $26,662
Operating (loss) profit. . . .    (4,854)     (21,177)      (6,174)      10,826         4,034          997       (2,433)
Interest and other income
   (expense), net. . . . . . .   (14,424)      (6,264)      (3,300)         565           529          292          286
(Loss) income from continuing
  operations . . . . . . . . .   (17,460)     (28,209)      (9,674)      10,791        (3,437)         967       (2,447)
(Loss) income from discontinued
  operations . . . . . . . . .     1,090      (22,083)        (100)          --            --           --           --
Extraordinary item . . . . . .     3,967           --           --           --            --           --           --
Net (loss) income  . . . . . .   (12,403)     (50,292)      (9,774)      10,791        (3,437)         967       (2,447)
Primary
 (Loss) income per common share:
  Continuing operations. . . .   (8.20)(2)   (13.15)(2)    (8.05)(2)     1.34 (2)     (3.03)(2)       .10 (2)   $ (1.47)
  Discontinued operations. . .      45        (9.15)       (0.04)          --            --            --            --
  Extraordinary item . . . . .    1.65           --           --           --            --            --            --
                                $(6.10)(2)   $(22.30)(2)  $(8.09)(2)   $ 1.34 (2)    $(3.03)(2)     $(.10)(2)   $ (1.47)(2)
Fully Diluted
  Continuing operations. . . .   (8.20)(2)    (13.15)(2)   (8.05)(2)      .53 (2)     (3.03)(2)       .08 (2)     (1.47)(2)
  Discontinued operations. . .      45         (9.15)      (0.04)          --            --            --            --
  Extraordinary item . . . . .    1.65            --          --           --            --            --            --
                                $(6.10)(2)   $(22.30)(2)  $(8.09)(2)   $  .53 (2)    $(3.03)(2)     $ .08 (2)   $ (1.47)(2)

<CAPTION
                                                        December 31,                                March 31
                                1992         1993         1994(3)      1995          1996           1997
                                                    (Amounts in Thousands)
Selected Financial Data
Cash and net receivables . .    $ 33,183     $ 44,790     $ 26,214     $ 49,487      $ 49,898       $ 48,412
Inventories. . . . . . . . .      48,961       10,124        7,842        4,813         6,206          8,335
Total assets . . . . . . . .     297,048      253,549      156,794      149,445       143,757        140,934
Total obligations. . . . . .     207,989      242,807      121,077      111,425       115,290        116,057
Total stockholders' equity .      89,059       10,742       35,717       38,020        28,467         24,877

(1) Net sales do not include sales of VCL/Carolco Communications GmbH of $31,560,000, $28,511,000, $22,712,000 and $32,527,000
       for the years ended December 31, 1992, 1993, 1994 and 1995, respectively.

(2) Income (loss) per common share in 1992, 1993, 1994, 1995 and 1996 is net of preferred dividends of $2,397,000, $3,589,000, $3,791,000, $3,027,000, and $3,952,000, respectively, and, for
       1994 and 1995, is also net of accretion in the redemption value of the Series B Preferred Stock of $6,000,000 and $4,509,000, respectively. Income (loss) per common share for the three months ended March 31, 1996 and 1997 is net of preferred dividends of $669,000 and $1,142,000, respectively.

(3) The table does not include financial data of the Company's Specialty Retail Division, which consisted of its formerly wholly owned subsidiary, Strawberries Inc. ("Strawberries") and Strawberries' wholly owned subsidiary, Waxie Maxie Quality Music Co. ("Waxie Maxie"), subsequent to their sale in August 1994.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

     Three Months Ended March 31, 1997 Compared to Three
     Months Ended March 31, 1996

     Continuing Operations

     Net sales of the Company increased to $26,662,000 during 1997 compared to $22,553,000 during 1996. The increase of $4,109,000, or 18.2%, is primarily attributable to increased television, video rental and sell-through sales including the video rental release of Trees Lounge in the first quarter of 1997 for which there was no comparable title released in the first quarter of 1996. The increase was partially offset by a decrease in international revenue.

     Gross profits of the Company decreased $2,143,000, or 36.7%, to $3,697,000 during 1997 compared to $5,840,000 during 1996. As a percentage of sales, gross profit decreased to 13.9% during 1997 from 25.9% during 1996. The decrease in both the gross profit dollars and as a percentage of sales is primarily due to higher costs associated with the Company's theatrical releases, including increased amortization of film costs related to adjustments in projected value of certain film properties, in the first quarter of 1997 and lower gross margins generated by the increase in sell-through video sales.

     Selling, general and administrative expenses of the Company increased $1,287,000, or 33.3%, to $5,149,000 during 1997 compared to $3,862,000 during 1996. As a percentage of sales, the amount increased to 19.3% during 1997 from 17.1% during 1996. The dollar increase and percentage increase is primarily a result of higher overhead costs associated with expansion of the Company's business into theatrical, international and television operations.

     Interest and other income decreased $111,000 or 14.1% to $678,000 during 1997 compared to $789,000 during 1996, which was primarily the result of lower interest earned on cash balances in the first quarter of 1997 compared to the first quarter of 1996.

     Interest expense of the Company decreased $105,000, or 21.1%, to $392,000 during 1997 compared to $497,000 during 1996.
Included in interest expense for the three months ended March 31, 1996 is $170,021 related to the increase in the interest rate on the Increasing Rate Notes from 10% to 12% per annum, which was provided for in an amendment to the Indenture governing the Increasing Rate Notes. The interest rate increase on the Increasing Rate Notes was to occur in March 1996, and such interest from and after that date is included in the carrying value of the Increasing Rate Notes in accordance with Financial Accounting Standards Board Statement No. 15, Accounting for Debtors and Creditors for Troubled Debt Restructuring and therefore not included in interest expense. The decrease was partially offset by interest incurred on amounts outstanding under the WEA distribution agreement.

     Preferred dividends of $1,142,000 in 1997 and $699,000 in 1996 represents the cash dividend accrued on both the Series B Preferred Stock (5% to May 1, 1996 and 10% thereafter) and the Series C Preferred Stock (5%), as well as, in the case of the Series C Preferred Stock, additional 5% dividends on accrued but unpaid dividends.

     Year Ended December 31, 1996 Compared to Year Ended
     December 31, 1995

Continuing Operations

     Net sales of the Company increased to $151,425,000 during 1996 compared to $140,112,000 during 1995. The increase of $11,313,000, or 8.1%, is primarily attributable to theatrical and international sales including sales of The Substitute and The Arrival and increased television revenue in 1996. The increase was partially offset by a decrease in video rental sales. The Company's home video division released 21 rental titles during 1996 compared to 24 rental titles in 1995.

     Gross profits of the Company decreased $3,222,000 or 11.9%, to $23,865,000 during 1996 compared to $27,087,000 during 1995.
As a percentage of sales, gross profit decreased to 15.8% during 1996 from 19.3% during 1995. The decrease in both gross profit dollars and as a percentage of sales is primarily the result of lower gross profits being generated on the Company's 1996 theatrical releases.

     Selling, general and administrative expenses of the Company increased $658,000, or 4.3%, to $15,907,000 during 1996 compared to $15,249,000 during 1995. As a percentage of sales, the amount decreased to 10.5% during 1996 from 10.9% during 1995. The dollar increase is primarily a result of increased overhead costs associated with expansion of the Company's business into theatrical, international and television operations. The decrease as a percentage of sales is primarily due to increased sales in 1996.

     Interest and other income decreased $366,000 or 15.1% to $2,058,000 during 1996 compared to $2,424,000 during 1995, which was primarily the result of a decrease in interest earned on cash on hand.

     Interest expense of the Company decreased $330,000, or 17.8%, to 1,529,000 during 1996 compared to $1,859,000 during
1995. Included in interest expense for the year ended December 31, 1995 is $563,315 related to the increase in the interest rate on the Increasing Rate Notes from 10% to 12% per annum, which was provided for in an amendment to the Indenture governing the Increasing Rate Notes. The interest rate increase on the Increasing Rate Notes was to occur in March 1996, and such interest from and after that date is included in the carrying value of the Increasing Rate Notes in accordance with Financial Accounting Standards Board Statement No. 15, Accounting for Debtors and Creditors for Troubled Debt Restructuring and therefore not included in interest expense. The decrease was partially offset by interest incurred on amounts outstanding under the Company's distribution agreement with Warner/Electra/Atlantic Corporation ("WEA") which handles domestic distribution, billing and collections for the Company.

     Preferred dividends of $3,952,000 in 1996 and $3,027,000 in 1995 represent the cash dividend accrued on both the Series B Preferred Stock (5% to May 1, 1996 and 10% thereafter) and the Series C Preferred Stock (5%), as well as, in the case of the Series C Preferred Stock, additional 5% dividends on accrued but unpaid dividends.

     The effective income tax rate for 1996 was 175.3% compared to an effective tax rate of 5.3% for 1995. The significant increase is primarily due to the Company recording an additional provision for income taxes of $7,100,000 in 1996 as a result of certain adjustments proposed by the Internal Revenue Service in connection with its examination of the Company's 1989 through 1991 tax returns.

     Year Ended December 31, 1995 Compared to Year Ended
     December 31, 1994

Continuing Operations

     Net sales of the Company increased to $140,112,000 during 1995 compared to $117,205,000 during 1994. The increase of $22,907,000, or 19.5%, is primarily attributable to a stronger video rental release schedule and increased sell-through sales in 1995. This included increased sales on such sell-through promotions as a Terminator package and the seasonal Christmas product, and also the successful rental and sell-through release of Stargate (which accounted for approximately 25% of the Company's net sales for the year), for which there was no comparable title released in 1994. The Company's home video division released 24 rental titles during 1995 compared to 23 rental titles in 1994. The increase in revenue is also attributable to increased theatrical, television and international revenues in 1995.

     Gross profits of the Company increased $11,663,000, or 75.6%, to $27,087,000 during 1995 compared to $15,424,000 during
1994. The increase in gross profit dollars was primarily related to the increase in rental and sell-through sales noted above. As a percentage of sales, gross profit increased to 19.3% during 1995 from 13.2% during 1994, primarily due to higher sales and margins generated in 1995 primarily from the release of Stargate and certain sell-through promotions.

     Selling, general and administrative expenses of the Company decreased $2,424,000, or 13.7%, to $15,249,000 during 1995 compared to $17,673,000 during 1994. As a percentage of sales, the amount decreased to 10.9% during 1995 from 15.1% during 1994. The dollar and percentage decrease is primarily a result of the Company recording a reserve in 1994 of approximately $1,560,000 against a receivable owed to the Company by Carolco Pictures, Inc. ("Carolco") and the recovery of a previously written off bad debt from a former distributor of approximately $1,000,000 in 1995.

     Interest and other income decreased $268,000 or 10.0% to $2,424,000 during 1995 compared to $2,692,000 during 1994, which was primarily the result of a decrease in interest earned on cash on hand and letters of credit issued to secure film acquisitions in 1994.

     Interest expense of the Company decreased $4,133,000, or 69.0%, to $1,859,000 during 1995 compared to $5,992,000 during
1994. Interest expense decreased as a result of the repayment of $37,000,000 of 12% Subordinated Secured Notes due 1994 (the "12% Notes") during September and October of 1994 and a decrease in the amortization of loan costs in 1995.

     Preferred dividends of $3,027,000 in 1995 and $3,791,000 in 1994 represent the 5% cash dividend accrued on both the Series B Preferred Stock and the Series C Preferred Stock, as well as, in the case of the Series C Preferred Stock, additional 5% dividends on accrued but unpaid dividends.

     The effective income tax rate for 1995 was 5.3% compared to an effective tax rate of 2.1% for 1994, primarily due to the Company having income from continuing operations of $11,391,000
(1995) as compared to a loss from continuing operations of $9,474,000 (1994).

Disposal of a Portion of a Line of Business

     As a result of the Board of Directors' decision to dispose of the Company's interests in VCL/Carolco Communications GmbH ("VCL"), the results of operations for VCL have been restated to account for the sale of VCL as a disposal of a portion of a line of business. Accordingly, a provision for losses during the phase-out period totaling $3,885,000 for VCL had been accrued and accounted for at December 31, 1993 and was not included in the results of operations for 1994 and 1995. In November 1995, the Company and certain of its affiliates, on the one hand, and Datty Ruth, the owner of 19% of VCL, and Apricot Computer GmbH (Apricot), on the other, consummated a transaction whereby the Company's 81% interest in VCL, as well as all receivables owed by VCL to the Company or its affiliates, was transferred to Ruth and Apricot. The total consideration received by the Company and its affiliates in connection with such transaction was approximately $7,444,000, of which approximately $3,100,000 was received in February 1995. The remaining $4,344,000 was received in November 1995. The Company reflected a gain of approximately $2,913,000 in the quarter ended September 30, 1995, resulting from the completion of this transaction.

     Net sales of VCL increased to $32,257,000 during 1995 compared to $22,712,000 during 1994. The increase of $9,545,000, or 42.0%, was due primarily to a stronger release schedule in 1995. For the year ended December 31, 1994, net revenues, operating profits and identifiable assets relating to foreign operations were $26,629,000, $2,945,000 and $33,262,000, respectively. For the years ended December 31, 1995, net revenues and operating profits relating to foreign operations were $32,257,000 and $8,775,000 respectively.

Liquidity and Capital Resources

     Historically, the Company has funded its operations through a combination of cash generated from operations, bank borrowings, advances from distributors under distribution agreements and the proceeds from the issuance of debt instruments. For the three months ended March 31, 1997 the Company generated positive cash flow from operations of approximately $12,269,000 primarily due to collections of accounts receivable.

     Operating results of the Company can be significantly affected in any one reporting period by the amount, quality, and availability of film properties available for exploitation. Movement of release and availability dates of films from one quarter to another quarter, or year to year, can have a material impact on the planned and potential operating results for the periods affected.

     The Company is party to an agreement with Broadway Video Entertainment ("BVE") that granted the Company certain home video rights to certain Christmas and other seasonal video programs. This agreement expires at the end of 1997. BVE recently sold its family entertainment library to Golden Books Family Entertainment Inc. and the Company was unable to renew its license to distribute these programs when the current agreement expires. Programs under this contract provided approximately 9.7% of the Company's total net revenues for 1996 and 1995, and approximately 16.7% and 13.3% of the company's gross profit for 1996 and 1995, respectively.

     The Company is currently under examination by the Internal Revenue Service ("IRS") for the years ended 1989 through 1994 and by the California Franchise Tax Board for the years ended 1988 through 1990. In connection with their examination the Company has received certain proposed adjustments from the IRS for the 1989 through 1991 tax years, the impact of which may be to significantly increase the Company's taxable income and related tax liability in certain years under examination. The Company is in the process of analyzing the proposed adjustments, alternatives available to the Company and the potential impact the proposed adjustments will have. While the outcome of the examination is unknown, in the fourth quarter of 1996 the Company recorded an additional provision for income taxes and interest there on related to the years under examination of approximately $7,100,000. Based on the most recent discussions between the Company and the tax authorities the Company believes that, with the additional provision for income taxes recorded in 1996, it has provided adequate reserves to cover its income tax liabilities at December 31, 1996 and March 31, 1997. The payment date of the potential income tax liabilities accrued as of December 31, 1996 related to the proposed IRS audit adjustments is not known at this time, but may ultimately occur in the 1997 fiscal year.

     On May 27, 1995, LIVE entered into a three year extension of its distribution agreement with WEA. Under the terms of the agreement, WEA advanced $10,000,000 to LIVE, recoupable from distribution revenues during the three year term of the agreement at $277,778 per month, plus interest at LIBOR plus 0.2%. On October 21, 1996 LIVE amended the distribution agreement, effective as of May 7, 1996, whereby LIVE assumed responsibility of all sales and sales solicitation services which were previously the responsibility of WEA. The amendment also included a reduction in certain distribution fees charged by WEA, as a result of the shift in sales and sales solicitation responsibility, and an additional advance to LIVE of $10,000,000. The additional advance is recoupable from distribution revenues during the remaining term of the agreement at $476,190 per month plus interest at LIBOR + 0.2%. In order to obtain the advances, LIVE granted WEA a second priority security interest in substantially all of LIVE's assets. As of March 31, 1997, there was $11,310,000 outstanding under the advance, and the interest rate on the advance at March 31, 1997 was 5.7%.

     Investing activities generated a negative cash flow of $420,000 during the three months ended March 31, 1997, primarily as a result of the acquisition of property and equipment at the Company.

     LIVE experienced negative cash flows from financing activities of $5,429,000 during the three months ended March 31, 1997 primarily due to interest and principal payments on long term obligations and payment of dividends on the Series B
Preferred Stock.

     LIVE and its affiliates are a party to a three-year $30,000,000 revolving credit facility with Foothill Capital Corporation (the "Foothill Credit Facility") that expires in November 1997. In March 1997, an amendment was entered into that extended the expiration date of the Foothill Credit Facility, under the existing terms, to March 1, 1998. Borrowings available under the Foothill Credit Facility are limited to $27,500,000 until additional participant lenders are added to the Foothill Credit Facility, at which time the borrowings available will be increased to a maximum $30,000,000. Borrowings under the Foothill Credit Facility are secured by substantially all of the assets of LIVE and its affiliates. Outstanding borrowings under the Foothill Credit Facility bear interest at the rate of 2% per annum above the highest of the Bank of America, Mellon Bank or Citibank prime rate, payable monthly. In no event will interest under the Foothill Credit Facility be less than 7% per annum.
The Foothill Credit Facility provided for a closing fee of $500,000, an annual facility fee of 1/4 of 1% and a commitment fee of 1/4 of 1% on any unused amount. The Foothill Credit Facility also requires LIVE to meet certain financial ratios, and as of March 31, 1997 the Company was in compliance with all such financial ratios. There were no amounts outstanding under the Foothill Credit Facility as of March 31, 1997.

     The Company has not borrowed any funds under the Foothill Credit Facility since it was obtained in November 1994, and the Company has had substantial cash balances throughout the 1995 and 1996 fiscal years. As a result of the Company's upcoming anticipated cash expenditures relating to the Merger and theatrical releases and production/acquisition schedules for the remainder of 1997, it is expected that the cash balances on hand will be utilized and the Company will have to draw funds against its credit facility to meet its anticipated future cash expenditures. This will reduce the liquidity of the Company in 1997 when compared to the 1995 and 1996 cash and borrowing positions. In connection with the Merger, the Company will replace and expand the Foothill Credit Facility, which will provide the Company with increased liquidity over a term beyond March of 1998 and allow it to fulfill its present business plan. If the Merger is not consummated and a new expanded credit facility is not entered into, the Company believes it will be able to extend the existing credit facility or find alternative credit facility sources in order to allow it to continue its business operations, although in a slightly reduced capacity.

     Dividends on the Series C Preferred Stock, at the rate of 5% per annum on the unreturned $15,000,000 liquidation value of the Series C Preferred Stock, are due on June 30 and December 31 of each year. Although the dividends scheduled to be paid on June 30 and December 31 of 1993, 1994, 1995 and 1996 were accrued by LIVE, those dividends were not paid due to restrictions imposed on LIVE by the terms of the Series B Preferred Stock, which prohibit the payment of dividends on the Series C Preferred Stock unless the aggregate amount of such dividends, together with all cash dividends paid on the Series B Preferred Stock, does not exceed the net income of LIVE (adding back specified net worth exclusions) since the March 23, 1993 date of issuance of the Series B Preferred Stock and Series C Preferred Stock. LIVE has had a cumulative consolidated net loss for the period subsequent to March 23, 1993. Thus, pursuant to the terms of the Series B Preferred Stock, LIVE was prohibited from paying the June 30 and December 31, 1993, 1994, 1995 and 1996 cash dividends on the Series C Preferred Stock which, together with accrued and unpaid dividends thereon, totaled approximately $3,078,000 as of March 31, 1997.

     The unpaid Series C Preferred Stock dividend itself bears a dividend of 5% per annum, and is due on the next regularly scheduled dividend payment date for the Series C Preferred Stock.
These accrued and unpaid dividends will be eliminated in connection with the Merger upon payment of the Series C Merger
Price.

     As of March 31, 1997, the aggregate redemption price for the Series B Preferred Stock was $38,198,000 ($10.00 per share).

     Although LIVE has no obligation to redeem any Series B Preferred Stock, subject to the availability of funds and the prior approval of its Board of Directors and its lenders, LIVE may acquire shares of its Series B Preferred Stock from time to time, either through private purchases or through open market purchases. Through March 31, 1997, LIVE acquired, and subsequently retired, a total of 2,177,500 shares of the Series B Preferred Stock at an average price of $4.27 per share.

Impact of Inflation and Other Matters

     The inflation rate in recent years has been negligible. Where manufacturers have increased prices, the Company generally has been able to pass on such price increases within 90 to 180 days. As a result, inflation has not had a material impact on the results of operations.

         ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS

Business

Introduction

     The Company was formed in 1988. Its largest ongoing businesses are LIVE Film and Mediaworks Inc. (formerly LIVE Home Video Inc.) ("LFM") and LIVE International ("LI"), which primarily acquire rights to produce and distribute theatrical motion pictures, children's films and special interest programs which they market and distribute in all media to wholesalers, retailers and consumers in the United States and internationally. The Company's operations are primarily in a single business segment, the worldwide distribution and sale of a broad variety of film related entertainment software products.

Operating Structure

     The following chart outlines the operating structure of the Company as of December 31, 1996. All except LFM and LIVE Theatrical Distribution are unincorporated divisions of the Company's subsidiaries. As used herein the "Company" or "LIVE" includes LFM, LI, or any of the operating entities listed below.

                                                 LIVE Entertainment Inc.
LIVE              LIVE Theatrical   LIVE Home Video  LIVE International  LIVE Television  LIVE Interactive  LIVE Film and
Productions       Distribution      (home video      (international      (cable, pay,     (interactive      Mediaworks
(production and   (theatrical       distribution)    distribution)       pay per          products          (contracting
acquisition       distribution                                           view, network    including         entity for
of motion         of motion                                              television       CD-ROM)           productions,
picture           picture product)                                       licensing)                         acquisitions and
product)                                                                                                    programming)

                                    Family Home
                                    Entertainment
                                    (FHE)
                                    (children's
                                    programming)


Recent Developments for the Company

Bankruptcy of Carolco Pictures Inc. ("Carolco")

On November 10, 1995, Carolco filed for bankruptcy under
Chapter 11 of the United States Bankruptcy Code. Carolco had been a significant supplier of A+ motion picture product to the Company, including the video rights to such hits as Terminator II, Basic Instinct, Total Recall and the Rambo series. The last motion picture provided to the Company by Carolco or its affiliates was Cutthroat Island, which was released on home video in April 1996. Because of the Carolco bankruptcy and the fact that the output agreement between the Company and Carolco expired in 1995 in any event, the Company does not expect to receive any additional films from Carolco in the future.

       Carolco has sold its film library and certain related assets to Canal+ D.A. In connection with the sale, the Company and Carolco have stipulated that certain contracts between the Company and Carolco relating to the distribution by the Company of the video rights to films produced by Carolco, and the distribution by Carolco in foreign territories of films owned by LIVE, would be assumed by Canal+ D.A. after the library sale is completed. Portions of the distribution agreements between the Company and Carolco pertaining to LIVE's right to remakes and sequel rights to films in the Carolco library, however, were severed from the distribution portions of the agreements and were rejected by Carolco in the bankruptcy proceedings. This has left LIVE with a damage claim in the Carolco bankruptcy, the recovery of which cannot be reasonably estimated at this point in time.

New Distribution Agreements

       On February 8, 1996, the Company and Pioneer LDC, Inc. ("PLDC") entered into an Output Deal Agreement (the "Pioneer Output Agreement") for the distribution of the Company's theatrical productions in Japan. The three year agreement includes all theatrical films that LIVE produces and acquires over the period, excluding two of LIVE's features released in 1996, The Substitute and The Arrival. PLDC has agreed to pay a specified percentage of the applicable film's production or acquisition cost to obtain such Japanese distribution rights. PLDC is an affiliate of the Company's controlling stockholder, Pioneer.

       In addition, on February 14, 1996, the Company and Orion Pictures Corporation ("Orion") entered into a Multiple Picture Deal Output Agreement (the "Orion Agreement") for the theatrical distribution by Orion in the United States and Canada of a limited number of the Company's theatrical productions. The Orion Agreement provided for Orion to theatrically release during 1996, for certain distribution fees, five motion pictures acquired or produced by LIVE. Subsequent to the release of the fifth picture in October 1996, the Orion Agreement ended and the Company has now established its own in-house theatrical distribution system. See " --Entertainment Production, Marketing and Distribution Operations - General," for a further description of titles included in the Orion Agreement and a discussion of the Company's theatrical distribution operation.

Management Changes

       Since the beginning of 1996, Anthony J. Scotti, Masao Nomura, R. Timothy O'Donnell, Frans Afman and Roger Smith have resigned from or decided not to stand for reelection to the Board of Directors, and Messrs. Melvin Pearl, Charles MacDonald, Michael Jay Solomon, Akira Niijima, Eiji Orii, Charles Yamarone and Makoto Koshiba have been elected or appointed as Directors. The departures of Messrs. Scotti, Nomura, O'Donnell, Afman and Smith from the Board of Directors were not the result of any dispute with the Company.

Entertainment Production, Marketing and Distribution Operations

General

       Historically, the operations of the Company and VCL focused on the acquisition and distribution of home video programming in the United States and Canada (through LFM) and in German-speaking Europe (through VCL), by marketing and distributing videocassettes to wholesalers, retailers and consumers directly. LIVE controls the United States and Canadian home video rights (hereinafter referred to as "domestic home video rights") and certain international and television rights to a catalog in excess of 2,000 titles, inclusive of approximately 1,000 titles acquired from Vestron Inc. ("Vestron") in 1991. (Vestron was an independent home video supplier with approximately 1,000 titles in its catalog, including such titles as Dirty Dancing, Platoon, Hoosiers, the Smithsonian Series, the National Audubon Series and others, and the rights to exploit all sequels to Dirty Dancing.) Vestron is now a label owned and distributed by the Company.

       As an independent distribution company, the Company acquires distribution rights to programming from a variety of sources, including production companies and independent producers. Distribution rights which the Company may acquire include (a) domestic: theatrical, home video, free television, pay television (including cable and pay-per-view), and electronic publishing, and (b) international: all media. The Company often acquires the rights to completed motion pictures. However, in order to secure rights to motion pictures which might not otherwise be available to the Company (such as international, television and interactive), and to acquire a wider array of distribution rights on more favorable terms, the Company also secures the rights to motion pictures prior to or during production.

       During the past few years the Company has found it increasingly difficult to acquire just the domestic home video rights to quality motion picture productions on terms the Company believed to be commercially attractive. This trend was exacerbated by the bankruptcy of Carolco, its most reliable source of A+ motion picture product, and by the acquisition by major studios of a number of independent production and distribution companies from whom the Company had acquired video rights in the past, such as New Line Cinema Corporation and Miramax Pictures. Thus, in early 1994, the Company announced plans to expand its business activities into the theatrical release of a limited number of motion pictures and the direct licensing of international, television rights and other ancillary rights to third parties rather than through intermediaries. Further, in late 1994, the Company released its first interactive product through its newly formed interactive division.

        Examples of this activity include the Company's acquisition of all rights to films which are intended to have worldwide appeal, yet take advantage of the Company's historical strength in the domestic home video market. In 1995 the Company entered into agreements to acquire, upon completion, two major theatrical motion pictures, The Substitute, an action thriller directed by Robert Mandel and starring Tom Berenger, Ernie Hudson, Glenn Plummber, and Diane Venora, and The Arrival, writer/director
David Twohy's sci-fi thriller, with Charlie Sheen, Ron Silver, Terri Polo, and Lindsay Crouse. The two pictures were released in the United States theatrical market in early 1996 through Orion, who was responsible for the United States and Canadian theatrical distribution of a package of five pictures produced by the Company under the Orion Agreement through 1996. See "Recent Developments for the Company - New Distribution Agreements."
Other motion pictures produced or acquired by the Company and released theatrically by Orion through this package deal include the hit German comedy Maybe...Maybe Not ("Der Bewegte Mann"), which has garnered acclaim in festivals worldwide and stars Til Schweiger, Trees Lounge, written and directed and starring indie film favorite Steve Buscemi, with an ensemble cast including Anthony LaPaglia, Chloe Sevigny and cameos by Mimi Rogers, Daniel Baldwin, and Carol Kane, among others, with a special appearance by Samuel Jackson, and Phat Beach, a black hip hop comedy.

       To make all-rights acquisitions, the Company frequently becomes involved with, and has active input on, projects at the earliest possible date, from development through physical production and completion of the finished film, and generally may have input over all key production elements. Even with the Company's involvement in the early production stages of a film's development, it will continue to be difficult to predict the theatrical acceptance of any particular motion picture the Company may acquire or produce. The theatrical results of a motion picture is a significant factor in generating revenues in all media, including home video.

       In 1996, the Company engaged Orion to handle the theatrical distribution of its films. Orion had the infrastructure to book, bill, collect and service the exhibition community that LIVE did not possess. LIVE retained control over marketing decisions and responsibility for the theatrical releasing costs. The Company believes it experienced significant distribution quality and targeted penetration problems, occurring occasionally in this type of relationship with a third party distribution arrangement. In order to address these problems, reduce the overall cost to the Company for such distribution services, and take advantage of additional opportunities that a LIVE owned and operated theatrical distribution system could provide, the Company made the decision to bring the domestic theatrical distribution operation in-house in 1997. This decision was made after detailed cost/benefit analysis, and will thus allow the Company to better control and exploit the theatrical distribution of its filmed product. LIVE anticipates releasing between six to ten theatrical films each year, with eight releases planned in 1997. The first such film released under LIVE's theatrical distribution system was the limited regional release "Hotel de Love" in January 1997. Other theatrical releases in 1997 include "Dead Men Can't Dance", "Wishmaster" (produced by Wes Craven), "Boys Night Out" (starring, Christopher Walken, Denis Leary and Sean Patrick Flannery) and "Suicide Kings" (starring Rebecca DeMornay). In addition, this decision may provide an additional revenue stream to the Company in that other independent film producers can utilize LIVE's theatrical distribution system in a typical "rent-a-system" deal. Under this arrangement, LIVE will service such films theatrically with little or no risk, and collect a fee for doing so. In many cases this may provide opportunities for the Company to distribute these films in other media such as in the television and international markets.

The United States Motion Picture Industry

       The United States motion picture industry encompasses the production and theatrical exhibition of feature-length motion pictures and the subsequent distribution of such pictures in home video, television and other ancillary markets. The industry is dominated by the major studios, including Universal Pictures, Warner Bros., Twentieth Century Fox, MGM, Sony Pictures Entertainment (including Columbia Pictures and Tri-Star Pictures), Paramount Pictures and The Walt Disney Company, which historically have produced and distributed the majority of theatrical motion pictures released annually in the United States. There are also a large number of smaller production companies that produce theatrical motion pictures and have played an important role in the production of motion pictures for the worldwide feature film market.

       The "majors" generally own their production studios and have national or worldwide distribution organizations. Major studios typically release films with direct production costs ranging from $10,000,000 to $100,000,000 or more and provide a continual source of motion pictures to the nation's theater exhibitors. The independents do not own production studios and, with certain exceptions, have more limited distribution capabilities than the major studios. Independents typically produce fewer motion pictures at substantially lower average production costs than major studios.

Motion Picture Financing and Production

       The Company is involved in the production and financing of a variety of motion pictures. The typical cost of a motion picture produced by a major studio for wide release averages more than $36,000,000. The Company intends to keep its average production budget to less than $20,000,000, although it may spend more for titles it believes to have significant commercial potential. Production costs consist of acquiring or developing the screenplay, film studio rental, cinematography, post-production costs and the compensation of creative and other production personnel. Distribution expenses, which consist primarily of the costs of advertising and release prints, are additional expenses and are not included in direct production costs.

       Independent production companies generally avoid incurring the substantial overhead costs of the majors by hiring creative and other production personnel and retaining the other elements required for pre-production, principal photography and post-production activities on a project-by-project basis. Unlike the major studios, the independents also typically finance their production activities from outside sources rather than out of cash flow. Such sources include bank loans, "pre-sales", equity offerings and joint ventures. Independents generally attempt to complete their financing of a motion picture production prior to commencement of principal photography, at which point substantial production costs begin to be incurred and require payment.

       "Pre-sales" are often used by independent film companies to finance all or a portion of the direct production costs of a motion picture. Pre-sales consist of fees paid to the producer by third parties in return for the right to exhibit the completed motion picture in theaters or to distribute it in home video, television, foreign or other ancillary markets. Producers with distribution capabilities, such as the Company, may retain some or all of the rights to distribute the completed motion picture either domestically or in one or more foreign markets. The Company typically will license a motion picture's foreign rights among several international licensees under such pre-sale agreements.

       Both major studios and independent film companies often acquire motion pictures for distribution through an industry arrangement known as a "negative pickup," under which the studio or independent film company agrees to acquire from an independent production company all rights to a film upon completion of production. The independent production company normally finances production of the motion picture pursuant to financing arrangements with banks or other lenders in which the lender is granted a security interest in the film and the independent production company's rights under its arrangement with the studio or independent. When the studio or independent "picks up" the completed motion picture, it assumes (and in the case of the Company, most often simply pays) the production financing indebtedness incurred by the production company in connection with the film. In addition, the independent production company is paid a production fee and generally is granted a participation in the net profits from distribution of the motion picture. Examples of films the Company has recently acquired through negative pickup arrangements include Critical Care and The Substitute.

       Both major studios and independent film companies generally incur various third-party participations in connection with the distribution and production of a motion picture. These participations are contractual rights of actors, directors, screenwriters, owners of rights and other creative and financial contributors entitling them to share in revenues or net profits (as defined in the respective agreements) from a particular motion picture. Except for the most sought-after talent, participations are generally payable after all distribution and marketing fees and expenses, direct production costs and financing costs are paid in full.

Motion Picture Distribution

       Motion picture distribution encompasses the exploitation of motion pictures in theaters and in ancillary markets such as home video, pay-per-view, pay television, broadcast television, foreign and other markets. Motion pictures may continue to play in theaters for up to six months following their initial release. Concurrently with their release in the United States, motion pictures generally are released in Canada and may also be released in one or more other foreign markets. The motion picture then becomes available for distribution in other markets as follows:

                                      Months After        Approximate
                                      Initial Release     Release Period

       Domestic home video               4-6  months         ----
       Domestic pay-per-view             4-6  months         3 months
       Domestic pay television           6-10 months         12-21 months
       Domestic network/basic cable     30-36 months         18-36 months
       Domestic syndication             30-36 months         3-15 years
       Foreign home video                6-12 months         ----
       Foreign television               18-24 months         18-30 months


       The distributor typically acquires rights from the producer to distribute a motion picture in one or more of the markets described above. The distributor typically agrees to advance the producer a non-refundable minimum royalty or guarantee, which is to be recouped by the distributor out of profits generated from the distribution of the motion picture in whatever markets it has acquired. Generally, the producer also is entitled to receive a participation equal to an agreed-upon percentage of all net revenues received from distribution of the motion picture over and above the advance once the advance is recouped. As noted, the Company in the past generally acquired only domestic home video rights, but now seeks to control or acquire all rights to films it produces or licenses from third parties.

Theatrical Distribution

       The theatrical distribution of a motion picture involves the manufacture of release prints, the promotion of the picture through advertising and publicity campaigns and the licensing of the motion picture to theatrical exhibitors. The size and success of the promotional advertising campaign can materially affect the revenues realized from the theatrical release of a motion picture. The costs incurred in connection with the distribution of a motion picture can vary significantly, depending on the number of screens on which the motion picture is to be exhibited, the actual cost and scope of the media advertising expenditures and campaign and the ability to exhibit motion pictures during peak exhibition seasons. Competition among distributors for theaters during such seasons is great. Similarly, the ability to exhibit motion pictures in the most popular theaters in each area can affect theatrical revenues.

       The distributor and theatrical exhibitor generally enter into an arrangement providing for the exhibitor's payment to the distributor of a percentage of the box office receipts for the exhibition period, in some cases after deduction of the theater's overhead, or a flat negotiated weekly amount. The distributor's percentage of box office receipts generally ranges from an effective rate of 35% to over 50%, depending upon the success of the motion picture at the box office. Distributors carefully monitor the theaters which have licensed the picture for exhibition to ensure that the exhibitor promptly pays all amounts due the distributor. Substantial delays in collection are not unusual.
When the Company acquired all rights to a motion picture having theatrical potential, it previously engaged the services of a theatrical distribution company to handle the theatrical exhibition of the film in the United States. In the past, the Company has used the services of MGM Pictures and Orion.

       As noted above, in 1997 the Company began to distribute its own motion picture releases in the United States theatrical market. The Company's motion pictures will face significant competition from films produced and distributed by others without the benefit of an experienced distributor or proven distribution network. The theatrical success of a motion picture can be a significant factor in generating revenue in other media. Therefore, there is a substantial risk that some or all of the Company's projects will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized. The Company's film production activities require the initial expenditure of significant funds, while revenues relating to such films and programs are generated over an extended period of time. In addition, as a result of the Company acquiring film product earlier in its production stages, the possibility always exists that the finished product may be different from that which was initially envisioned. Theatrical distribution will require an increase in overhead and the commitment of additional capital resources by the Company. No assurances can be given that theatrical distribution efforts by the Company will be successful.

       The Company views theatrical distribution of films to be a source of advertising and promotion to enhance the home video and other distribution revenues to be received from the film. The Company does not believe that theatrical distribution of its motion picture products will be a source of material profits.

Home Video

       The home video distribution business involves the promotion and sale of videocassettes and videodiscs to distributors as well as local, regional and national video retailers (e.g., video specialty stores, convenience stores, record stores and other outlets), which then rent or sell such videocassettes and videodiscs to consumers primarily for private viewing.

       Major feature films are usually scheduled for release in the home video market within four to six months after theatrical release to capitalize on the theatrical advertising and publicity for the film. Promotion of new releases is generally undertaken during the nine to twelve weeks before the release date. Videocassettes of feature films are generally sold to domestic wholesalers at approximately $50 to $60 per unit and generally are rented by consumers for fees ranging from $1 to $5 per day. Wholesalers who meet certain sales and performance objectives may earn rebates, return credits and cooperative advertising allowances. Selected titles, including certain made-for-video programs, are priced significantly lower (at a wholesale price ranging from $5 to $19 per unit) to encourage direct purchase by consumers. Direct sale to consumers is referred to as the "priced-for-sale" or "sell-through" market.

       Overall growth in the domestic home video market has slowed as growth in the number of new outlets and new VCR homes has moderated. The growth in outlets designed to serve the rental market has remained essentially flat for the past several years, while the number of new outlets which offer videocassettes and videodiscs for sale has increased. The sell-through market continues to be a seasonal business, except for feature films initially released on home video at prices generally below $30. Furthermore, new technologies which satellite transmission and telephone companies and others are developing could make competing delivery systems economically viable and could alter the home video marketplace.

       See a more complete description of the Company's home video distribution operations under "Acquisition of Motion Picture
Distribution Rights by the Company - Domestic Home Video
Distribution Rights."

Pay-per-view

       Pay-per-view television allows cable television subscribers to purchase individual programs, including recently released motion pictures and live sporting, music or other events, on a "per use" basis. The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

Pay Television

       Pay television allows cable television subscribers to view HBO, Cinemax, Showtime, The Movie Channel, Encore and other pay television network programming offered by cable system operators for a monthly subscription fee. The pay television networks acquire a substantial portion of their programming from motion picture distributors.

Broadcast and Basic Cable Television

       Broadcast television allows viewers to receive, without charge, programming broadcast over the air by affiliates of the major networks (ABC, CBS, NBC and Fox), independent television stations and cable and satellite networks and stations. In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee. Broadcasters or cable systems operators pay fees to distributors for the right to air programming a specified number of times.

Foreign Markets

       In addition to their domestic distribution activities, some motion picture distributors generate revenues from distribution of motion pictures in foreign theatrical markets, home video, television and other foreign markets. There has been a dramatic increase in recent years in the worldwide demand for filmed entertainment. This growth is largely due to the privatization of television stations, introduction of direct broadcast satellite services, growth of home video and increased cable penetration.

Other Markets

       Revenues also may be derived from the distribution of motion pictures to airlines, schools, libraries, hospitals and the military, licensing of rights to perform musical works and sound recordings embodied in a motion picture, and rights to manufacture and distribute games, dolls, clothing and similar commercial articles derived from characters or other elements of a motion picture.

New Technologies

       New means of delivery of entertainment product are constantly being developed and offered to the consumer. The exact impact of emerging technologies such as digital video discs ("DVD"), direct broadcast satellites, the Internet, etc. on the Company's operations cannot be determined at this time. However, in its role as a producer and holder of entertainment copyrights, the Company is positioning itself to take advantage of whatever delivery options are available to it, and is constantly monitoring these new media possibilities.

Acquisition of Motion Picture Distribution Rights by the Company

General

       Distribution rights to motion pictures can encompass various media (e.g., theatrical, home video, free or pay television, electronic publishing, CD-ROM, interactive) and various markets or territories (e.g., the United States and Canada, Great Britain and Japan). In the past, the Company generally acquired only home video rights and not the rights to broadcast or cablecast programs or to exhibit programs on pay-per-view television or in movie theaters or similar locations. Historically, where these other rights were acquired, the Company exploited them by sublicensing the rights to third parties whose principal businesses included exploitation of such rights. In early 1994, the Company expanded its business activities into the theatrical distribution of a limited number of motion pictures and the direct licensing of international and television rights to third parties rather than through intermediaries. Now, where possible, the Company focuses on the acquisition of worldwide distribution rights to a motion picture in all media, or, where feasible, distribution rights in all media for either the North American or international market places.

       The Company's decision process in acquiring a finished or an unfinished movie is similar. The Company collects information concerning new motion pictures being contemplated or entering the production cycle. This information is obtained from trade sources and from personal relationships and contacts. The acquisition process focuses on productions which seem most likely to fit the Company's requirements for worldwide marketability and profit potential. Before the Company acquires distribution rights for any motion picture, the Company analyzes not only the picture's projected costs, revenues and scheduling, but also the effect of these assumptions on overall Company performance. The Foothill Credit Facility imposes limitations on the size of minimum guarantees or production or acquisition cost the Company can incur without the lender's approval.

       When the Company acquires distribution rights to a motion picture prior to its production, it controls its development expenditures by making only limited commitments to advance funds before completion. After acquisition of the rights of a motion picture prior to its production, the Company typically has approval rights over key product elements and maintains a production supervisory staff to monitor the production process. Overhead and general expenditures are kept at a minimum level, as the Company does not own any production facilities or significant production staff.

Domestic Theatrical Distribution Rights

       Historically, LIVE only occasionally acquired theatrical distribution rights to certain of its films. However, when such rights were acquired - for films such as Tom and Jerry - The Movie, Reservoir Dogs, Bad Lieutenant, American Heart, Light Sleeper and Bob Roberts, for example - LIVE exploited the rights by sublicensing them to third parties whose principal businesses was theatrical distribution of such rights. Management of the Company considers the theatrical distribution of a film extremely important as a marketing tool which enhances video and international sales and thus LIVE focuses on acquiring theatrical distribution rights as part of the overall acquisition where possible, even if a film ultimately will not be released theatrically. The Company released theatrically five films during fiscal 1996, including The Arrival, directed by David Twohy (writer of The Fugitive and Waterworld), The Substitute, directed by Robert Mandel (director of School Ties, fx and Big Shots), and Maybe . . . Maybe Not, in the United States through its relationship with Orion. The Company generally targets motion pictures for distribution on a national basis which can result in substantial amounts being expended for the costs of national advertising and the manufacturing of initial release prints. The exception to this national focus would be that certain motion pictures be targeted to various demographic audiences, as opposed to the mainstream public, and such pictures would be distributed on a more regional, less expensive, basis. While the Company does not believe that theatrical distribution of its motion pictures will be a source of material profits due to the risks inherent in that business, management of LIVE believes that the theatrical market has significant upside potential should any particular film perform well. It is not uncommon for heavily advertised films with theatrical losses to have increased performance in video and other ancillary media that partially or totally offset such losses. However, no assurance can be made as to results with respect to any particular release.

       The Company is in various stages of post production, production, development and pre-production on a number of projects, and intends to have many of these films distributed theatrically in the United States. Of those films to which the Company holds domestic theatrical distribution rights, LIVE intends to release most through its own new theatrical distribution division. An occasional film may be distributed in the future through third parties.

Domestic Home Video Distribution Rights

       LIVE has developed operating strategies which it believes enhance sales and profit growth potential by focusing on securing long-term access to commercially viable motion pictures primarily for video release. It categorizes the feature films it releases on video by reference to relative acquisition costs and expected unit sales. "A+" titles generally are those films with some combination of significant box office revenues, established stars, wide theatrical distribution and/or large budgets. "A" titles usually are feature films with cast or other elements which give them a defined audience appeal and which also receive wide theatrical distribution. Those films categorized as "B" titles generally include a variety of more modestly budgeted films which, if released theatrically, are done so on a limited or regional basis. In addition to motion picture product, the Company also acquires non-theatrical programming such as sports and fitness programming, children's programming, special interest products and interactive programs.

       Pursuant to various agreements with independent motion picture producers, the Company released on home video 21 feature film titles during 1996. This included the successful video rental releases of the major motion pictures The Arrival and The
Substitute. LIVE anticipates releasing on home video a total of between 35 to 45 feature films in 1997 through 1998. Management believes that, under current market conditions, "B" titles generally will be available at favorable prices on a title by title basis, either in the pre-production stage or as finished product. LIVE also intends to continue to aggressively pursue opportunities to acquire video rights in children's, budget line and special interest programming.

       In recent years, management of the Company decided to begin releasing fewer rental titles per month than in prior years for a number of reasons, among them being: (a) fewer titles being purchased by LIVE as a result of lack of availability, and (b) a shift in rental market tastes, with a much greater portion of video store purchases being devoted to theatrically released "A" titles than direct-to-video or direct-to-television "B" titles.
Management of the Company has addressed these issues by (i) reducing its number of rental titles released per month, particularly the direct-to-video "B" titles, allowing LIVE's marketing and sales forces to place increased emphasis on a smaller number of titles, (ii) acquiring more rights to films than only domestic video rights (including theatrical, television, international and CD-ROM) and diversifying its business to license such additional rights directly rather than through intermediaries,
(iii) continuing LIVE's focus on the sell-through business, exploiting the Company's library of over 2,000 titles including children's and special interest programs and (iv) attempting to release a higher percentage of "A" titles by increasing its efforts to acquire films with greater theatrical release potential.

       Management of LIVE believes that the decrease in revenues due to fewer rental releases per month will eventually be compensated for through a combination of increased ancillary revenues (such as theatrical, television, international and CD-ROM) and higher revenues per rental release due to a combination of increased focus on fewer titles and a higher percentage of "A" title acquisitions. There is no assurance that this will be the case, however.

       Domestic home video rights, when acquired under exclusive licenses without other rights, are typically acquired for a term of 15 years or more, in return for non-refundable advances against future royalties which are generally based on either a percentage of the Company's wholesale selling price or a percentage of profit contribution derived from the sale of videocassettes. In most instances, the advance is paid on or after the delivery of the applicable picture to the Company, which typically occurs six to twelve months prior to video release. Furthermore, the licenses may require the film's producer or distributor to make certain minimum print and advertising expenditures toward the theatrical release of the motion picture. In those instances where the Company pays a substantial portion of the royalty advance prior to completion, a completion bond in favor of the Company guaranteeing that a movie will be finished is almost always required, or the funds are escrowed or secured by a letter of credit. Acquisition costs vary substantially from title to title, depending on the Company's assessment of the projected demand for the program.

       LIVE, under its children's programming label, Family Home Entertainment ("FHE"), has over the years built a substantial library of children's titles. FHE has secured worldwide rights to release videocassettes of the Teenage Mutant Ninja Turtles animated television series. LIVE also has an agreement with Broadway Video Entertainment granting it home video rights to programs including Rudolph the Red Nosed Reindeer, Frosty the Snowman, Santa Claus is Coming to Town, The Little Drummer Boy, Here Comes Peter Cottontail and Frosty Returns through 1997. Broadway Video Entertainment recently sold its family entertainment library to Golden Books Family Entertainment Inc. and LIVE was unable to renew its license to distribute these programs when the current agreement expires in 1997. See a further discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, license agreements have been secured for programming featuring the products of major toy manufacturers including such licensed characters as Robotech, Pound Puppies, G.I. Joe, Transformers, JEM, Mapletown, Velveteen Rabbit, Strawberry Shortcake, The Mad Scientist, Babar, Care Bears, Bucky O'Hare, Hello Kitty and Friends, Phantom 2040, Papa Beaver, The Highlander (animation), Enchanted Camelot, Skysurfer Strike Force, The Bears Who Saved Christmas, Santa's Christmas Crash, Santa's Christmas Snooze, Princess Gwenevere, Flash Gordon, The Littlest Pet Shop and Baryshnikov Stories From Childhood. Management of the Company intends to continue LIVE's emphasis on building and exploiting its FHE library.

       LIVE also distributes non-theatrical products such as the Smithsonian Series and the Audubon Series. LIVE distributes music videos, including those by Michael Jackson, the Rolling Stones and the Doobie Brothers. Sports and fitness titles include the PGA Tour, a Jose Canseco instructional tape and Paula Abdul and Marla Maples fitness tapes.

       LIVE maintains its own sales organization which prepares sales and marketing plans for new release and catalog promotions and works closely with wholesale distributors, rackjobbers and key retailers in the United States. Pursuant to an agreement expiring in May 1998, WEA handles all physical aspects of United States distribution, billing and collections for the Company. The Company has a similar arrangement with MCA Canada Ltd., with respect to the Company's Canadian sales, marketing and distribution activities under an agreement that expires in 1997, subject to a three year option to extend in favor of LIVE.

Television Distribution Rights

       Television distribution rights will be acquired by the Company where available. Television networks, independent television networks, television stations and cable system operators generally license television series, films and film packages (consisting of theatrically released feature films and made-for-television movies) pursuant to agreements with distributors or syndicators that allow a fixed number of telecasts over a prescribed period of time for a specified cash license fee or for barter of advertising time. LIVE distributes the television rights to films it acquires through its own staff.

International Distribution Rights

       International distribution rights include rights in various media (e.g., television, theatrical and home video) and to various territories (e.g., the United Kingdom, Japan and the Benelux nations). To acquire these rights, the Company is required to pay a minimum guarantee. The minimum guarantee, along with specific recoupable marketing and other expenses, is recovered from the motion picture's gross revenues before the producer begins to participate in the net revenues. Historically, the Company only occasionally acquired international distribution rights to certain of its films, mainly through the acquisition of the Vestron library. LIVE has for some time maintained a small in-house international sales staff and utilized outside sales agents to exploit those rights. However, often when international rights were acquired (e.g., for films such as Light Sleeper), LIVE exploited the rights by sublicensing them to third parties whose principal businesses included the further sublicensing of such rights, and the Company paid a fee for such sublicensing activities. In 1996, the Company further expanded its sales force to manage international sales and to more aggressively promote its motion pictures at foreign film markets, including the Cannes Film Festival in France, the American Film Market in Los Angeles and MIFED in Italy.

Competition

       Success in the entertainment marketplace is largely dependent on a company's ability to acquire rights to programming at attractive prices and upon the subsequent performance of this programming in the marketplace. With the exception of certain output agreements described above under "Acquisition of Motion Picture Distribution Rights by the Company; Domestic Home Video Distribution Rights," the Company generally acquires distribution rights on a film-by-film basis. The Company faces significant competition both in obtaining distribution rights and in selling products. The Company's competitors for product acquisitions are companies such as New Line, HBO and Trimark, and it competes with these companies as well as major studios in the marketing of its product. Certain of the Company's competitors, particularly those affiliated with major studios or pay television broadcasters, have significantly greater financial resources than the Company. Competition for distribution rights is based primarily on the amount of the advances which companies are willing to offer to producers as well as on the producer's perception of the company's marketing capabilities and its commitment to marketing the release of a film.

Regulation Affecting the Company

       Distribution rights to motion pictures are granted legal protection under the copyright law of the United States and most foreign countries, which provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of motion pictures. The Company endeavors to maintain copyright protection for all its films under the laws of all applicable jurisdictions.

       United States television stations and networks as well as foreign governments impose restrictions on the content of motion pictures which may restrict in whole or in part exhibition on television or in a particular territory. There can be no assurance, therefore, that current or future restrictions on the content of Company films may not limit or affect the Company's ability to exhibit certain of such motion pictures in such media or markets.

Major Customers

       During the year ended December 31, 1994 two customers, Ingram Entertainment and East Texas Distributors, accounted for 11.0% and 12.3%, respectively, of net sales of LIVE; during the year ended December 31, 1995 the same two customers accounted for 17.4% and 16.6%, respectively, of net sales of LIVE; and during the year ended December 31, 1996, one customer, East Texas Distributors, accounted for 12.5% of the net sales of LIVE.

Employees

       As of February 28, 1997, LIVE had 156 full-time regular employees and one part-time employee. None of the Company's employees are covered by a collective bargaining agreement and the Company believes that its employee relations are good.

Properties

       The Company's executive offices are leased in Van Nuys, California. The Company believes that its office facilities are adequate to meet its current and anticipated future needs.

Legal Proceedings

       LIVE had been the defendant in two purported class action law suits that were filed in 1992. The Company had requested the U.S. District Court for the Central District of California to dismiss both cases for non-prosecution due to the fact that the plaintiffs had taken no action in either of these cases for over one year. On April 8, 1996, the U.S. District Court granted LIVE's request and dismissed both cases.

       In May 1994, a breach of contract claim was filed in the Supreme Court of New York, Erie County, against a subsidiary of the Company in the Supreme Court of New York, Erie County, claiming nonpayment of royalties from licensing of films in foreign territories and deprivation of royalty payments as a result of misallocation of certain values asserted with licensed film properties. Films subject to the complaint were among the assets of Vestron, Inc. purchased by the Company in July 1991, and the period covered included the license periods both prior to, and subsequent to, the acquisition date by the Company. The Company filed a reply brief (including a Motion to Dismiss) on October 5, 1994, and such Motion to Dismiss was granted on the grounds of forum non conviens. Plaintiff filed a complaint in New York on March 22, 1995. The Company filed its answer, affirmative defenses and counterclaim on April 20, 1995. Plaintiff filed a motion for class certification on September 8, 1995 to which the Company filed its opposition to the motion on November 6, 1995. After limited pre-trial discovery, a motion for class certification was argued on December 6, 1995. By order dated June 21, 1996 and filed on June 25, 1996, the Court in this action determined that the action should be maintained as a class action under the provisions of
Section 901(a) of the New York Civil Practice Law and Rules.

       The Company filed an appeal from the Order granting class certification on July 19, 1996 and filed a Motion for Decertification of the class on July 24, 1996. A hearing on the motion was heard on September 4, 1996 and on December 24, 1996 the Court denied the Company's Motion for Decertification. On February 7, 1997 the Company filed a combined appeal from the order granting a class certification and the dismissal of the Motion for Decertification, which was considered by the New York State
Appellate Division in April 1997. By its decision of April 25, 1997, the New York State Appellate Division affirmed the decision of the Supreme Court.

       Management is unable to predict the ultimate outcome of the above-described actions at this time. However, LIVE and the other defendants believe that there is no factual basis for these lawsuits and intend to defend them vigorously. Accordingly, no provision for any liability which may result has been made in LIVE's consolidated financial statements. In the opinion of management, these actions, when finally concluded and determined, will not have a material adverse effect upon LIVE's financial position or results of operations.

       Other than as described above, there are no material legal proceedings to which LIVE or any of its subsidiaries are a party other than ordinary routine litigation in the ordinary course of business. In the opinion of management, resolution of these matters will not have a material adverse impact on LIVE's financial position or results of operations.

                           INDEPENDENT AUDITORS

       Ernst & Young LLP are the Company's independent auditors.
Representatives of Ernst & Young LLP are expected to be present at the Special Meeting to respond to appropriate questions of stockholders and make a statement if they so desire.

             STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

       If the Merger is not consummated, the Company will hold its 1997 Annual Meeting of its stockholders in accordance with its Bylaws and the DGCL. Any proposals of stockholders to be presented at the 1997 Meeting were required to have been received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of Proxy no later than December 1, 1996. No such proposals were received.

                               OTHER MATTERS

       The Board is not aware of any business which will be presented at the Special Meeting other than those matters set forth in the accompanying Notice of Special Meeting. If any other matters are properly presented at the Special Meeting for action, it is intended that the persons named in the accompanying Proxy and acting thereunder will vote in accordance with their best judgment on such matters.


                     CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . F- 2
Consolidated Balance Sheets as of December 31, 1996 and 1995 . . . . . . F- 3
Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . F- 4
Consolidated Statements of Stockholders' Equity for the Years
  Ended December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . F- 5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . F- 6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . F- 7
Condensed Consolidated Balance Sheets as of March 31, 1997 and
  December 31, 1996 (unaudited)  . . . . . . . . . . . . . . . . . . . . F-26
Condensed Consolidated Statements of Operations for the Three
  Months Ended March 31, 1997 and 1996 (unaudited) . . . . . . . . . . . F-27
Condensed Consolidated Statements of Cash Flows for the Three
  Months Ended March 31, 1997 and 1996 (unaudited) . . . . . . . . . . . F-28
Notes to Condensed Consolidated Financial Statements (unaudited) . . . . F-29

                      REPORT OF INDEPENDENT AUDITORS


Board of Directors
LIVE Entertainment Inc.


     We have audited the accompanying consolidated balance sheets of LIVE Entertainment Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of LIVE Entertainment Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                             ERNST & YOUNG LLP

Los Angeles, California
April 9, 1997

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                          (Amounts in Thousands)
                                                                December 31,
                                                              1996      1995
                                  ASSETS
ASSETS:
   Cash and cash equivalents, including restricted cash
      of $668 and $1,352 . . . . . . . . . . . . . . . .    $ 41,992  $ 49,487
   Accounts receivable, less allowances of $20,879
     in 1996 . . . . . . . . . . . . . . . . . . . . . .       7,906        --
   Inventories . . . . . . . . . . . . . . . . . . . . .       6,206     4,813
   Property and equipment, net . . . . . . . . . . . . .       1,058     1,145
   Film costs, net of accumulated amortization of
     $610,067 and $526,590 . . . . . . . . . . . . . . .      62,633    66,700
   Other assets. . . . . . . . . . . . . . . . . . . . .       1,940     1,353
   Goodwill, net of accumulated amortization of
     $43,967 and $40,042 . . . . . . . . . . . . . . . .      22,022    25,947
                                                            $143,757  $149,445
                   LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
   Accounts payable. . . . . . . . . . . . . . . . . . .    $  5,177   $ 6,675
   Accrual for returns and advertising net of
     accounts receivable of $15,447 in 1995  . . . . . .          --     3,430
   Accrued expenses. . . . . . . . . . . . . . . . . . .       3,918     7,737
   Deferred revenue. . . . . . . . . . . . . . . . . . .       8,492     4,714
   Notes payable . . . . . . . . . . . . . . . . . . . .      13,571     8,333
   Increasing Rate Senior Subordinated Notes
     due 1999, including capitalized interest of
     $9,176 and $13,184. . . . . . . . . . . . . . . . .      49,176    53,184
   Film obligations. . . . . . . . . . . . . . . . . . .      14,577    18,559
   Dividends payable . . . . . . . . . . . . . . . . . .       4,033     2,309
   Income taxes payable and deferred income taxes. . . .      16,346     6,484
      Total liabilities. . . . . . . . . . . . . . . . .     115,290   111,425

STOCKHOLDERS' EQUITY:
   Series B Cumulative Convertible Preferred Stock--
     authorized 9,000,000 shares; $1.00 par value;
     $38,198,000 liquidation preference (1996);
     $41,970,000 liquidation preference (1995);
     3,819,000 (1996) and 4,197,000 (1995)
     shares outstanding  . . . . . . . . . . . . . . . .       3,819     4,197
   Series C Convertible Preferred Stock--15,000 shares
     authorized and outstanding; $1.00 par value;
     $15,000,000 liquidation preference  . . . . . . . .          15        15
   Common Stock -- authorized 24,000,000 shares
     (1996 and 1995); $0.01 par value; 2,448,267
     (1996) and 2,418,424 (1995) shares
     outstanding . . . . . . . . . . . . . . . . . . . .          24        24
   Additional paid-in capital. . . . . . . . . . . . . .     123,930   129,668
   Retained deficit. . . . . . . . . . . . . . . . . . .     (99,321)  (95,884)
                                                              28,467    38,020
                                                            $143,757  $149,445

              See notes to consolidated financial statements.

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (Amounts in Thousands, Except Per Share Data)

                                                         Year Ended
                                                         December 31,
                                                 1996       1995       1994
Net sales. . . . . . . . . . . . . . . . . . $ 151,425   $ 140,112  $ 117,205
Cost of goods sold . . . . . . . . . . . . .   127,560     113,025    101,781
       GROSS PROFIT. . . . . . . . . . . . .    23,865      27,087     15,424
Operating expenses:
   Selling, general and administrative
     expenses. . . . . . . . . . . . . . . .    15,907      15,249     17,673
   Amortization of goodwill. . . . . . . . .     3,924       3,925      3,925
                                                19,831      19,174     21,598
                                                 4,034       7,913     (6,174)
Disposal of VCL/Carolco Communications GmbH (VCL):
   Net Sales . . . . . . . . . . . . . . . .        --      32,257     22,712
   Costs and Expenses. . . . . . . . . . . .        --      32,257     22,712
                                                    --          --         --
   Gain on disposal of VCL . . . . . . . . .        --       2,913         --
                                                    --       2,913         --
       OPERATING PROFIT (LOSS) . . . . . . .     4,034      10,826     (6,174)
   Interest and other income . . . . . . . .     2,058       2,424      2,692
   Interest expense. . . . . . . . . . . . .    (1,529)     (1,859)    (5,992)
       INCOME (LOSS) FROM CONTINUING
         OPERATIONS BEFORE INCOME TAXES. . .     4,563      11,391     (9,474)
   Income tax expense. . . . . . . . . . . .     8,000         600        200
       (LOSS) INCOME FROM CONTINUING
       OPERATIONS. . . . . . . . . . . . . .    (3,437)     10,791     (9,674)
Discontinued Operations:
   (Loss) from discontinued operations
     net of income taxes . . . . . . . . . .        --          --       (100)
       (LOSS) FROM DISCONTINUED OPERATIONS .        --          --       (100)
       NET (LOSS) INCOME . . . . . . . . . . $  (3,437)  $  10,791  $  (9,774)

Net (loss) income per common share:
Primary:
   Continuing operations . . . . . . . . . . $   (3.03)  $    1.34  $   (8.05)
   Discontinued operations . . . . . . . . .        --          --      (0.04)
   Net (loss) income . . . . . . . . . . . . $   (3.03)  $    1.34  $   (8.09)

Weighted average number of shares
  outstanding. . . . . . . . . . . . . . . . 2,441,055   2,436,309  2,418,003
Net (loss) income attributable to
  common stock . . . . . . . . . . . . . . .$   (7,389)  $   3,255  $ (19,565)

Fully Diluted:
   Continuing operations . . . . . . . . . .$    (3.03)  $     .53  $   (8.05)
   Discontinued operations . . . . . . . . .        --          --      (0.04)
   Net (loss) income . . . . . . . . . . . .$    (3.03)  $     .53  $   (8.09)

Weighted average number of shares
  outstanding. . . . . . . . . . . . . . . . 2,441,055  20,541,896  2,418,003
Net (loss) income attributable to
  common stock . . . . . . . . . . . . . . .$   (7,389)  $  10,791  $ (19,565)

              See notes to consolidated financial statements.

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (Dollar Amounts in Thousands)
                                                           Year Ended December 31,
                                              1996                  1995                    1994
                                        Shares     Amounts    Shares      Amounts    Shares      Amounts

Series B Cumulative Convertible
Preferred Stock
 Beginning balance . . . . . . . . .    4,197,000  $ 4,197     5,600,000  $ 5,600    1,000,000   $ 1,000
 Repurchase of Series B Cumulative
 Convertible Preferred Stock . . . .     (378,000)    (378)   (1,400,000)  (1,403)    (400,000)     (400)
 Other . . . . . . . . . . . . . . .                              (3,000)
 Transferred from current
   liabilities . . . . . . . . . . .                                                 5,000,000     5,000
 Ending balance. . . . . . . . . . .    3,819,000    3,819     4,197,000    4,197    5,600,000     5,600

Series C Convertible Preferred
Stock
 Beginning balance . . . . . . . . .       15,000       15        15,000       15       15,000        15
 Ending balance. . . . . . . . . . .       15,000       15        15,000       15       15,000        15

Common Stock
 Beginning balance . . . . . . . . .    2,418,424       24     2,418,720       24    2,418,003        24
 Common Stock issued (repurchased) .       29,843                   (296)                  717

 Ending balance. . . . . . . . . . .    2,448,267       24     2,418,424       24    2,418,720        24

                                                                 Year Ended December 31,
                                                    1996                   1995                   1994
Additional Paid-in Capital
 Beginning balance . . . . . . . . . .           $ 129,668              $ 136,753              $ 106,604
   Series B Cumulative Convertible
 Preferred Stock dividend accrual. . .              (3,081)                (2,198)                (3,000)
   Series C Convertible Preferred Stock
   dividend accrual  . . . . . . . . .                (871)                  (829)                  (791)
 Common Stock issued (repurchased) . .                 168                     (1)
 Series B Cumulative Convertible
   Preferred Stock repurchase  . . . .              (1,954)                (4,057)                (1,060)
 Series B Cumulative Convertible
   Preferred Stock transferred from
   current liabilities . . . . . . . .                  --                     --                 35,000
 Ending balance. . . . . . . . . . . .             123,930                129,668                136,753

Retained Earnings (Deficit)
 Beginning balance . . . . . . . . . .             (95,884)              (106,675)               (96,901)
 Net (loss) income . . . . . . . . . .              (3,437)                10,791                 (9,774)
 Ending balance. . . . . . . . . . . .             (99,321)               (95,884)              (106,675)

Total Stockholders' Equity . . . . . .            $ 28,467               $ 38,020               $ 35,717

                                        See notes to consolidated financial statements.

                   LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in Thousands)

                                                            Year Ended
                                                           December 31,
                                                    1996       1995      1994
OPERATING ACTIVITIES:
   (Loss) Income from continuing operations. .   $ (3,437)  $ 10,791  $ (9,674)
   Adjustments to reconcile net (loss) income
     to net cash provided by (used for)
     continuing operating activities:
       Depreciation and amortization of
         property and equipment. . . . . . . .        597        715       745
    Amortization of goodwill . . . . . . . . .      3,925      3,925     3,925
    Amortization of and adjustments to
      film costs . . . . . . . . . . . . . . .     83,477     60,330    49,056
    Income taxes payable and deferred
      income taxes . . . . . . . . . . . . . .      9,862       (152)      624
   (Increase) decrease in operating assets,
     net of acquisitions:
       Accounts receivable . . . . . . . . . .    (11,336)     1,950       482
    Inventories. . . . . . . . . . . . . . . .     (1,393)     3,029     2,282
    Receivable related to assets held
      for sale . . . . . . . . . . . . . . . .         --     17,916    68,084
    Receivable from stockholder. . . . . . . .         --         --     8,047
    Film cost additions. . . . . . . . . . . .    (79,410)   (59,921)  (58,096)
    Other assets . . . . . . . . . . . . . . .       (587)     1,090       420
   Increase (decrease) in operating
     liabilities, net of acquisitions:
      Accounts payable, accrued expenses,
        and deferred revenue . . . . . . . . .     (1,539)     4,338    (1,707)
    Accrual for returns and advertising. . . .         --      3,430        --
    Liabilities related to assets held
      for sale . . . . . . . . . . . . . . . .         --    (13,542)  (33,059)
    Payments on film costs obligations . . . .     (3,982)    (1,217)    3,926
      Cash (used for) provided by continuing
        operating activities . . . . . . . . .     (3,823)    32,682    35,055
      Cash (used for) provided by
        discontinued operations. . . . . . . .         --         --      (100)
      Cash (used for) provided by operating
        activities . . . . . . . . . . . . . .     (3,823)    32,682    34,955
INVESTING ACTIVITIES:
   Acquisition of property and equipment . . .       (510)      (460)     (459)
      Cash used for investing activities . . .       (510)      (460)     (459)
FINANCING ACTIVITIES:
   Issuance of long-term obligations . . . . .     10,000     10,000     2,500
   Payments on long-term obligations . . . . .     (8,770)    (8,689)  (50,631)
   Repurchase of Series B Cumulative
     Convertible Preferred Stock . . . . . . .     (2,332)    (5,460)   (1,460)
   Dividends paid on Series B Preferred
     Stock . . . . . . . . . . . . . . . . . .     (2,228)    (2,850)   (2,999)
   Issuance of Common Stock. . . . . . . . . .        168         --        --
        Cash used for financing activities . .     (3,162)    (6,999)  (52,590)
        (Decrease) Increase in cash and
          cash equivalents . . . . . . . . . .     (7,495)    25,223   (18,094)
        Cash and cash equivalents at
          beginning of period  . . . . . . . .     49,487     24,264    42,358
        Cash and cash equivalents at end
          of period  . . . . . . . . . . . . .   $ 41,992   $ 49,487  $ 24,264



               See notes to consolidated financial statements.

                LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         December 31, 1996

Note 1 - Summary of Significant Accounting Policies

     Background and Operations: LIVE Entertainment Inc. ("LIVE" or the "Company") was formed in 1988 and its largest ongoing businesses are LIVE Film & Mediaworks Inc. ("LFM") (formerly LIVE Home Video Inc.) and LIVE International ("LI"), which primarily acquires rights to produce and distribute theatrical motion pictures, children's films and special interest programs (including CD-ROM) which they market and distribute in all media to wholesalers, retailers and consumers in the United States and Canada (LFM) and internationally (LI). As part of its international activities, the Company also owned an 81% interest in VCL/Carolco Communications GmbH ("VCL"), a home video distribution and marketing company headquartered in Munich, Germany. VCL's year-end is November 30. In November 1995, LIVE disposed of its interest in VCL. The Company's continuing operations are principally in a single business segment, the production, distribution and retail sale of a broad variety of film related entertainment software products.

     Principles of Consolidation: The financial statements include the accounts of the Company and its subsidiaries LFM, LI and VCL. The financial statements reflect the Company's interests in, and account for, VCL as a disposal of a portion of a line of business. All significant intercompany balances and transactions have been eliminated.

     Cash Equivalents: Cash equivalents are all highly liquid investments maturing in three months or less when purchased.

     Restricted Cash: Restricted cash is cash required to be on reserve for film production contingencies. Such restricted cash is expected to be available to the Company within 12 months of the balance sheet date.

     Accounts Receivable Allowances: Accounts receivable are net of allowances for doubtful accounts, sales returns and advertising credits (1996). The accrual for returns and advertising costs are net of accounts receivable (1995).

     Inventory Valuation: LFM's inventory of duplicated videocassettes and boxes is stated at the lower of cost or market. All other inventories, which consist of videocassettes and accessories, are stated at the lower of cost or market determined by using an average cost which approximates the first-in, first-out (FIFO) method.

     Depreciation and Amortization: Property and equipment are stated at cost and are depreciated over their estimated service lives using accelerated and straight-line methods. Leasehold improvements are amortized over the lesser of their estimated useful lives or the terms of the related leases.

     Film Costs: Acquisition, production, print and advertising costs (which benefit future periods) are capitalized as film costs. Film costs are stated at the lower of unamortized cost or estimated net realizable value. In accordance with Financial Accounting Standards Board Statement No. 53, the individual film forecast method is used to amortize film costs. Films costs are amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received. Estimated liabilities for residuals and participations are accrued and expensed in the same manner as film costs are amortized. Where film rights are acquired from producers for a guaranteed minimum payment and the producer retains a participation in the film profits, the film profits are allocated to the Company until the guaranteed minimum payment is recovered, after which the producer's share is accrued.

     Revenue estimates on a film by film basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions. Based on this review, if estimated future gross revenues from a film are not sufficient to recover the unamortized film costs, other direct distribution expenses, and participations, the unamortized film cost shall be written down to net realizable value. In unusual cases, such as a change in public acceptance of certain types of films or actual costs substantially in excess of budgeted costs, a write-down to net realizable value may be required before the film is released.

     Goodwill: Goodwill represents both the excess of consideration paid for companies acquired in purchase transactions over the estimated fair value of the net assets of such companies and the application of pushdown accounting associated with the purchase of LFM by Carolco Pictures Inc. ("Carolco") in 1986. Goodwill is being amortized principally on a straight-line basis over 20 years. It is the Company's policy to evaluate goodwill and recognize impairment if it is probable that the recorded amounts are not recoverable from future cash flows.

     Income Taxes: The Company records its income tax provision in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Deferred income taxes are provided on transactions which are reported in the financial statements in different periods than they are for income tax purposes. Current and deferred taxes are provided based on filing a consolidated tax return for federal income tax purposes and combined state tax returns where permitted by state taxing authorities.

     Revenue Recognition: Minimum guaranteed amounts from theatrical exhibition and revenues from home video, free television and pay television license agreements are recognized in accordance with Financial Accounting Standards Board No. 53, when the license period begins for each motion picture, the license fee and cost of each picture are known, such motion pictures have been accepted and are available pursuant to the terms of the noncancelable license agreements and the collectability of the full license fee is reasonably assured. Revenues from theatrical exhibition in excess of minimum guaranteed amounts are recognized during the period of exhibition. Cash collected in advance of the time of availability is recorded as advance collections on contracts.

     Once completed, a typical theatrical film will generally be made available for license as follows:

                                    Months After        Approximate
          Marketplace               Initial Release     Release Period

     Domestic theatrical             ----               1-6 months
     Domestic home video             4-6  months        ----
     Domestic pay-per-view           4-6  months        3 months
     Domestic pay television         6-10 months        12-21 months
     Domestic network/basic cable   30-36 months        18-36 months
     Domestic syndication           30-36 months        3-15 years
     Foreign home video              6-12 months        ----
     Foreign television             18-24 months        18-30 months

     Video Cassette and Disc Sales Revenue and Returns
Recognition: Revenue from sales is generally recognized upon delivery to the customer. However, in accordance with industry practice, certain sales are made with the right to return unsold items. An allowance is provided for the gross profit impact of future sales returns, which reduces sales and cost of goods sold accordingly.

     Net (Loss) Income Per Common Share: Net (Loss) Income per common share is based on the weighted average number of common and common equivalent shares outstanding during the periods. Common equivalent shares, consisting of outstanding stock options and warrants, and convertible preferred stock are not included in the 1994 and 1996 calculations as they are antidilutive. Primary per share information has been determined on the basis of 2,441,055, 2,436,309, and 2,418,003 weighted average shares outstanding for the years ended December 31, 1996, 1995 and 1994, respectively. The net (loss) income per common share for the year ended December 31, 1995 and 1994 gives effect to the accretion of the redemption value of the Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") of $4,509,000 and $6,000,000 respectively. The net (loss) income per common share for the years ended December 31, 1996, 1995 and 1994 gives effect to total dividends on both the Series B Preferred Stock and the Series C Convertible Preferred Stock (the "Series C Preferred Stock") of $3,952,000, $3,027,000, and 3,791,000 respectively. Fully diluted per share information for the year ended December 31, 1995 has been determined on the basis of 20,541,896 weighted average number of shares outstanding, assuming conversion of the Series B Preferred Stock and the Series C Preferred Stock.

     Concentration of Credit Risk: The Company sells film properties and videocassettes to wholesalers, retailers and consumers worldwide. Sales by LFM are made to customers nationwide. Sales by LI are made to customers in various territories worldwide. Credit is extended to wholesalers and retailers based on an evaluation of the customer's financial condition, and generally collateral is not required. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Credit risk relating to the sale and distribution of videocassettes by Warner-Elektra-Atlantic Corporation ("WEA") to LFM's customers has been assumed by WEA under the terms of a three-year distribution agreement (see Note 7).

     The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. Generally, the investments made mature within 30 to 90 days and therefore are subject to little risk. The Company has not incurred any losses related to these investments.

     Fair Values of Financial Instruments: At December 31, 1996, the carrying value of the Company's financial instruments, which consist primarily of debt, approximates the fair value thereof. Fair value of publicly held debt has been determined based on quoted market prices.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Stock Based Compensation: The Company accounts for its stock compensation arrangements under the provision of APB 25, "Accounting for Stock Issued to Employees," and intends to continue this method of accounting.

     Re-classification: Certain re-classifications were made to the 1994 and 1995 financial statements to conform to the 1996 presentation.

Note 2 - Series C Preferred Stock

     On March 23, 1993, Pioneer Entertainment (USA) L.P., formerly Pioneer LDCA, Inc., ("Pioneer") received 15,000 shares of the Company's Series C Preferred Stock, par value $1.00 per share and in 1995 transferred these shares to its parent company, Pioneer Electronic Corporation ("PEC").

     The Series C Preferred Stock bears a cash dividend rate of 5% ($50 per share) per annum, payable semi-annually on June 30 and December 31 of each year. Although the June 30 and December 31 dividends were accrued by the Company during 1993, 1994, 1995, and 1996, dividends totaling approximately $3,078,000 ($205.20 per share) (including dividends on the unpaid dividends) were not paid due to restrictions imposed on the Company by the terms of the Series B Preferred Stock, which prohibit the payment of dividends on the Series C Preferred Stock unless the aggregate amount of such dividends, together with all cash dividends paid on the Series B Preferred Stock, does not exceed the net income of the Company (adding back specified net worth exclusions) since the March 23, 1993 date of issuance of the Series C Preferred Stock and the Series B Preferred Stock. The Company has realized cumulative consolidated net losses since the Series C Preferred Stock and the Series B Preferred Stock were issued. Thus, pursuant to the terms of the Series B Preferred Stock, the Company is prohibited from paying the June 30 and December 31, 1993, 1994, 1995, and 1996 cash dividends on the Series C Preferred Stock.

     The Series C Preferred Stock ranks junior to the Series B Preferred Stock and senior to all other classes of stock of the Company. The Series C Preferred Stock is convertible into 1,187,384 shares of common equity of the Company (either Common Stock or Series A Common Stock) at December 31, 1996. The number of shares into which the Series C Preferred Stock is convertible was determined by dividing the $15,000,000 liquidation preference plus accrued dividends of approximately $3,078,000 of the Series C Preferred Stock by $15.225, which was 140% of the average closing price of the Company's Common Stock for the ten trading days ending March 18, 1993, the date that was three business days prior to the completion of the Company's financial restructuring on March 23, 1993 ("Restructuring"). Holders of the Series C Preferred Stock are entitled to vote with the holders of Common Stock generally with each share entitled to as many votes as the number of shares of Common Stock into which it may be converted. The Series C Preferred Stock, in combination with the Company's Common Stock owned by PEC, represents approximately 50% of the voting equity of the Company (see Note 12). The Series C Preferred Stock may only be redeemed in certain limited circumstances in the event of increases in the trading price of the Company's Common Stock or in the event of a merger of the Company with another entity.

Note 3 - Discontinued Operations and Disposal of a Portion of a
Line of Business

     On August 31, 1994, LIVE sold its entire interest in its Specialty Retail Division, which consisted of its formerly wholly owned subsidiary, Strawberries Inc. ("Strawberries") and Strawberries' wholly owned subsidiary, Waxie Maxie Music Co. ("Waxie Maxie") to a group including Castle Harlan, Inc., the President of the Specialty Retail Division, and other senior managers of the Specialty Retail Division. The purchaser group also included Jefferson Capital Group, Ltd. ("Jefferson Capital"). The total purchase price paid to LIVE for the Specialty Retail Division was $35,000,000 in cash, resulting in a loss on disposal of $23,773,000, which was accrued in 1993. On February 22, 1997, Strawberries filed for protection under Chapter 11 of the United States Bankruptcy Code.

     The Specialty Retail Division's revenues for the seven
months ended August 31, 1994 were $57,846,000.   Losses from
operations for the same period were $3,339,000 which was accrued in 1993, net of provision for income taxes of $100,000.

     In March 1994, primarily as a result of the Company's desire to focus its efforts on its core entertainment business, the Board of Directors of the Company decided to dispose of the Company's interest in VCL. In February 1995, the Company and certain of its affiliates, on the one hand, and Datty Ruth, the owner of 19% of VCL, and Apricot Computer GmbH ("Apricot"), on the other, entered into a preliminary agreement whereby the Company's 81% interest in VCL, as well as all receivables owed by VCL to the Company or its affiliates, would be transferred to Ruth and Apricot. The total consideration to be received by the Company and its affiliates in connection with such transactions was approximately $7,444,000, of which approximately $3,100,000 was received in February 1995. The remaining $4,344,000 was received in November 1995, and a gain of approximately $2,913,000 was reflected in the quarter ended September 30, 1995, resulting from the completion of this transaction.

Note 4 - Foreign Operations

     For the year ended December 31, 1994, net revenues, operating profits and identifiable assets relating to foreign operations were $26,629,000, $2,945,000 and $33,262,000, respectively. For the year ended December 31, 1995, net revenues and operating profits relating to foreign operations were $32,257,000 and $8,775,000.

Note 5 - Film Costs

The components of film costs are as follows:
                                                     December 31,
                                                   1996       1995
                                                   (In Thousands)

Released . . . . . . . . . . . . . . . . . . . .  $42,872    $20,476
In Production. . . . . . . . . . . . . . . . . .    7,637     21,884
Development. . . . . . . . . . . . . . . . . . .    2,386      5,096
Video Cassette and Disc. . . . . . . . . . . . .    9,738     19,244
   TOTAL FILM COSTS. . . . . . . . . . . . . . .  $62,633    $66,700

The Company estimates that 90.4% of its film costs will be amortized during the three years ending December 31, 1999.

Note 6 - Property and Equipment

The components of property and equipment are as follows:

                                                     December 31,
                                                   1996      1995
                                                   (In Thousands)

Building and improvements. . . . . . . . . . . .  $   493    $   456
Equipment and furniture. . . . . . . . . . . . .    7,051      6,578
                                                    7,544      7,034
Less accumulated depreciation and amortization .   (6,486)    (5,889)
                                                  $ 1,058    $ 1,145

Note 7 - Debt and Other Financing

Debt and other financing consist of the following:
                                                     December 31,
                                                   1996       1995
                                                   (In Thousands)

Distribution agreements  . . . . . . . . . . . . $ 13,571    $ 8,333
Increasing Rate Senior Subordinated Notes
  due 1999 (see Note 10), including
  capitalized interest of $9,176 (1996)
  and $13,184 (1995) . . . . . . . . . . . . . .   49,176     53,184
                                                 $ 62,747   $ 61,517


 LIVE and its affiliates are a party to a three-year $30,000,000 revolving credit facility with Foothill Capital Corporation (the "Foothill Credit Facility") expiring November 14, 1997. In March 1997, an amendment was entered into that extended the expiration date of the Foothill Credit Facility, under the existing terms, to March 1, 1998. Borrowings available under the Foothill Credit Facility are limited to $27,500,000 until additional participant lenders are added to the Foothill Credit Facility, at which time the borrowings available will be increased to a maximum $30,000,000. Borrowings under the Foothill Credit Facility are determined under a borrowing base calculation, which includes certain allowable accounts receivable, film rights and inventory balances, and are secured by substantially all of the assets of
LIVE and its subsidiaries.   Outstanding borrowings under the
Foothill Credit Facility bear interest at the rate of 2% per annum above the highest of the Bank of America, Mellon Bank or Citibank prime rate, payable monthly. In no event will interest under the Foothill Credit Facility be less than 7% per annum.
The Foothill Credit Facility provided for a closing fee of $500,000, an annual facility fee of 1/4 of 1% and a commitment fee of 1/4 of 1% on any unused amount. The Foothill Credit Facility also requires LIVE to meet certain financial ratios, and as of December 31, 1996, the Company was in compliance with all such financial ratios. There were no amounts outstanding under the Foothill Credit Facility as of December 31, 1996.

 On May 27, 1995, LFM entered into a three year extension of its distribution agreement originally signed in May 1992 with WEA. Under the terms of the extension, WEA advanced $10,000,000 to LFM ($20,000,000 had been advanced under the original agreement and repaid entirely prior to the 1995 extension), recoupable from distribution revenues during the three year term of the agreement at $277,778 per month, including interest at LIBOR, plus 0.2%.
On October 21, 1996 LIVE amended the distribution agreement, to be effective May 7, 1996, whereby LIVE assumed responsibility of all sales and sales solicitation services which were previously the responsibility of WEA. The amendment also included a reduction in certain distribution fees shared by WEA, as a result of the shift in sales and sales solicitation responsibility, and an additional advance to LIVE of $10,000,000. The additional advance is recoupable from distribution revenues during the remaining term of the agreement at $476,190 per month plus interest at LIBOR plus 0.2%. In order to obtain the advances, LIVE granted WEA a second priority security interest in substantially all of LIVE's assets. At December 31, 1996 and 1995 there was $13,571,000 and $8,333,000, respectively, outstanding related to the WEA advances. The interest rate on the advance at December 31, 1996 was 5.44%.

 The future maturities of long-term obligations are as follows:

Year Ending December 31,                             (In Thousands)

1997 . . . . . . . . . . . . . . . . . . . . . .       $ 13,472
1998 . . . . . . . . . . . . . . . . . . . . . .         28,026
1999 . . . . . . . . . . . . . . . . . . . . . .         21,249
                                                       $ 62,747

     Interest paid for the years ended December 31 1996, 1995 and 1994 was $5,383,000, $5,131,021, and $8,621,000 respectively, including $28,482, and $787,000 related to the Company's discontinued operations in 1995 and 1994, respectively.

Note 8 - Leases

     The Company generally conducts its operations through leased office facilities. The Company also leases automobiles, computer equipment, furniture, fixtures and other equipment. Most leases require that the Company perform all necessary repairs and maintenance, provide insurance and pay taxes assessed against the leased property. The terms of leases range from month-to-month to four years, some of which have renewal options. Certain rents are adjusted for increases based upon the Consumer Price Index. The leases are classified as operating leases.

     Future minimum operating lease payments for the Company, as of December 31, 1996 are:


                                                      (In Thousands)
1997 . . . . . . . . . . . . . . . . . . . . . .        $ 1,176
1998 . . . . . . . . . . . . . . . . . . . . . .          1,167
1999 . . . . . . . . . . . . . . . . . . . . . .            619
2000 . . . . . . . . . . . . . . . . . . . . . .            118
Total net minimum lease payments . . . . . . . .        $ 3,080

     For the years ended December 31, 1996, 1995 and 1994, rent expense under all operating leases aggregated $1,017,000, $1,812,000, and $6,685,000 respectively, including $878,000 and
$5,760,000, related to the Company's discontinued operations in 1995 and 1994, respectively.

Note 9 - Film Costs Obligations

     At December 31, 1996, the unrecorded future obligations for undelivered film product approximates $20,721,356. Deposits made for guaranteed delivery of undelivered film product are recorded as film costs.

     Certain agreements permit a reduction in the amount of film right payments when stipulated conditions have not been met.
Many agreements also contain an obligation for the payment of royalties above the minimum guarantee if sales exceed a stipulated amount. At December 31, 1996, $11,787,000 of royalties payable are included in film obligations.

Note 10 - Increasing Rate Senior Subordinated Notes Due 1999

     On March 17, 1993, the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") confirmed a prepackaged plan of reorganization (the "Prepackaged Plan") for LIVE, providing for the issuance of $40,000,000 in principal amount of Increasing Rate Senior Subordinated Notes due 1999 (the "LIVE Increasing Rate Notes"). The LIVE Increasing Rate Notes mature on March 23, 1999. Interest accrued on the LIVE Increasing Rate Notes from September 1, 1992 at 10% per annum and was increased to 12% in November 1994 through an amendment to the Indenture between the Company and American Stock Transfer & Trust Company, as Trustee (the "Indenture") that governed the terms of the notes.

     Payment of the LIVE Increasing Rate Notes is secured only by a lien on the Common Stock of LFM, subject and subordinate to a lien under the Foothill Credit Facility and is subordinated to all of the Company's present and future senior debt. The LIVE Increasing Rate Notes are subject to mandatory redemption of $20,000,000 of the principal amount on March 23, 1998 and are redeemable at any time at par plus accrued interest.

     The Indenture restricts the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional senior debt and subsidiary senior debt, to make restricted payments and restricted investments, to merge, consolidate or sell assets of the Company or its Restricted Subsidiaries, to create liens other than to secure senior debt, subsidiary senior debt and certain other permitted debt, or to enter into certain transactions with affiliates of the Company.

     Interest to maturity of the LIVE Increasing Rate Notes of $9,176,000 and $13,184,000 at December 31, 1996 and 1995,
respectively, has been included in the carrying value of the LIVE Increasing Rate Notes, in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," and will not be recognized as interest expense in current and future years.

Note 11 - Income Taxes

     As discussed in Note 1, the Company records its income tax provision in accordance with SFAS No. 109.

Income (loss) From Continuing Operations Before Income Taxes is as Follows:

                                                      December 31,
                                             1996         1995        1994
                                                    (In Thousands)

Domestic . . . . . . . . . . . .           $ 4,563     $ 11,391    $  (7,945)
Foreign. . . . . . . . . . . . .                --           --       (1,529)
                                           $ 4,563     $ 11,391    $  (9,474)

Income Tax Expense From Continuing Operations

                                                      December 31,
                                             1996         1995        1994
                                                    (In Thousands)
Currently payable:
  Federal. . . . . . . . . . . .           $    --     $    108    $      --
  State. . . . . . . . . . . . .                --          172         (494)
  Foreign. . . . . . . . . . . .                --           --           70
                                                --          280         (424)
Deferred:
  Federal. . . . . . . . . . . .             6,000           48          624
  State. . . . . . . . . . . . .             2,000          272           --
                                             8,000          320          624
                                           $ 8,000     $    600    $     200

Components of Deferred Income Taxes
                                                      December 31,
                                             1996         1995        1994
                                                    (In Thousands)

Film costs . . . . . . . . . . .         $   8,007     $     13    $     368
Sales returns and other
  allowances . . . . . . . . . .               197          290           35
Accelerated depreciation and
  basis reduction  . . . . . . .               (35)          (2)           3
Accruals not currently
  deductible for tax purposes. .              (169)          19          218
                                         $   8,000     $    320    $     624

Reconciliation of Effective Rate of Income Taxes

                                              Percentage of Income (Loss)
                                                      December 31,
                                             1996         1995        1994

Tax provision. . . . . . . . . . . . . . $   8,000     $    600    $     200
Book income (loss) . . . . . . . . . . . $   4,563     $ 11,391    $  (9,474)
Effective tax rate . . . . . . . . . . .     175.3%         5.3%        (2.1)%

Federal statutory rate . . . . . . . . .      35.0%        35.0%        35.0%
State income taxes . . . . . . . . . . .      28.9          3.9         (3.0)
Alternative minimum tax effect,
  other. . . . . . . . . . . . . . . . .     117.1         (1.2)        (1.2)
Utilized net operating loss. . . . . . .     (34.0)        (4.5)       (17.6)
Loss related to foreign
  operations . . . . . . . . . . . . . .        --        (49.2)        (0.7)
Foreign deemed dividend. . . . . . . . .        --          9.2         (0.1)
Goodwill amortization. . . . . . . . . .      28.3         12.1        (14.5)

  Effective tax rate . . . . . . . . . .     175.3%         5.3%        (2.1)%

Components of Deferred Tax Liabilities and Assets

                                              1996        1995
Deferred tax liabilities:
  Amortization of film costs and other .  $(16,685)    $ (8,451)
    Total deferred tax liabilities . . .   (16,685)      (8,451)
  Deferred tax assets:
  Sales returns and other allowances . .       585          726
    Accelerated depreciation . . . . . .        94          139
    Accruals not currently deductible. .     1,319          322
    Other. . . . . . . . . . . . . . . .        --           79
    Tax effect of NOL carryforward . . .     8,953       12,319
    Tax basis difference - debt. . . . .     3,706        4,614
                                            14,657       18,199

    Less valuation allowance . . . . . .   (14,657)     (16,332)
    Net deferred tax assets. . . . . . .        --        1,867
      Total deferred tax
        assets/(liabilities) . . . . . .  $(16,685)    $ (6,584)

    Income taxes paid for the years ended December 31, 1996 and 1995 and 1994 were $356,449, $421,936 , and $1,456,000, respectively, including $580,000, related to the Company's discontinued operations in 1994. The valuation allowance has decreased $1,675,000 from $16,332,000, at December 31, 1995 to
$14,657,000 at December 31, 1996 primarily due to fluctuations in temporary differences.

    During 1995 and 1994, $3,000,000 and $3,874,000 of
undistributed earnings of the Company's foreign subsidiaries were deemed remitted as a dividend in accordance with certain provisions of the U.S. Internal Revenue Code ("I.R.C."). The related taxes were provided for these deemed dividends in the Company's U.S. tax provision. Effective September 13, 1994 LEI-IVE Entertainment N.V. was domesticated as a Delaware corporation under the name LIVE Entertainment International Inc. Such reorganization did not result in United States or California tax liability to the Company.

    On March 17, 1993, the Bankruptcy Court confirmed the Prepackaged Plan. In accordance with the I.R.C., this reorganization has caused a "change in ownership" which resulted in a limitation on the future utilization of the Company's net operating loss carryforwards beginning with the year ending December 31, 1993. The annual limitation is approximately $1,600,000 per year subject to certain increases relating to built-in gain items.

    At December 31, 1996, approximately $26,000,000 of net operating loss carryforwards are available for regular federal tax return purposes. In accordance with Section 108 of the I.R.C., the Company was required to reduce its "tax attributes" due to the confirmation of the Prepackaged Plan. This resulted in the reduction of net operating loss carryforwards by approximately $35,000,000. Remaining federal net operating losses of $26,000,000 for regular income tax purposes, of which $20,000,000 are subject to annual limitations as described above, will expire between the years 2006 and 2010. State net operating loss carryforwards of $13,000,000 were absorbed by the reduction in "tax attributes" due to the confirmation of the Prepackaged Plan. Remaining net operating losses for state tax purposes of $2,500,000 will expire between the years 2009 and 2010. For federal Alternative Minimum Tax ("AMT") return purposes, $1,000,000 of net operating loss carryforwards are available after the reduction in "tax attributes." AMT net operating loss carryforwards will expire in 2010. AMT credits of $2,000,000 and foreign tax credits of $50,000 are available to offset future regular federal income tax liabilities. The disposal of the Specialty Retail Division on August 31, 1994 resulted in a capital loss of approximately $30,000,000 for regular tax purposes and $31,600,000 for AMT purposes, which may be carried forward, but expire in 1999. State capital loss carryforwards are $15,000,000 which expire in 1999. The disposal of VCL on September 30, 1995, resulted in a capital loss of approximately $10,000,000 for both regular tax and AMT purposes, which may be carried forward but expire in 2000.

    The Company is currently under examination by the Internal Revenue Service ("IRS") for the years ended 1989 through 1994 and by the California Franchise Tax Board for the years ended 1988 through 1990. In connection with their examination the Company has received certain proposed adjustments from the IRS for the 1989 through 1991 tax years, the impact of which may be to significantly increase the Company's taxable income and related tax liability in certain years under examination. The Company is in the process of analyzing the proposed adjustments, alternatives available to the Company and the potential impact the proposed adjustments will have. While the outcome of the examination is unknown, in the fourth quarter of 1996 the Company recorded an additional provision for income taxes and interest there-on related to the years under examination of approximately $7,100,000. Based on the most recent discussions between the Company and the tax authorities the Company believes, that with the additional provision for income taxes recorded in 1996, it has provided adequate reserves to cover its income tax liabilities at December 31, 1996.

Note 12 - Stockholders' Equity

    The Series B Preferred Stock has a liquidation value of $10.00 per share. Holders of the Series B Preferred Stock are entitled to an annual dividend, payable quarterly, which accrued from September 1, 1992 at 5% ($0.50 per share) if paid in cash or 8% if paid in kind ("PIK") and increased on May 1, 1996 to 10% ($1.00 per share) if paid in cash and 12% if PIK. Dividends of $3,081,000 ($0.81 per share) in 1996, $2,198,000 ($0.52 per share) in 1995, and $3,000,000 ($0.50 per share) in 1994 were accrued on the Series B Preferred Stock and were paid beginning in March 1993 and quarterly thereafter. The Company may redeem the Series B Preferred Stock at any time at 100% of the liquidation value, plus accrued dividends.

    Although LIVE has no obligation to redeem any Series B Preferred Stock, subject to the availability of funds and the prior approval of its Board of Directors and its lenders, LIVE may acquire shares of its Series B Preferred from time to time, either through private purchases or through open market purchases. On December 9, 1994, and March 7, 1995, LIVE acquired, and subsequently retired, 400,000 shares and 1,400,000 shares, respectively, of the Series B Preferred Stock at average prices under $4.00 per share. In addition, in March 1996 the Company purchased 377,500 shares of the Series B Preferred Stock at an average price of approximately $6.00 per share.

    Holders of the Series B Preferred Stock are entitled to elect four members, or under certain circumstances, a majority of the Company's Board of Directors. No other voting rights exist. In addition, commencing May 1, 1996, holders can convert the Series B Preferred Stock into LIVE Common Stock. The conversion price per share is obtained by dividing the liquidation value by either the market price of the Common Stock or the "Floor Price." The Floor Price is initially $20.00 per share of Common Stock, decreasing $1.25 per share at the end of each three month period thereafter. On September 1, 1998, the conversion price will be reset to the lower of the market price or $5.00 per share, resulting in the potential issuance of a minimum of approximately 7,600,000 shares of the Company's Common Stock based upon the number of Series B Preferred Stock shares outstanding as of March 15, 1997.

    See also a description of the Company's Series C Preferred
Stock in Note 2 - Series C Preferred Stock.

    The Company's Stock Option and Stock Appreciation Rights Plan (the "Plan") provides for the granting of incentive stock options, non-qualified stock options and stock appreciation rights ("SARs") to its officers, directors, key employees, consultants and other persons. Options to purchase a maximum of 700,000 shares of the Company's Common Stock, of which 120,000 may be granted as SARs, are available under the Plan. The options vest over varying periods and expire in 10 years.

    During 1996 the Stock Option Committee of the Board of Directors granted to certain current employees of LIVE and LFM a total of 274,400 options of which 6,750 were subsequently exercised or canceled at an average exercise price of $3.50, the closing price of the Common Stock on The Nasdaq Stock Market's National Market on the day of the grants. The options vest ratably over periods ranging from two to three years.

    On March 6, 1995, the Stock Option Committee of the Board of Directors granted to all current employees and Directors of LIVE and LFM (other than members of the Stock Option Committee) who were holders of options pursuant to the Company's 1988 Stock Option and Stock Appreciation Rights Plan, as amended (the "1988 Plan"), the option to agree to cancel certain options (the "Canceled Options") and to receive in return therefor new options (the "New Options") pursuant to the 1988 Plan, all on the following terms and conditions: (i) the exercise price for the New Options would equal $3.50, the closing price of the Common Stock on the SmallCap Market on March 6, 1995, (ii) fifty percent (50%) of the New Options would vest on March 6, 1996; the remainder would vest on March 6, 1997, provided that no New Options would vest earlier than the scheduled vesting date for the corresponding Canceled Options, and (iv) all New Options would expire on the expiration date of the corresponding Canceled Options.

    A summary of stock option transactions during the three years ended December 31, 1996 follows:

                                    Number of   Option Price   Weighted Avg
                                      Shares      Per Share    Exercise Price
                                                     ($)             ($)
  Stock options outstanding:
  December 31, 1993. . . . . .        298,210     8.75  - 70.00     11.45
    Canceled . . . . . . . . .        (86,380)    8.75  - 70.00     12.45
    Granted. . . . . . . . . .         86,570     2.75  - 15.63     13.13
  December 31, 1994. . . . . .        298,400     8.75  - 70.00     11.64
    Canceled . . . . . . . . .       (297,600)    3.50  - 15.63     11.42
    Granted. . . . . . . . . .        275,140     2.75  -  4.25      3.50
  December 31, 1995. . . . . .        275,940     2.75  - 14.38      3.75
    Canceled . . . . . . . . .        (13,070)    3.25  -  3.50      3.44
    Exercises. . . . . . . . .        (29,850)    2.75  -  3.50      3.46
    Granted. . . . . . . . . .        274,400     3.25  -  6.75      3.59
  December 31, 1996. . . . . .        507,420     2.75  - 14.38      3.69

     At December 31, 1996, 1995, and 1994, 137,135, 23,300, and
133,260 options were exercisable, at an average exercise price of $4.03, $6.55, and $12.76 per share respectively. No stock appreciation rights were outstanding. Options to purchase 138,530 (1996), 99,860 (1995), and 76,860 (1994) shares of the
Company's Common Stock were available for grant under the Plan.

     At December 31, 1996, 1995, and 1994, 507,420, 275,940, and
298,400 shares of Common Stock were reserved for future issuances related to options, respectively. At December 31, 1996, 1995, and 1994, 3,370,128, 1,130,170, and 1,075,753 shares of Common
Stock were reserved for future issuances related to the conversion of Preferred Stock, respectively.

     Warrants to purchase 7,000 shares of the Company's Common Stock were issued during 1990 and were outstanding as of December 31, 1996. These warrants are currently exercisable at $72.50 per share (fair market value at the date of grant) and expire in 2000.

     In 1993, the Company issued warrants to purchase 266,666 and 200,000 shares of the Company's Common Stock at a price of $10.00 and $13.60 per share, respectively. The warrants are exercisable until March 1998 and the holders have been granted demand and piggyback registration rights for the Common Stock underlying the Warrants.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("Statement 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The 1988 Stock Option and Stock Appreciation Rights Plan, as amended, (the "1988 Plan"), has authorized the grant of options to management personnel for up to 700,000 shares of the Company's common stock. All options granted have 10 year terms, vest and become fully exercisable at the end of 3 years of continued employment.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rate of 6.1% and 6.0%, respectively; dividend yields of 0% for both periods; volatility factors of the expected market price of the Company's Common Stock of .685 and .667 respectively, and an expected life of the option of 5 years. The weighted average fair value of options granted during the year was $2.23 and $2.13 for the years ended December 31, 1996 and 1995 respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

     Had compensation expense for the options been determined on the fair value at the grant dates for awards consistent with Statement 123, the Company's net (loss) income, net (loss) income attributable to Common Stock and net (loss) income per share would be as follows (in thousands except for earnings per share information):

                                               1996         1995

     Pro forma net (loss) income . . . . .   $(3,747)      $10,619
     Pro forma net (loss) income
       attributable to Common Stock:
         Primary . . . . . . . . . . . . .   $(7,699)      $ 3,083
         Fully Diluted . . . . . . . . . .   $(7,699)      $10,619
     Pro forma (loss) earnings
       per common share:
         Primary . . . . . . . . .           $ (3.15)      $  1.27
         Fully diluted . . . . . . .         $ (3.15)      $  0.52

Since compensation expense associated with option grants is recognized over the vesting period, the initial impact of applying Statement 123 on pro forma net (loss) income, pro forma net (loss) income attributable to Common Stock, and pro forma net
(loss) income per share is not representative of the potential impact on pro forma amounts in future years, when the effect of the recognition of a portion of compensation expense from multiple awards would be reflected.

     The following table summarizes information about stock options outstanding at December 31, 1996:

Options Outstanding                                                   Options  Exercisable
                               Weighted Avg
Range of          Number       Remaining          Weighted Avg     Number        Weighted Avg
Exercise Prices   Outstanding  Contractual Life   Exercise Price   Exercisable   Exercise Price
$2.75 - $3.25     103,650      9.05               $3.22            28,000        $3.15
 3.50 -  4.25     392,970      7.82                3.61            98,335         3.51
 4.50 -  6.25       1,000      9.53                5.00             1,000         5.00
 6.50 - 10.25       2,000      9.34                6.75             2,000         6.75
10.50 - 14.38       7,800      5.85               12.93             7,800        12.93
                  507,420                                         137,135

Note 13 - Stockholders' Rights Plan

     In July 1990, and as amended as of April 1, 1992 and August 13, 1996, the Board of Directors of LIVE adopted a Stockholders' Rights Plan and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Company Common Stock. Among other provisions, each Right may be exercised to purchase one one-hundredth share of LIVE's Series R Junior Participating Cumulative Preferred Stock at an exercise price of $90, subject to adjustment (the "Exercise Price"). The Rights may only be exercised after a party, exclusive of LIVE, Pioneer, or an approved 20% stockholder, or their affiliates, has acquired or obtained the right to acquire 20% or more of the Company's Common Stock or in the event certain mergers or sales of assets by LIVE occur. The Rights, which do not have voting rights, expire on July 19, 2000 and may be redeemed by the Company at a price of $.01 per Right at any time prior to their expiration or the acquisition of 20% of the Company's Common Stock by any person other than LIVE, Pioneer or their affiliates.

     In the event a party other than LIVE, Pioneer, or an approved 20% stockholder, or their affiliates, acquires 20% or more of the Company's outstanding Common Stock in accordance with certain defined terms, each Right will entitle its holder to purchase, at the Right's then Exercise Price, a number of shares of Company Common Stock having a market value of twice the Right's Exercise Price. The independent directors of LIVE may elect to exchange the Rights at an exchange ratio of one share of Company Common Stock per Right upon the occurrence of certain defined acquisition events. If certain mergers or sales of assets by LIVE occur, each Right shall entitle the holder to purchase, at the Exchange Price, a number of shares of common stock of the surviving corporation or purchaser (so long as it is not LIVE) having a market price of two times the Exercise Price.

Note 14 - Related Party Transactions

     In December 1994, as part of an agreement settling all open accounts between them, LIVE and Carolco agreed that all individual films previously delivered to LFM or LI under either the Domestic Master Agreement or the German Master Agreement would no longer be cross-collateralized with other films, either within individual packages or among so called "film packages"; the companies also agreed that for purposes of their settlement only, all such films would be deemed to have earned the minimum distribution fee that was guaranteed to LFM and LI. In connection with this agreement in 1994, LIVE wrote off the remaining unpaid receivable amount of $6,211,000 that LIVE had recorded in its financial records as owing from Carolco (of which all but $2,177,000 was reserved for in prior years).

     Pursuant to an agreement dated October 1995, which amended and extended an original agreement dated October 1991, LFM granted Pioneer a license for United States laser videodisc rights to LFM's library of motion pictures (subject to certain reserved rights) for a term ending in September 1998. Pioneer paid LFM a total of $4,600,000 ($2,300,000 in March 1996 and $2,300,000 in August 1996) under this agreement as a non-returnable advance recoupable on a cross-collateralized basis from all royalties payable to LFM under the agreement.

     In September of 1996, as part of an employment agreement, an employee was advanced fees of $400,000 reflecting commitments by the employee in connection with existing films to which the Company is acquiring distribution rights. The advance is to be repaid, plus interest, out of fees earned from future revenues from these films. The employee is to guaranty the repayment of this advance.

     On February 8, 1996, the Company and Pioneer LDC, Inc. ("PLDC") entered into an Output Deal Agreement (the "Pioneer Output Agreement") for the distribution of the Company's theatrical production in Japan. The three year agreement includes all theatrical films that LIVE produces and acquires over the period, excluding two of LIVE's features released in 1996, The Substitute and The Arrival. PLDC has agreed to pay a specified percentage of the applicable film's production or acquisition cost to obtain such Japanese distribution rights. PLDC is an affiliate of the Company's controlling shareholder, Pioneer Electronic Corporation.

     In July 1994, a subsidiary of LFM and an affiliate of Pioneer reached an agreement whereby the Pioneer affiliate will receive the Japanese theatrical, video and television distribution rights to the films Wagons East, Top Dog, The Beans of Egypt, Maine and Goldy III.

     In 1993, Jefferson Capital, (an affiliate of a former director of the Company), and the then co-financial advisor, received a $150,000 non-refundable retainer to assist the Company in structuring and placing a long-term working capital facility for LFM and to make recommendations regarding the Company's capital structure. In addition, each of Jefferson Capital and the co-financial adviser received warrants to purchase 3,333 and 2,941 shares of the Company's Common Stock at a price of $10.00 and $13.60 per share, respectively. In 1994 these parties assisted the Company in negotiating and obtaining the Foothill Credit Facility and received a total fee of $300,000 for such services.

     In October 1994, LIVE retained Jefferson Capital as its advisor in connection with LIVE's efforts to obtain the agreement of the holders of the LIVE Increasing Rate Notes to eliminate the minimum net worth covenant contained in the Indenture. Jefferson Capital received a total fee of $200,000 (one half paid in October 1994 and the second half paid in November 1994) for investment banking services provided in connection with such efforts. Jefferson Capital's fee was not contingent upon the success of LIVE's efforts to amend the Indenture. LIVE also agreed to reimburse Jefferson Capital for its reasonable out-of-pocket expenses, including legal fees, and to indemnify Jefferson Capital against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Jefferson Capital for this engagement.

     In August 1995, Jefferson Capital assisted the Company in obtaining film project financing from a bank and received a total fee of $50,000 for such services.

     In connection with the Restructuring, a director of the Company and Jefferson Capital received a total of $630,000, plus expenses. The director received $92,000 of such amount.

     Any and all agreements with Jefferson Capital were terminated by the Company in May 1995.

     In 1993, the Company's former Chairman of the Board was issued warrants to purchase 2,941 shares of the Company's Common
Stock at a price of $13.60 per share.

     The Company and the former Chairman of the Board are parties to an agreement dated December 1993, pursuant to which the Company agreed, for a term ending in June 1997, to pay the former Chairman $25,000 per month, plus normal directors expenses and other out-of-pocket expenses he may incur in connection with his services to the Company, in return for the former Chairman making himself available to the Company or any video subsidiary thereof to act as a consultant for the period ending June 30, 1997. Such compensation is payable as long as the former Chairman makes himself available for such purpose, whether or not the Company actually utilizes his services and whether or not any particular Chief Executive Officer is in the Company's employ.

Note 15 - Incentive Savings Plan

     The Company has established the LIVE Incentive Savings Plan, a profit sharing and 401(k) savings plan, in which eligible employees of LIVE and LFM may participate. Each employee who has attained the age of 21 may become a participant as of the beginning of each calendar quarter when such employee has completed 1,000 hours of service in the relevant one-year computation period. The Company, at the discretion of the Board of Directors, may make annual contributions to the LIVE Incentive Savings Plan. The Company's profit sharing contributions are allocated to individual accounts of participants in proportion to their compensation. A participant is fully vested in his or her tax-deferred employee contributions at all times. A participant whose employment terminates for any reason other than death or disability is entitled only to the vested portion of the contributions made by the Company on behalf of the plan participant. The LIVE Incentive Savings Plan permits tax-deferred voluntary employee contributions of an amount equal to not more than 10% of compensation, to be matched by a LIVE contribution in an amount equal to 50% of the employee's voluntary contributions which do not exceed 6% of his or her compensation. With certain exceptions, contributions made by the Company vest equally over a period of four years. Company contributions to the LIVE Incentive Savings Plan were $121,968, $95,000, and $46,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Note 16 - Major Customers, Suppliers, and Geographic Areas

     During the year ended December 31, 1996, one customer accounted for 12.5% of net sales of LIVE and during the year ended December 31, 1995, two customers accounted for 17.4% and 16.6%, respectively, of net sales of LIVE. During the year ended December 31, 1994, two customers accounted for 11.0% and 12.3%, respectively, of net sales of LIVE.

     The Company is party to a license agreement which granted the Company certain home video rights to certain Christmas and other seasonal video programs. This agreement expires at the end of 1997. Programs under this agreement provided 9.7%, 9.7%, and 11.0% of the Company's total net revenue for the year ended December 31, 1996, 1995, and 1994 respectively.

Export Revenue by Geographic area for the year ended December 31, 1996 consists of:

Europe                        $13,102
Asia                            6,500
Latin America                   1,232
Australia/New Zealand           1,459
Other                             462
Total                         $22,755

Note 17 - Commitments and Contingencies

     Employment and Separation Agreements:

     The Company has employment agreements with certain of its officers generally for a term of one to four years. Future minimum payments under these contracts are approximately $3,792,000, $3,432,000, $2,994,000, and $812,000 for the years ending December 31, 1997, 1998, 1999, and 2000.

     Legal Proceedings:

     LIVE had been the defendant in two purported class action law suits that were filed in 1992. The Company had requested the U.S. District Court for the Central District of California to dismiss both cases for non-prosecution due to the fact that the plaintiffs had taken no action in either of these cases for over one year. On April 8, 1996, the U.S. District Court granted LIVE's request and dismissed both cases.

     In May 1994, a breach of contract claim was filed against a subsidiary of the Company, claiming nonpayment of royalties from licensing of films in foreign territories and deprivation of royalty payments as a result of misallocation of certain values asserted with licensed film properties. Films subject to the complaint were contained in the assets of Vestron, Inc. purchased by the Company in July 1991, and the period covered included the license periods both prior to, and subsequent to, the acquisition date by the Company. The Company filed a reply brief (including a Motion to Dismiss) on October 5, 1994, and such Motion to Dismiss was granted on the grounds of forum non conviens. Plaintiff filed a complaint in New York on March 22, 1995. The Company filed its answer, affirmative defenses and counterclaim on April 20, 1995. Plaintiff filed a motion for class certification on September 8, 1995 to which the Company filed its opposition to the motion on November 6, 1995. After limited pre-trial discovery, a motion for class certification was argued on December 6, 1995. By order dated June 21, 1996 and filed on June 25, 1996, the Court in this action determined that the action should be maintained as a class action under the provisions of
 901(a) of the New York Civil Practice Law and Rules. The Company filed an appeal from the Order granting class certification on July 19, 1996 and filed a Motion for Decertification of the class on July 24, 1996. A hearing on the motion was heard on September 4, 1996 and on December 24, 1996 the Court denied the Company's Motion for Decertification. On February 7, 1997 the company filed a combined appeal from the order granting a class certification and the dismissal of the Motion for Decertification, which will be considered by the New York State Appellate Division in April 1997.

     Management is unable to predict the ultimate outcome of the above-described actions at this time.
However, LIVE and the other defendants believe that there is no factual basis for these lawsuits and intend to defend them vigorously. Accordingly, no provision for any liability which may result has been made in LIVE's consolidated financial statements. In the opinion of management, these actions, when finally concluded and determined, will not have a material adverse effect upon LIVE's financial position or results of operations.

     Other than as described above, there are no material legal proceedings to which LIVE or any of its subsidiaries are a party other than ordinary routine litigation in the course of business. In the opinion of management, resolution of these matters will not have a material adverse impact on LIVE's financial position or results of operations.

Note 18 - Rationalization

     In March 1996, the Company retained the Carreden Group, Incorporated ("Carreden") to act as its exclusive financial advisor in connection with a review of the Company's current capitalization. Carreden was retained to advise the Company's Board of Directors in a review of the Company's business operations and capital structure and to develop alternatives that will accomplish the strategic and financial objectives of the Company by securing for the Company a more stable and appropriate capital base on which to operate in the future.

     On August 21, 1996 the Company filed a Schedule 13E-4 with the Securities and Exchange Commission which outlined a proposed exchange offer and equity recapitalization plan (the "Equity Rationalization"). In addition, the Company is seeking to replace its existing $30,000,000 Foothill Credit Facility with a larger working capital facility, and to refinance its current outstanding $40,000,000 of LIVE Increasing Rate Notes. The Company continues to negotiate financing terms for an exchange offer. In addition, the Company has been approached about a possible transaction involving the sale of the entire company. Any such transactions would be subject to a number of conditions, and there is no assurance that either of these transactions, or any other transactions, will be finalized or completed. The Company believes that the Equity Rationalization, if completed, will simplify its existing complex capital structure, provide additional liquidity for growth and expansion, and reduce the cash dividend cost of its existing equity securities. Failure of the Company to consummate an equity rationalization plan at this time would require the Company to begin accumulating cash to retire LIVE Increasing Rate Notes, of which $20,000,000 are due in 1998 and the remaining $20,000,000 in 1999, and would therefore reduce the funds available for the Company's operations. The completion of the Equity Rationalization is subject to completing satisfactory documentation for refinancing sources of senior and subordinated debt, approval by the Company's Board of Directors, shareholders, and regulatory agencies, completion of legal documentation, and acceptance of the tender offer if and when made. As such, no assurances can be given that the Company's efforts will be successful.

Note 19 - Quarterly Financial Information (Unaudited)

     Certain quarterly financial information is presented below:
                                  FirstSecond  ThirdFourth
                                 QuarterQuarterQuarterQuarter   Year
                           (Amounts in Thousands, Except Per Share Data)
1996
  Net sales  . . . . . . . . . . . . .$ 22,553  $ 50,269  $ 36,440  $ 42,163  $151,425
  Gross profit . . . . . . . . . . . .   5,840     7,294     6,349     4,382    23,865
  Operating profit (loss). . . . . . .     997     2,117     1,281      (361)    4,034
  Income (loss) before income taxes. .   1,289     2,325     1,209      (260)    4,563
  Net income . . . . . . . . . . . . .     967     1,743     1,209    (7,356)   (3,437)
  Preferred dividends. . . . . . . . .     699     1,039     1,006     1,208     3,952
  Net income (loss) attributable
    to Common Stock  . . . . . . . . .     268       704       203    (8,564)   (7,389)
  Net income (loss) per
    common share:
      Primary. . . . . . . . . . . . .    0.10      0.28      0.08     (3.50)    (3.03)
      Fully Diluted. . . . . . . . . .    0.08      0.17      0.08     (3.50)    (3.03)

Fourth Quarter Adjustments

  During the fourth quarter of 1996 the Company recorded an additional provision for income taxes of
$7,100,000 as a result of certain adjustments proposed by the Internal Revenue Service in connection with its examination of the Company's 1989 through 1991 tax returns.

1995
  Net sales (1). . . . . . . . . . . .$ 44,505  $ 22,456  $ 40,060  $ 33,091  $140,112
  Gross profit . . . . . . . . . . . .   9,949     5,077     3,246     8,815    27,087
  Operating profit . . . . . . . . . .   5,359       936     1,400     3,131    10,826
  Income before income taxes . . . . .   5,404     1,159     1,595     3,233    11,391
  Net income . . . . . . . . . . . . .   4,904     1,059     1,595     3,233    10,791
  Accretion in redemption value of
   Series B Preferred Stock. . . . . .   1,571     1,259     1,259       420     4,509
  Preferred dividends. . . . . . . . .     859       716       696       756     3,027
  Net income (loss) attributable
    to Common Stock. . . . . . . . . .   2,474      (916)     (360)    2,057     3,255
  Net income (loss) per common share:
      Primary. . . . . . . . . . . . .    1.02     (0.38)    (0.15)     0.84      1.34
      Fully Diluted. . . . . . . . . .    0.29     (0.38)    (0.15)     0.21      0.53

(1) Excludes net sales of VCL for each of the fiscal quarters of 1995 of $9,779, $8,446, $5,261 and $8,771, respectively.

Note 20 - Subsequent Event (Unaudited)

     On April 17, 1997, the Company signed a merger agreement with Film Holdings Co., a Delaware Corporation ("Parent") and Film Acquisition Co., a Delaware Corporation and wholly owned subsidiary of Parent ("Merger Sub"). The merger agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. Subject to the terms and conditions of the merger agreement, upon consummation of the merger:

     (i) each share of Common Stock of the Company other than shares owned by Parent, the Company or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive
             $6.00 per share in cash;

     (ii) each share of Series B Preferred Stock of the Company other than shares owned by Parent, the Company or their subsidiaries will be converted into the right to receive $10.00 per share in cash, plus accrued and unpaid dividends;

     (iii) each share of Series C Preferred Stock of the Company will be converted into the right to receive $944.8642 per share in cash;

     (iv) the Company will issue a notice of redemption relating to the Increasing Rate Notes.

     The completion of the merger is subject to completing satisfactory documentation for refinancing sources of senior and subordinated debt, approval by the Company's Board of Directors, shareholders and regulatory agencies and completion of legal documentation. As such, no assurances can be given that the Company's efforts will be successful.

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Unaudited)
                          (Amounts in Thousands)


                                                 March 31,     December 31,
                                                   1997            1996
                      ASSETS
ASSETS:
Cash and cash equivalents, including
  restricted cash of $1,109 and $668 . . . .     $ 48,412       $ 41,992
Accounts receivable, less allowances of
  $20,879 in 1996. . . . . . . . . . . . . .           --          7,906
Inventories. . . . . . . . . . . . . . . . .        8,335          6,206
Property and equipment, net. . . . . . . . .        1,335          1,058
Film costs, net of accumulated amortization
  of $622,305 and $610,067 . . . . . . . . .       59,869         62,633
Other assets . . . . . . . . . . . . . . . .        1,942          1,940
Goodwill, net of accumulated amortization
  of  $44,948 and $43,967. . . . . . . . . .       21,041         22,022
                                                 $140,934       $143,757

        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
   Accounts payable. . . . . . . . . . . . .     $  6,538       $  5,177
   Accrual for returns and advertising
     net of accounts receivable
     of $14,984 in 1997. . . . . . . . . . .        6,515             --
   Accrued expenses. . . . . . . . . . . . .        3,513          3,918
   Deferred revenue. . . . . . . . . . . . .        8,109          8,492
   Notes payable . . . . . . . . . . . . . .       11,310         13,571
   Increasing Rate Senior Subordinated
     Notes due 1999, including capitalized
     interest of $6,963 and $9,176 . . . . .       46,963         49,176
   Film obligations. . . . . . . . . . . . .       12,148         14,577
   Dividends payable . . . . . . . . . . . .        4,220          4,033
   Income taxes payable and deferred income
     taxes . . . . . . . . . . . . . . . . .       16,741         16,346
        Total liabilities. . . . . . . . . .      116,057        115,290

STOCKHOLDERS' EQUITY:
   Series B Cumulative Convertible
     Preferred Stock-- authorized
     9,000,000 shares; $1.00 par value;
     $38,198,020 liquidation preference;
     3,819,802  shares outstanding . . . . .        3,819          3,819
   Series C Convertible Preferred Stock--
     15,000 shares authorized and
     outstanding; $1.00 par value;
     $15,000,000 liquidation preference. . .           15             15
   Common Stock--authorized 24,000,000
     shares;  $0.01 par value; 2,448,193
     and 2,448,267 shares outstanding. . . .           24             24
   Additional paid-in capital. . . . . . . .      122,787        123,930
   Retained deficit. . . . . . . . . . . . .     (101,768)       (99,321)
                                                   24,877         28,467
                                                 $140,934       $143,757

         See notes to condensed consolidated financial statements.

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)
               (Amounts in Thousands, Except Per Share Data)




                                                    Three Months Ended
                                                         March 31,
                                                   1997            1996

Net sales. . . . . . . . . . . . . . . . . .     $ 26,662       $ 22,553
Cost of goods sold . . . . . . . . . . . . .       22,965         16,713
     GROSS PROFIT. . . . . . . . . . . . . .        3,697          5,840
Operating Expenses:
     Selling, general and administrative
       expenses. . . . . . . . . . . . . . .        5,149          3,862
     Amortization of goodwill. . . . . . . .          981            981
                                                    6,130          4,843
     OPERATING (LOSS) PROFIT . . . . . . . .       (2,433)           997
Interest and other income. . . . . . . . . .          678            789
Interest expense . . . . . . . . . . . . . .         (392)          (497)
     (LOSS) INCOME BEFORE INCOME TAXES . . .       (2,147)         1,289
Income tax expense . . . . . . . . . . . . .          300            322
     NET (LOSS) INCOME . . . . . . . . . . .     $ (2,447)      $    967

Net (loss) income per common share:
Primary. . . . . . . . . . . . . . . . . . .     $  (1.47)      $    .10
Fully diluted. . . . . . . . . . . . . . . .     $  (1.47)      $    .08

Weighted average number of shares outstanding:
Primary. . . . . . . . . . . . . . . . . . .        2,448          2,681
Fully diluted. . . . . . . . . . . . . . . .        2,448         11,860




     See notes to condensed consolidated financial statements.

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)
                          (Amounts in Thousands)


                                                    Three Months Ended
                                                         March 31,
                                                   1997            1996

OPERATING ACTIVITIES:
     Net (loss) income . . . . . . . . . . .        $ (2,447)      $    967
     Adjustments to reconcile net
     (loss) income to net cash provided
     by operating activities:
       Depreciation and amortization of
         property and equipment. . . . . . .             143            172
          Amortization of goodwill . . . . .             981            981
          Amortization of and adjustments
            to film costs. . . . . . . . . .          12,238         11,521
          Income taxes payable and deferred
            income taxes . . . . . . . . . .             395            322
     (Increase) decrease in operating assets:
          Accounts receivable. . . . . . . .           7,906             --
          Inventories. . . . . . . . . . . .          (2,129)          (968)
          Other assets . . . . . . . . . . .              (2)          (258)
     Increase (decrease) in operating liabilities:
          Accounts payable, accrued expenses
          and deferred revenue . . . . . . .             573          2,089
          Accrual for returns and
            advertising. . . . . . . . . . .           6,515          6,145
          Film cost additions. . . . . . . .          (9,475)       (15,145)
          Payments on film obligations . . .          (2,429)        (5,167)
            Cash provided by operating
              activities . . . . . . . . . .          12,269            659
INVESTING ACTIVITIES:
     Acquisition of property and equipment .            (420)           (63)
            Cash (used for) investing
              activities . . . . . . . . . .            (420)           (63)
FINANCING ACTIVITIES:
     Payments on long-term obligations . . .          (4,474)        (2,677)
     Repurchase of Series B Cumulative
       Convertible Preferred Stock . . . . .              --         (2,332)
     Dividends paid on Series B Cumulative
       Convertible Preferred Stock . . . . .            (955)          (477)
     Issuance of Common Stock. . . . . . . .              --             53
            Cash (used for) financing
              activities . . . . . . . . . .          (5,429)        (5,433)
            Increase (decrease) in cash and
              cash equivalents . . . . . . .           6,420         (4,837)
            Cash and cash equivalents at
              beginning of period. . . . . .          41,992         49,487
            Cash and cash equivalents at
              end of period. . . . . . . . .        $ 48,412       $ 44,650


         See notes to condensed consolidated financial statements.

                 LIVE ENTERTAINMENT INC. AND SUBSIDIARIES
           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                (Unaudited)
                              March 31, 1997

Note 1 - Summary of Significant Accounting Policies

 Background and Operations: LIVE Entertainment Inc. ("LIVE" or the "Company") was formed in 1988 and its largest ongoing businesses are LIVE Film and Mediaworks Inc.("LFM") (formerly LIVE Home Video Inc.), LIVE Theatrical Distribution Inc. ("LTD") and LIVE International ("LI"), which primarily acquires rights to produce and distribute theatrical motion pictures, children's films and special interest programs (including CD-ROM) which they market and distribute in all media to wholesalers, retailers and consumers in the United States and Canada (LFM and LTD) and internationally (LI). The Company's continuing operations are principally in a single business segment, the production, distribution and retail sale of a broad variety of film related entertainment software products.

 Basis of Presentation: The accompanying consolidated financial statements and footnotes are unaudited and are condensed, as contemplated by the Securities and Exchange Commission under Rule 10-01 of Regulation S-X. Accordingly, they do not contain all disclosures required by generally accepted accounting principles, but in the opinion of management of LIVE include all adjustments (consisting only of normal recurring accruals) necessary to fairly state the financial position and results of operations of LIVE. The financial statements include the accounts of LIVE and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

 LIVE suggests that these condensed consolidated financial statements be read in conjunction with its consolidated financial statements for the year ended December 31, 1996 and related notes thereto included on Form 10-K filed with the Securities and Exchange Commission.

 Certain reclassifications of 1996 amounts have been made in order to conform with the 1997 financial statement presentation.

 Net (Loss) Income Per Common Share:

 Primary:

 Per share information has been determined on the basis of 2,448,193 and 2,681,137 weighted average number of shares outstanding for the three months ended March 31, 1997 and 1996, respectively. Common equivalent shares, consisting of outstanding stock options and warrants, and convertible preferred stock are not included in the March 31, 1997 calculations as they are antidilutive. The net (loss) income per common share for the three months ended March 31, 1997 and 1996 gives effect to dividends of $1,142,000 and $699,000, respectively, on both the Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") and the Series C Convertible Preferred Stock ("Series C Preferred Stock").

 In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share, which is effective for annual and interim financial statements issued for periods ending December 15, 1997 and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share ("EPS"). SFAS No. 128 was issued to simplify the standards for calculating EPS previously found in APB No. 15, Earnings Per Share. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS.
The new rules also require dual presentation of basic and diluted EPS on the face of the statement of operations for companies with a complex capital structure. For the Company, basic EPS will exclude the dilutive effects of stock options and warrants. Diluted EPS for the Company will reflect all potential dilutive securities. Under the provisions of SFAS 128, basic EPS would have been $0.01 higher than the amount reported in the first quarter of 1996 and have no impact on the amount reported for the first quarter of 1997. Diluted EPS would have been the same as the reported amounts.

 Fully Diluted:

 Common equivalent shares, consisting of outstanding stock options and warrants, and convertible preferred stock are not included in the March 31, 1997 calculations as they are antidilutive. Per share information has been determined on the basis of 11,860,005 weighted average number of shares outstanding for the three months ended March 31, 1996, assuming conversion of the Series B Preferred Stock and the Series C Preferred Stock.

Note 2 - Recent Developments

 On April 17, 1997, LIVE entered into a definitive merger agreement with an investor group. Pursuant to the terms of the merger agreement, holders of LIVE's Series B Preferred Stock will receive $10.00 per share in cash, plus accrued dividends, holders of Series C Preferred Stock will receive $944.8624 per share in cash, and holders of LIVE's Common Stock will receive $6.00 per share in cash. LIVE's outstanding indebtedness under its $40 million Increasing Rate Senior Subordinated Notes due 1999 (the "LIVE Increasing Rate Notes") will also be redeemed at par plus accrued interest. The transaction is subject to customary terms and conditions, including closing of the necessary financing under commitment letters aggregating $150 million delivered by the investor group. The transaction is also subject to approval by holders of a majority of LIVE's outstanding Common and Series C Preferred Stock at a special meeting which is expected to be held in June or July.

 In connection with the merger agreement, on May 1, 1997, the Company filed a Confidential Preliminary Merger Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 describing certain details of the merger agreement.

Note 3 - Litigation

 In May 1994, a breach of contract claim was filed against a subsidiary of the Company by certain Plaintiffs, on their own behalf and on behalf of all persons similarly situated, claiming nonpayment of royalties from licensing of films in foreign territories and deprivation of royalty payments as a result of misallocation of certain values asserted with licensed film properties. Films subject to the complaint were contained in the assets of Vestron, Inc. purchased by the Company in July 1991, and the period covered included the license periods both prior to, and subsequent to, the acquisition date by the Company. The Company filed a reply brief (including a Motion to Dismiss) on October 5, 1994, and such Motion to Dismiss was granted on the grounds of forum non conviens. Plaintiff filed a complaint with the New York Supreme Court, Erie County, on March 22, 1995. The Company filed its answer, affirmative defenses and counterclaim on April 20, 1995. Plaintiffs filed a motion for class certification on September 8, 1995 to which the Company filed its opposition to the motion on November 6, 1995. After limited pre-trial discovery, a motion for class certification was argued on December 6, 1995. By order dated June 21, 1996 and filed on June 25, 1996, the Supreme Court in this action determined that the action could be maintained as a class action under the provisions of Section 901(a) of the New York Civil Practice Law and Rules. The Company filed an appeal from the Order granting class certification on July 19, 1996 and filed a Motion for Decertification of the class on July 24, 1996. A hearing on the motion was heard on September 4, 1996 and on December 24, 1996 the Supreme Court denied the Company's Motion for Decertification. On February 7, 1997 the company filed a combined appeal from the order granting a class certification and the dismissal of the Motion for Decertification, which was considered by the New York State Appellate Division in April 1997. By its decision of April 25, 1997, the New York State Appellate Division affirmed the decision of the Supreme Court.

 Management is unable to predict the ultimate outcome of the above-described action at this time. However, LIVE and the other defendants believe that there is no factual basis for this lawsuit and intend to defend it vigorously. Accordingly, no provision for any liability which may result has been made in LIVE's condensed consolidated financial statements.
In the opinion of management, this action, when finally concluded and determined, will not have a material adverse effect upon LIVE's financial position or results of operations.

 Other than as described above, there are no legal proceedings to which LIVE or any of its subsidiaries are a party other than ordinary routine litigation in the course of business. In the opinion of management, resolution of these matters will not have a material adverse impact on LIVE's financial position or results of operations.


                                  ANNEX A

                       AGREEMENT AND PLAN OF MERGER

                                                             Execution Copy









                       AGREEMENT AND PLAN OF MERGER

                               BY AND AMONG

                          LIVE ENTERTAINMENT INC.

                             FILM HOLDINGS CO.

                                    AND

                           FILM ACQUISITION CO.









                           Dated April 17, 1997

                             TABLE OF CONTENTS

                                 ARTICLE I
                                THE MERGER

          SECTION 1.1    The Merger. . . . . . . . . . . . . . . . . . . 1
          SECTION 1.2    Effective Time. . . . . . . . . . . . . . . . . 2
          SECTION 1.3    Effect of the Merger. . . . . . . . . . . . . . 2
          SECTION 1.4    Certificate of Incorporation; By-Laws . . . . . 2
          SECTION 1.5    Directors and Officers. . . . . . . . . . . . . 2
          SECTION 1.6    Effect on Capital Stock.. . . . . . . . . . . . 2
          SECTION 1.7    Exchange of Certificates. . . . . . . . . . . . 3
          SECTION 1.8    Stock Transfer Books. . . . . . . . . . . . . . 4
          SECTION 1.9    No Further Ownership Rights in Company Stock. . 4
          SECTION 1.10   Lost, Stolen or Destroyed Certificates. . . . . 5
          SECTION 1.11   Reserved. . . . . . . . . . . . . . . . . . . . 5
          SECTION 1.12   Taking of Necessary Action; Further Action. . . 5
          SECTION 1.13   Material Adverse Effect.. . . . . . . . . . . . 5

                                ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          SECTION 2.1    Organization and Qualification; Subsidiaries. . 5
          SECTION 2.2    Certificate of Incorporation and By-Laws. . . . 6
          SECTION 2.3    Capitalization. . . . . . . . . . . . . . . . . 6
          SECTION 2.4    Authority Relative to this Agreement. . . . . . 7
          SECTION 2.5    No Conflict; Required Filings and Consents. . . 7
          SECTION 2.6    Compliance; Permits.. . . . . . . . . . . . . . 8
          SECTION 2.7    SEC Filings; Financial Statements.. . . . . . . 8
          SECTION 2.8    Absence of Certain Changes or Events. . . . . . 9
          SECTION 2.9    No Undisclosed Liabilities. . . . . . . . . . . 9
          SECTION 2.10   Absence of Litigation.. . . . . . . . . . . . . 9
          SECTION 2.11   Employee Benefit Plans; Employment Agreements  10
          SECTION 2.12   Labor Matters.. . . . . . . . . . . . . . . .  10
          SECTION 2.13   Proxy Statement.. . . . . . . . . . . . . . .  10
          SECTION 2.14   Reserved. . . . . . . . . . . . . . . . . . .  11
          SECTION 2.15   Title to Property.. . . . . . . . . . . . . .  11
          SECTION 2.16   Taxes.. . . . . . . . . . . . . . . . . . . .  11
          SECTION 2.17   Environmental Matters.. . . . . . . . . . . .  12
          SECTION 2.18   Intellectual Property.. . . . . . . . . . . .  12
          SECTION 2.19   Interested Party Transactions.. . . . . . . .  13
          SECTION 2.20   Insurance . . . . . . . . . . . . . . . . . .  13
          SECTION 2.21   Reserved. . . . . . . . . . . . . . . . . . .  13
          SECTION 2.22   Opinion of Financial Advisor. . . . . . . . .  13
          SECTION 2.23   Brokers.. . . . . . . . . . . . . . . . . . .  13
          SECTION 2.24   Change in Control Payments. . . . . . . . . .  14
          SECTION 2.25   Expenses. . . . . . . . . . . . . . . . . . .  14

                               ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          SECTION 3.1    Organization and Qualification; Subsidiaries.  14
          SECTION 3.2    Charter and By-Laws . . . . . . . . . . . . .  14
          SECTION 3.3    Reserved. . . . . . . . . . . . . . . . . . .  14
          SECTION 3.4    Authority Relative to this Agreement. . . . .  14
          SECTION 3.5    No Conflict, Required Filings and Consents. .  15
          SECTION 3.6    Financing.. . . . . . . . . . . . . . . . . .  15
          SECTION 3.7    Reserved. . . . . . . . . . . . . . . . . . .  15

     ARTICLE IV
                 CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 4.1    Conduct of Business by the Company Pending
                         the Merger  . . . . . . . . . . . . . . . . .  15
          SECTION 4.2    No Solicitation . . . . . . . . . . . . . . .  17

                                 ARTICLE V
                           ADDITIONAL AGREEMENTS

          SECTION 5.1    HSR Act; Etc. . . . . . . . . . . . . . . . .  18
          SECTION 5.2    Proxy Statement.. . . . . . . . . . . . . . .  18
          SECTION 5.3    Stockholders Meeting. . . . . . . . . . . . .  19
          SECTION 5.4    Access to Information; Confidentiality. . . .  19
          SECTION 5.5    Consents; Approvals.. . . . . . . . . . . . .  19
          SECTION 5.6    Actions Respecting Commitment Letters.. . . .  20
          SECTION 5.7    Indemnification and Insurance.. . . . . . . .  20
          SECTION 5.8    Notification of Certain Matters.. . . . . . .  21
          SECTION 5.9    Further Action.   . . . . . . . . . . . . . .  21
          SECTION 5.10   Public Announcements. . . . . . . . . . . . .  21
          SECTION 5.11   Conveyance Taxes. . . . . . . . . . . . . . .  21
          SECTION 5.12   Warrant Agreements. . . . . . . . . . . . . .  21

                                ARTICLE VI
                         CONDITIONS TO THE MERGER

          SECTION 6.1    Conditions to Obligation of Each Party to
                         Effect the Merger . . . . . . . . . . . . . .  21
          SECTION 6.2    Additional Conditions to Obligations of
                         Parent and Merger Sub . . . . . . . . . . . .  22
          SECTION 6.3    Additional Conditions to Obligations of
                         the Company . . . . . . . . . . . . . . . . .  22

                                ARTICLE VII
                                TERMINATION

          SECTION 7.1    Termination . . . . . . . . . . . . . . . . .  23
          SECTION 7.2    Effect of Termination . . . . . . . . . . . .  23
          SECTION 7.3    Fees and Expenses . . . . . . . . . . . . . .  24

                               ARTICLE VIII
                            GENERAL PROVISIONS

          SECTION 8.1    Effectiveness of Representations, Warranties
                         and Agreements, Etc.. . . . . . . . . . . . .  24
          SECTION 8.2    Notices . . . . . . . . . . . . . . . . . . .  25
          SECTION 8.3    Definitions . . . . . . . . . . . . . . . . .  26
          SECTION 8.4    Other Definitions.. . . . . . . . . . . . . .  27
          SECTION 8.5    Amendment . . . . . . . . . . . . . . . . . .  28
          SECTION 8.6    Waiver. . . . . . . . . . . . . . . . . . . .  28
          SECTION 8.7    Headings. . . . . . . . . . . . . . . . . . .  28
          SECTION 8.8    Severability. . . . . . . . . . . . . . . . .  28
          SECTION 8.9    Entire Agreement. . . . . . . . . . . . . . .  28
          SECTION 8.10   Assignment; Guarantee of Merger Sub . . . . .  28
          SECTION 8.11   Parties in Interest.. . . . . . . . . . . . .  28
          SECTION 8.12   Failure or Indulgence Not Waiver; Remedies
                         Cumulative  . . . . . . . . . . . . . . . . .  29
          SECTION 8.13   Governing Law . . . . . . . . . . . . . . . .  29
          SECTION 8.14   Counterparts. . . . . . . . . . . . . . . . .  29

                       AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated April 17, 1997 (this "Agreement"), among Film Holdings Co., a Delaware corporation ("Parent"), Film Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and LIVE Entertainment Inc., a Delaware corporation (the "Company").

                                WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stockholder Agreement (the "Stockholder Agreement") with Pioneer Electronic Corporation (the "Stockholder"), pursuant to which, among other things, the Stockholder has agreed to vote the shares of Company Common Stock and Company Series C Preferred Stock (both as defined below) then owned by it in favor of the Merger (as defined below); and

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

     WHEREAS, pursuant to the Merger, (A) each outstanding share (a "Share") of the Company's common stock, $0.01 par value (the "Company Common Stock"), shall be converted into the right to receive the Common Stock Merger Price (as defined in Section 1.7(b)), (B) each Share of the Company's Series B Cumulative Convertible Preferred Stock, $1.00 par value (the "Company Series B Preferred Stock"), shall be converted into the right to receive the Series B Merger Price (as defined in Section 1.7(b)) and (C) each Share of the Company's Series C Convertible Preferred Stock, $1.00 par value (the "Company Series C Preferred Stock"), shall be converted into the right to receive the Series C Merger Price (as defined in Section 1.7(b)) (the Company Common Stock, Company Series B Preferred Stock and the Company Series C Preferred Stock are referred to collectively herein as the "Company Stock"), all upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                 ARTICLE I

                                THE MERGER

     SECTION 1.1 The Merger.

     (a)  Effective Time.  At the Effective Time (as defined in
Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation immediately after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Sidley & Austin, 555 West Fifth Street, Suite 4000, Los Angeles, California, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing being hereinafter referred to as the "Effective Time").

     SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4 Certificate of Incorporation; By-Laws.

     (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, subject to Section 5.7 hereof, in accordance with the DGCL and such Certificate of Incorporation.

     (b) By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws; provided, however, that the Board of Directors of the Surviving Corporation shall consist of the same number of directors as the number of directors of Merger Sub immediately prior to the Effective Time.

     SECTION 1.5 Directors and Officers.  The directors of
Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 Effect on Capital Stock.  At the Effective
Time, by virtue of the Merger and without any action on the part of either the Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted into the right to receive the Applicable Merger Price (as defined in Section 1.7(b)).

     (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

     (c) Stock Rights. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, except as may be otherwise agreed in writing between Merger Sub and any holder of any vested and currently exercisable option to purchase Company Stock (each, a "Company Option Security"), each such vested and currently exercisable Company Option Security issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof,
(i) in the case of Company Option Securities (including those unvested Company Option Securities which Parent agrees the Company may cause to vest immediately prior to the Effective
Time) with a per share exercise price that is less than the Applicable Merger Price (as defined in Section 1.7(b)), be converted into the right to receive, upon the surrender of the instrument evidencing such Company Option Security, a cash payment equal to the product (the "Company Option Security Price") of (A) the number of shares of Company Stock subject to such Company Option Security and (B) the excess, if any, of the Applicable Merger Price over the per share exercise price of the Company Option Security, and each Company Option Security so converted will, upon such payment, be canceled and, (ii) in the case of all other Company Option Securities (except Company warrants disclosed in Section 2.3 hereof which may continue after the Effective Time), shall be canceled immediately prior to the Effective Time without payment of any consideration therefor and
without any conversion thereof.   Anything herein to the contrary
notwithstanding, no interest or dividends shall accrue or be payable or paid on the Company Option Security Price to any person hereunder.

     (d) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

     SECTION 1.7 Exchange of Certificates.

     (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, to or for the account of American Stock Transfer and Trust Company , or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, an amount, in immediately available funds, equal to the aggregate amount payable in accordance with Section 1.7(b). The Exchange Agent shall agree to hold such funds (together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section 1.7 and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time. If for any reason (including losses) the amount of funds in the Exchange Fund is inadequate to pay the amounts to which holders of Company Stock shall be entitled pursuant to this Section 1.7, Parent shall pay to the Exchange Fund additional funds, also in immediately available funds, for the payment thereof.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares of Company Stock (each, a "Certificate") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the Applicable Merger Price (as defined below).
Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) in the case of holders of Company Common Stock, $6.00 per share of such Company Common Stock in cash (the "Common Stock Merger Price"), (B) in the case of holders of Company Series B Preferred Stock, $10.00 per share of such Company Series B Preferred Stock in cash (the "Series B Merger Price") plus dividends thereon accrued and unpaid through the Effective Time and (C) in the case of holders of Company Series C Preferred Stock, $944.8624 per share of such Company Series C Preferred Stock in cash (which amount will include any accrued but unpaid dividends thereon through the Effective Time) (the "Series C Merger Price"), the merger price applicable to any given Share being referred to herein as (the "Applicable Merger Price"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company as of the Effective Time, the Applicable Merger Price may be paid in accordance with this
Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Anything herein to the contrary notwithstanding, no interest or dividends shall accrue or be payable or paid on any portion of the Applicable Merger Price payable to any holder of Company Stock or Company Option Securities hereunder. At and after the Effective Time, each holder of a Certificate to be canceled pursuant to Section 1.7(b) or Dissenting Shares (as defined below) shall cease to have any rights as a stockholder of the Company, except for the right to surrender Certificates in the manner prescribed by Section 1.7(b) in exchange for payment of the Applicable Merger Price or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to
Section 262 of the DGCL. No transfer of Company Stock shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

     (c) No Liability. At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any remaining amount of the Exchange Fund which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Applicable Merger Price payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Stock for any Applicable Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Applicable Merger Price otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary but only in the circumstances and to the extent provided by the DGCL, shares of Company Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who were entitled to and did not vote such shares in favor of the Merger or consent thereto in writing and who shall have properly and timely delivered to the Company a written demand for payment of the fair cash value of shares of Company Stock in the manner provided in and complied with all of the relevant provisions of Section 262 of the DGCL ("Dissenting Shares") shall not be converted into or represent the right to receive the Applicable Merger Price. Instead, the holders thereof shall be entitled to payment of the fair cash value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for payment of the fair cash value of such shares and the Board of Directors of the Company or the Surviving Corporation, as the case may be, shall consent thereto, or (ii) if any holder fails to establish and perfect his entitlement to the relief provided in such Section 262 or if the right of such holder to receive the fair cash value of such shares of Company Stock as to which he seeks relief otherwise terminates pursuant to Section 262 of the DGCL, such shares shall thereupon cease to be deemed to be Dissenting Shares and shall be deemed to have been converted into and represent the right to receive, upon the surrender of the Certificates representing such shares, as of the Effective Time, the Applicable Merger Price. The Company will not settle any demand with respect to any Dissenting Shares without the consent of Parent.

     SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company
Stock thereafter on the records of the Company.

     SECTION 1.9 No Further Ownership Rights in Company Stock. The Applicable Merger Price delivered upon the surrender for exchange of Shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.10        Lost, Stolen or Destroyed Certificates.
In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, such Applicable Merger Price as may be required pursuant to Section 1.7.

     SECTION 1.11        Reserved.

     SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole (excluding, for purposes of this definition, general changes in the economy or changes affecting the film industry in general and changes caused by operations in accordance with the terms of this Agreement).


                                ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as follows:

     SECTION 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its significant subsidiaries (as defined in Section 8.3 or listed in Section 2.1 of the Company Disclosure Schedule (as defined below)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to possess the Approvals has not had, and would not have, a Material Adverse Effect. Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to be so qualified or licensed has not had, and would not have, a Material Adverse Effect. Substantially all of the business and operations of the Company and its subsidiaries are conducted through, and substantially all of the properties and assets of the Company and its subsidiaries are owned by, the Company and its significant subsidiaries.

     SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as most recently restated and subsequently amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 24,000,000 shares of Company Common Stock, (ii) 15,000,000 shares of Series A Common Stock and
(iii) 15,000,000 of Series Preferred Stock, of which (A) 9,000,000 shares are Company Series B Preferred Stock, (B) 15,000 shares are Company Series C Preferred Stock and (C) 500,000 shares are Series R Junior Participating Cumulative Preferred Stock. As of March 31, 1997, (i) approximately 2,448,267 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by subsidiaries of the Company and
(iii) approximately 715,000 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option and Stock Appreciation Rights Plan or similar plans (collectively, the "Company Stock Option Plans") and approximately 476,567 shares of Company Common Stock were reserved for issuance pursuant to outstanding warrants. As of March 31, 1997, (i) 3,819,802 shares of Company Series B Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Company Series B Preferred Stock were held in treasury, (ii) no shares of Company Series B Preferred Stock were held by subsidiaries of the Company and (iii) no shares of Company Series B Preferred Stock were reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. As of March 31, 1997,
(i) 15,000 shares of Company Series C Preferred Stock were validly issued, fully paid and nonassessable, (ii) no shares of Company Series C Preferred Stock were held by subsidiaries of the Company, and (iii) no shares of Company Series C Preferred Stock were reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. As of March 31, 1997, no shares of Series A Common Stock were issued, held by subsidiaries of the Company, or reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. As of March 31, 1997, no shares of Company Series R Junior Participating Cumulative Preferred Stock were issued, held by subsidiaries of the Company or reserved for future issuance pursuant to outstanding warrants or stock options granted under Company Stock Option Plans. No material change in the capitalization of the Company has occurred between March 31, 1997 and the date hereof. The Company also has issued Preferred Stock Purchase Rights to its holders of Common Stock in connection with the Rights Agreement, and Contingent Payment Rights in connection with its 1991 acquisition of the assets of Vestron, Inc. to the former holders of securities of Vestron, Inc. Except as set forth in Section 2.3 of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II or as discussed above (the "Company Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. None of the options, rights, agreements, arrangements or commitments identified in Section 2.3 of the Company Disclosure Schedule provide that a holder thereof or a party thereto shall receive cash in respect of such options, rights, agreements or arrangements absent action by the Board of Directors or a committee thereof and no such action of the Board of Directors or a committee thereof has been taken (except as may be provided herein). True, correct and complete copies of the forms of all options, warrants, rights, agreements, arrangements or commitments identified in Section 2.3 of the Company Disclosure Schedule have been delivered to Parent. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in
Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its significant subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of any significant subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares) are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

     SECTION 2.4 Authority Relative to this Agreement.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including, but not limited to, all actions necessary to render the provisions of
Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Stockholder Agreement. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and will recommend, or has resolved to recommend in the Proxy Statement, in each case subject to Section 4.2 hereof, that the Company's stockholders approve and adopt this Agreement and the Merger.

     (c) The Board of Directors of the Company (or the requisite members thereof, as the case may be) has (or have) (i) approved the transactions contemplated by this Agreement for purposes of Paragraph B of Article SEVENTH of the Certificate of Incorporation of the Company and (ii) taken all action necessary to ensure that such transactions will not (A) give rise to a Distribution Date (as defined in the Rights Agreement) or (B) cause any Rights (as defined in the Rights Agreement) to otherwise become exercisable.

     SECTION 2.5 No Conflict; Required Filings and Consents.

     (a) The exhibit index to the Company's most recently filed Annual Report on Form 10-K, as supplemented by Section 2.5(a) of the Company Disclosure Schedule, includes each agreement, contract or other instrument (including all amendments thereto) to which the Company or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. The Company has made available to the Parent on or prior to the date hereof true, correct and complete copies of each such agreement, contract, instrument and amendment.

     (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instruments referred to in Section 2.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 2.5(a) is in full force and effect, except with respect to (i), (ii) and
(iii) in any such case for breaches, defaults or failures to be in full force and effect that have not had, and would not have, a Material Adverse Effect.

     (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its significant subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its significant subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its significant subsidiaries or its or any of their respective properties is bound or affected, except in the case of clauses
(ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Material Adverse Effect.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable "Blue Sky" requirements, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, and to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not constitute a Material Adverse Effect.

     SECTION 2.6 Compliance; Permits.

     (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its significant subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its significant subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its significant subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case of (i) or (ii), for any such conflicts, defaults or violations which do not constitute a Material Adverse Effect.

     (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule or where such failure has not had, or would not have, a Material Adverse Effect, the Company and its significant subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits") and the Company and its significant subsidiaries are in compliance with the terms of the Company Permits.

     SECTION 2.7 SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has made available to Parent (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
(ii) all other reports or registration statements filed by the Company with the SEC since January 1, 1996, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since January 1, 1996 and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC pursuant to the requirements of the Exchange Act ((i)-(iv) collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8(a) through Section 2.8(g) of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1997, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company or similar organizational documents of its significant subsidiaries; (c) any damage to, destruction or loss of any asset of the Company or any of its subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (e) any material revaluation by the Company of any of its or any of its subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale, pledge, disposition of or encumbrance upon any assets of the Company or any of its subsidiaries (except
(i) sales, pledges, dispositions of or encumbrances upon assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $500,000 in the aggregate); or (g) any other action or event prohibited by Section 2.8(f) that would have required the consent of Parent pursuant to any of the following provisions of Section
4.1 had such action or event occurred after the date of this
Agreement: Section 4.1(d) (except that for purpose of this Section 2.8(g), clause (iii) of Section 4.1(d) shall not apply to the repurchase in the ordinary course of any options from any employee of the Company or any of its subsidiaries who is not an officer or director), and Sections 4.1(e) through Section 4.1(j), except that with respect to Section 4.1(e) and Section 4.1(j) only to the extent that the Company has outstanding on the date hereof unpaid commitments in excess of $1,000,000 with respect to any Film Asset.

     SECTION 2.9 No Undisclosed Liabilities. Except as is disclosed in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately reserved or provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 (the "1996 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Company Balance Sheet, (c) incurred since December 31, 1996 in the ordinary course of business consistent with past practice, or (d) incurred in connection with this Agreement.

     SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule or the Company's 1996 Form 10-K, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, the adverse resolution of which would have a Material Adverse Effect.

     SECTION 2.11 Employee Benefit Plans; Employment Agreements. Except in each case as set forth in Section 2.11 of the Company Disclosure Schedule, (i) neither the Company nor any subsidiary has engaged in, and to their knowledge, no other person has engaged in any transaction prohibited by Section 406 of ERISA and Section 4975 of the Code which could result in any material liability of the Company or any of its subsidiaries;
(ii) all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare plans (as defined in Section 3(1) of ERISA) and bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Company Employee Plans") are in compliance in all material respects with the requirements prescribed by Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or the Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and to the knowledge of the Company and its subsidiaries, nothing has occurred which may be reasonably expected to impair such determination; (iv) all contributions required to be made by the Company or its subsidiaries to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) neither the Company nor any subsidiary has engaged in a withdrawal (including a partial withdrawal) with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for the Company or any of its subsidiaries; and (vii)
neither the Company   nor any of its subsidiaries has incurred,
or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course). Section 2.11 of the Company Disclosure Schedule lists all employment and consulting agreements to which the Company is a party that are in effect on the date hereof. Notwithstanding the foregoing, to the extent any Company Employee Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA, the representations contained in clauses (ii),
(iii), (v) and (vi) are made only to the knowledge of the Company and its subsidiaries.

     SECTION 2.12        Labor Matters.  Except as set forth in
Section 2.12 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which claims or proceedings constitute a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     SECTION 2.13 Proxy Statement. The information supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"), will not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders Meetings or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

     SECTION 2.14        Reserved.

     SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule or where such has not had, and would not have, a Material Adverse Effect, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

     SECTION 2.16        Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, or except where the failure to do so has not had, and would not have, a Material Adverse Effect, (i) the Company and its subsidiaries have filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. Except as disclosed in Section 2.16(b) of the Company Disclosure Schedule:
(i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis audited balance sheets of the Company for prior fiscal years, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as of the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the 1996 Company Balance Sheet.

     (c) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

     SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, the Company and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company or its subsidiaries or their respective agents; (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 2.18        Intellectual Property.

     (a) Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, the Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries as currently conducted by the Company or its subsidiaries (the "Company Intangible Property Rights").

     (b) Either the Company or one of its subsidiaries is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances not incurred in the ordinary course of business, or except as disclosed in Section 2.18(b) of the Company Disclosure Statement or where such liens or encumbrances have not had, and would not have, a Material Adverse Effect), the Company Intangible Property Rights, and, in the case of Company Intangible Property Rights owned by the Company or any of its subsidiaries, has sufficient right to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intangible Property Rights are being used, except where such failure has not had, and would not have, a Material Adverse Effect. Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, and except where the adverse resolution of the matters referred to in clauses (i), (ii) and (iii) below would not have a Material Adverse Effect, no claims with respect to the Company Intangible Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person (i) to the effect that the manufacture, sale, licensing, or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company or any of its subsidiaries or the validity of any of the Company Intangible Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting, except where such failure to be valid and subsisting has not had, and would not have, a Material Adverse Effect. Except as set forth on Schedule 2.18(b), to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intangible Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries where such use has not had, and would have, a Material Adverse Effect. No Company Intangible Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     (c) Section 2.18(c) of the Company Disclosure Schedule lists the Film Assets of the Company and its Subsidiaries as of the date specified thereon, which list is accurate in all material respects. The Company and its Subsidiaries have sufficient right, title and interest in and to such Film Assets to enable them to perform such Exploitation Agreements as have been entered into by the Company and such Subsidiaries relating to such Film Assets, except where such failure to possess such right, title and interest in and to such Film Assets has not had, and would not have, a Material Adverse Effect. To the best of the Company's knowledge, neither the Film Assets nor the Company or any Subsidiary's exploitation thereof violates or infringes, or will violate or infringe upon any copyright, right privacy or publicity, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, contract or copyright or any right of any other person or contains any defamatory material in any manner, except for any such violation or infringement which has not had, and would not have, a Material Adverse Effect.

     (d) The Company has made available to Parent documents which accurately and completely identify as of the date hereof all Laboratories at which material Masters relating to Films Assets as to which the negative is owned by the Company are located and the specific Masters that are located at each such Laboratory.

     (e) The Company has made available to Parent documents which accurately and completely identify as of the date hereof all material trademarks with respect to which the Company or any of its Subsidiaries own any interest and describes the nature of such interest.

     SECTION 2.19 Interested Party Transactions. Except as set forth in Section 2.19 of the Company Disclosure Schedule or the Company's Annual Report on Form 10-K for 1996, since December 31, 1996, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 2.20 Insurance. The Company maintains fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which it believes provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

     SECTION 2.21        Reserved.

     SECTION 2.22 Opinion of Financial Advisor. The Company has been advised by its investment advisor, Houlihan Lokey Howard & Zukin, that, in its opinion, as of the date hereof, the Common Stock Merger Price set forth herein is fair to the holders of the Company Common Stock (other than Pioneer Electronic Corporation, as to which no opinion is rendered) from a financial point of view.

     SECTION 2.23        Brokers.  Except as set forth in Section
2.23 of the Company Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The fees and expenses of the entities listed on Section 2.23 of the Company Disclosure Schedule will be paid by the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the entities listed on Section 2.23 of the Company's Disclosure Schedule pursuant to which such entities would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.24 Change in Control Payments. Except as set forth on Section 2.24 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

     SECTION 2.25 Expenses. The Company has provided to Parent a good faith estimate and description of the expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

                                ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. All of the business and operations of Parent and its subsidiaries are conducted through, and substantially all of the properties and assets of Parent and its subsidiaries are owned by, Parent and its significant subsidiaries.

     SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as most recently restated and subsequently amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 3.3 Reserved.

     SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than the approval of the Merger in accordance with the DGCL). The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     SECTION 3.5 No Conflict, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub,
(ii) conflict with or violate any Laws applicable to Parent or any of its significant subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its significant subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its significant subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its significant subsidiaries is a party or by which Parent or any of its significant subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses
(ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, compliance with applicable "Blue Sky" requirements, the pre-merger notification requirements of the HSR Act and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such
consents, approvals, authorizations or permits, or to make   such
filings or notifications would not (A) prevent or delay consummation of the Merger,
(B) otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, or (C) do not constitute a Material Adverse Effect.

     SECTION 3.6 Financing. Parent and Merger Sub have provided the Company with commitment letters from the Chase Manhattan Bank, CPI Securities L.P., Bain Capital Fund V and V-B, and Alan
D. Gordon, all dated April 17, 1997, in favor of Parent (the "Commitment Letters"). The Commitment Letters are in full force and effect as of the date hereof and Parent and Merger Sub have no reason to believe that such Letters will not continue to be in full force and effect prior to the Effective Time.

     SECTION 3.7 Reserved.

                                ARTICLE IV

                  CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its subsidiaries;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries (except for the issuance of shares of Company Stock issuable pursuant to Company Option Securities outstanding on the date hereof or upon conversion of Company Series B Preferred Stock outstanding on the date hereof);

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales or licenses of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $500,000 in the aggregate);

     (d) (i) except for regular quarterly dividends on the Company Series B Preferred Stock in the amount of $0.25 per share, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except with respect to outstanding Company Options the vesting of which will be accelerated and which shall receive the Company Option Security Price at the Effective Time, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Stock or any Company Option Security, or provide that upon the exercise or conversion of any such Company Option Security the holder thereof shall receive cash, or propose to do any of the foregoing;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) incur any indebtedness for borrowed money or issue any debt securities, except for short-term, working capital and commercial paper borrowings at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, (iii) assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person ("accommodate"), or make any loans or advances, except in the ordinary course of business consistent with past practice or in any case when such loans or advances or accommodations do not exceed $1,000,000 in the aggregate, (iv) enter into or amend any material contract or agreement (except with respect to commitments described on Section 4.1(e)(iv) of the Company Disclosure Statement), (v) authorize any capital expenditures (other than for Film Assets) or purchase of fixed assets which are, in the aggregate, in excess of $500,000 for the Company and its subsidiaries taken as a whole or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e), provided, however, that nothing herein shall restrict the Company from, in accordance with its past practice: (A) licensing foreign rights to a Film Asset provided that any new domestic "prints and ads" commitments with respect to such Film Right license does not exceed $1,000,000, or (B) licensing domestic rights to Film Assets provided that such Film Asset licenses, individually or in the aggregate, do not involve commitments of more than $5,000,000, do not involve a license of all or substantially all of the Company's Film Assets, are in accordance with industry standards and are at rates reflecting fair market value (however, notwithstanding the foregoing, the Company shall in no event enter into any so-called "output deals"), or (C) entering into contracts to develop, acquire or produce Film Assets that, individually or in the aggregate, do not require the Company to expend more than $1,000,000, or (D) entering into any commitment which, individually or in the aggregate, calls for total payments (before or after the Effective Time) of not more than $1,000,000 and (E) completing the commitments and transactions respecting Film Assets set forth on Section 4.1(e) of the Company Disclosure Statement;

     (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of the Company or any of its subsidiaries who is compensated in excess of $100,000 per year, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities either reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement, or incurred in the ordinary course of business and consistent with past practice;

     (j) enter into any Exploitation Agreements, Film Asset Acquisition Agreements or other agreements, written or oral, involving the production, acquisition or distribution of Films or Film Assets not permitted by Section 4.1(e)(A) through (D) above (but the Company may discuss and negotiate such agreements); or

     (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.2    No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, recapitalization, sale of substantial assets, sale or exchange of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any significant subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) except as permitted herein, engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) except as permitted herein, agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from responding to and considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the Acquisition Proposal may present a more favorable alternative to the Company's Stockholders than the Merger and therefore that they should, consistent with their duties as fiduciaries to the Company's stockholders, respond to and negotiate such alternative Acquisition Proposal. In the event the Board of Directors determines that such Acquisition Proposal presents a more favorable alternative, the Board of Directors may approve and recommend such Acquisition Proposal and terminate the Company's obligations hereunder (other than the provisions of Section 7.2 hereof) in accordance with the provisions of Section 5.2 or
Article VII. Nothing contained in this Section 4.2 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2.

     (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith (after consultation with outside counsel) that it is required to cause the Company to act as provided in this Section
4.2 in order to discharge properly the directors' fiduciary duties, then, provided such person has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing, provided, however, that the Company may continue its discussions with CPI Securities L.P. and its affiliates relating to the alternative financing arrangements that are set forth in the letter dated February 11, 1997, as amended April 2, 1997 and as of the date hereof (true and complete copies of which have been delivered to Parent) as an alternative to the Merger should the Merger fail to be consummated. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this
Section 4.2.


                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

     SECTION 5.1 HSR Act; Etc. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act. The Company and Parent shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the
Department of Justice (the "Antitrust Division") for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters.

     SECTION 5.2    Proxy Statement.

     (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file a the Proxy Statement and shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission as promptly as reasonably practicable, and, in addition, shall also take any action required to be taken under applicable law in connection with the consummation of the transactions contemplated by this Agreement. Parent, Merger Sub and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the provisions of this
Section 5.2.

     (b) Prior to the date of approval of the Merger by Company's stockholders, each of Parent, Merger Sub and the Company shall correct promptly any information provided by it to be used specifically in the Proxy Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to the Proxy Statement as so corrected to be disseminated to the stockholders of Company to the extent required by applicable law. Without limiting the generality of the foregoing, the Company shall notify the Parent promptly of the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement, or for additional information, and shall supply the Parent with copies of all correspondence between Company or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the Company Stockholders Meeting (as defined in Section 5.3) any event should occur relating to Parent, Merger Sub or the Company or their respective officers or directors which is required to be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform each other. Whenever any event occurs which is required to be described in an amendment or a supplement to the Proxy Statement, Parent, Merger Sub and the Company shall, upon learning of such event, cooperate in promptly preparing, filing and clearing with the Commission and mailing to the stockholders of Company such amendment or supplement; provided, however, that, prior to such mailing, (i) Parent, Merger Sub and the Company shall consult with each other with respect to such amendment or supplement, (ii) shall afford each other reasonable opportunity to comment thereon and (iii) each such amendment or supplement shall be reasonably satisfactory to the other.

     SECTION 5.3 Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement. Unless otherwise required under the standards set forth in Section 4.2 as determined by the Company's Board of Directors in good faith, the Board of Directors of the Company shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) use all reasonable efforts to solicit from stockholders of the Company proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby, and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

     SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use reasonable efforts to be released), the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for such discussion of the Company's business, properties and personnel as Parent may reasonably request.
Parent shall keep such information confidential in accordance with the terms of the letter between the Parent and the Company dated July 24, 1996 (the "Confidentiality Letter").

     SECTION 5.5 Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all Approvals, and the Company and Parent shall make all filings (including, without limitation, all filings with federal, state and local governmental or regulatory agencies), required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statement or for any application or other filing to be made pursuant to the rules and regulations of any federal, state or local governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.6 Actions Respecting Commitment Letters. Parent and Merger Sub agree to perform all obligations required to be performed by them in accordance with and pursuant to the Commitment Letters and not to amend or terminate such Commitment Letters if the effect thereof would be reasonably likely to prevent the consummation of the transactions contemplated hereby on or before July 31, 1997.

     SECTION 5.7    Indemnification and Insurance.

     (a) The By-Laws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries and Pioneer Electronic Corporation (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for the period ending five years after the closing of the Merger. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (c) For a period of four years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage; and provided, further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 125% of the annual premium and, provided further, that the Company may acquire "tail insurance" for periods after the Effective Time for a maximum one time premium of $1,000,000 in lieu of the insurance continuation provision set forth above.
The Company may request that Pioneer Electronic Corporation be named as an additional insured if it can do so at no additional cost.

     (d) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate or which may make a condition to the closing of the Merger incapable of fulfillment, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.9 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     SECTION 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of NASDAQ.

     SECTION 5.11   Conveyance Taxes.  Parent and the
Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

     SECTION 5.12 Warrant Agreements. The Surviving Corporation will assume the Company's obligations pursuant to (i) the Warrant Agreement of LIVE Entertainment Inc. dated as of November 26, 1990, (ii) the Loan Fund Warrant Agreement as of LIVE Entertainment Inc. dated as of March 23, 1993 and (iii) the Class B Warrant Agreement of LIVE Entertainment Inc. dated as of March 26, 1993.


                                ARTICLE VI

                         CONDITIONS TO THE MERGER

     SECTION 6.1    Conditions to Obligation of Each Party to
Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Agreement. The parties thereto shall have fulfilled their respective obligations under the Stockholder
Agreement as of the Effective Time;

     (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

     (c) HSR Act, Etc. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

     (d) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

     (e) Financing. The closing of the financings on substantially the terms and conditions described in each of the Commitment Letters shall have taken place on or prior to the Effective Time.

     SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all respects at and as of the date hereof, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

     (c) No Material Adverse Effect. There shall not have occurred since the date hereof any event or change in circumstances involving the Company or any of its Subsidiaries that, individually or when taken together with all other such events or changes in circumstances, will or is reasonably likely to result in a Material Adverse Effect.

     (d)  Notice of Redemption.   On and subject to the Effective
Time, the Company shall have (i) issued a Notice of Redemption pursuant to the Indenture dated September 1, 1992 relating to the Increasing Rate Secured Senior Subordinated Notes due 1999 of the Company, (ii) terminated the credit facility maintained pursuant to the terms of Amended and Restated Loan and Security Agreement dated November 14, 1994 among Foothill Capital Corporation and the Company Affiliates party thereto.

     (e)  Company Option Securities.  Prior to the Effective
Time, all outstanding "out of the money" options issued pursuant to Company Stock Option Plans shall have expired or been canceled in accordance with Section 1.6(c) hereof.

     SECTION 6.3    Additional Conditions to Obligations of the
Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President of Parent;

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent; and

     (c) Solvency Opinion. Prior to the Effective Time, Parent and Merger Sub shall have provided to the Company an opinion from a nationally recognized valuation firm, which firm and opinion are both reasonably satisfactory to the Company, to the effect that as of the Effective Time, and taking into account the transactions contemplated hereby:

          (i) The fair market going concern value of all of the assets (including goodwill) of the Surviving Corporation will be greater than the total amount of liabilities, including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities, of the Company.

          (ii) The present fair market going concern value of the assets of the Surviving Corporation (including goodwill) is sufficient to pay the probable liability of the Company on its debts as such debts become absolute and matured.


                                ARTICLE VII

                                TERMINATION

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining order enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

     (d) by either party if the other party is in material default of its obligations hereunder and the defaulting party fails to cure such default within five (5) business days of receipt of written notice and demand to cure from the party not in default; or

     (e) by Parent or the Company, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so in accordance with Section 5.3 hereof; (ii) the Board of Directors of the Company shall have approved and recommended to the stockholders of the Company an Acquisition Proposal; or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; provided, that, the Company shall not be entitled to exercise any termination rights under this Section 7.1(e) unless any action of the Board of Directors of the Company is taken by the Board of Directors in accordance with the standards set forth in Section 4.2.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 7.3 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Letter shall survive termination of this Agreement as set forth therein.

     SECTION 7.3    Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) The Company shall pay Parent as the sole remedy of Parent, Merger Sub or any of their affiliates a fee of $3,000,000 (the "Fee"), plus Parent's documented out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent's counsel, accountants and financing sources) up to a maximum of $1,000,000 ("Expenses"), upon the termination of this Agreement by Parent or the Company pursuant to Section 7.1(f).

     (c) The Company shall pay Parent as the sole remedy of Parent, Merger Sub or any of their affiliates the Fee plus the Expenses if either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) if the failure of the Merger to be consummated is due to the material failure of the Company to comply with any of its agreements or covenants under this Agreement.

     (d) The Company shall pay Parent, as the sole remedy of Parent, Merger Sub or any of their affiliates, the Fee plus the Expenses if this Agreement is terminated pursuant to Section 7.1(a) as a result of the material failure of the Company to comply with any of its agreements or covenants contained in this Agreement.

     (e) The Fee and/or Expenses payable pursuant to Sections 7.3(b); 7.3(c) or 7.3(d) shall be paid within one business day after the first to occur of any of the events described in Sections 7.3(b); 7.3(c) or 7.3(d). Notwithstanding the preceding sentences, in no event shall the Company be required to pay any such Fee and/or Expenses to Parent if, immediately prior to the termination of this Agreement, Parent was in material breach of any of its agreements or covenants under this Agreement.

                               ARTICLE VIII

                            GENERAL PROVISIONS

     SECTION 8.1 Effectiveness of Representations, Warranties and Agreements, Etc.

     (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. Nothing in this Section 8.1(a) shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

     (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another Section of such schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other Section, notwithstanding the omission of a cross reference thereto.

     (c) The Company will update the Company Disclosure Schedule from time to time through a date which is not more than five business days prior to the Effective Time (the "Final Company Disclosure Schedule Date"). On the Final Company Disclosure Schedule Date, the Company shall deliver to Parent a revised Company Disclosure Schedule which will be true, correct and complete as if the representations and warranties to which such Company Disclosure Schedule refers were made on such Final Company Disclosure Schedule Date.

     SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to Parent or Merger Sub:

          Film Holdings Co.
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, MA  02116

          Telecopier No.:  (617) 572-3000
          Telephone No.:   (617) 572-3274
          Attention:  Geoffrey S. Rehnert

     With a copy to:

          Ropes & Gray
          One International Place
          Boston, MA  02110

          Telecopier No.:  (617) 951-7050
          Telephone No.:   (617) 951-7371
          Attention:     David C. Chapin, Esq.

     (b)  If to the Company:

          LIVE Entertainment Inc.
          15400 Sherman Way
          Suite 500
          Van Nuys, CA 91406

          Telecopier No.: 818/908-9539
          Telephone No.:  818/778-3167
          Attention: Chief Financial Officer

          With a copy to:

          Sidley & Austin
          555 West Fifth Street
          40th Floor
          Los Angeles, CA 90013-1010

          Telecopier No.: 213/896-6600
          Telephone No.:  213/896-6013
          Attention: Gary J. Cohen, Esq.

     SECTION 8.3    Definitions.  For purposes of this Agreement, the term:

     (a) "Affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "Beneficial Owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "Business Day" means any day other than a day on which banks in The Commonwealth of Massachusetts or the State of California are required or authorized to be closed;

     (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "Exploitation Agreements" means all agreements pursuant to which the Company or any of its Subsidiaries has granted to any Person, or any Person has acquired from the Company or any of its Subsidiaries, rights to exploit all or any of the Company's or Subsidiary's distribution rights in any Film Assets.

     (f) "Film" means any and every motion picture, tape or other recording of moving images by any means, manner, process or device now known or hereafter devised.

     (g) "Film Asset Acquisition Agreements" means all agreements, licenses, instruments, writings and understandings evidencing any Film Assets or any rights therein or thereto acquired by the Company or pursuant to which such Film Assets and rights were acquired by or granted to the Company.

     (h) "Film Assets" means all rights and interests granted to or acquired by the Company in connection with or related to the distribution or exploitation of, or otherwise respecting, any Films, including but not limited to any distribution rights, license rights and rights as a subdistributor or sublicensee in all media, including without limitation, distribution, license, subdistribution and sublicense rights; all rights to distribute, license, subdistribute, sublicense, copy, exhibit, transmit, broadcast, package, edit, reformat, advertise or exploit a Film, in any and all media, and any syndication, television or cable television rights; all copyrights or interests in any copyright on or relating to a Film; and any collateral, allied, subsidiary or merchandising rights appurtenant or related to a Film.

     (i)  "Generally Accepted Accounting Principles" shall mean
United States generally accepted accounting principles.

     (j) "Laboratory" means each laboratory where any Masters are located.

     (k) "Masters" means all film negatives, masters, prints, pre-print and/or soundtrack materials and other physical materials relating to any Film.

     (l) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

     (m)  "Rights Agreement" means the Rights Agreement dated
July 19, 1990 between the Company and American Stock Transfer &
Trust Company, as amended;

     (n) "Significant Subsidiary" means any subsidiary of the Company or Parent, as the case may be, that constitutes a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

     (o) "Subsidiary" or "Subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4 Other Definitions. The following terms are defined in the Sections hereof listed below:

"1996 Company Balance Sheet"                    Section 2.9
"Acquisition Proposal"                          Section 4.2(a)
"Agreement"                                     Preamble
"Antitrust Division"                            Section 5.1
"Applicable Merger Price"                       Section 1.7(b)
"Approvals"                                     Section 2.1
"Certificate"                                   Section 1.7(b)
"Certificate of Merger"                         Section 1.2
"Code"                                          Section 1.7(d)
"Commitment Letters"                            Section 3.6
"Common Stock Merger Price"                     Section 1.7(b)
"Company"                                       Preamble
"Company Common Stock"                          Recitals
"Company Disclosure Schedule"                   Section 2.3
"Company Employee Plans"                        Section 2.11
"Company Intangible Property Rights"            Section 2.18(a)
"Company Option Security"                       Section 1.6(c)
"Company Option Security Price"                 Section 1.6(c)
"Company Permits"                               Section 2.6(b)
"Company SEC Reports"                           Section 2.7(a)
"Company Series B Preferred Stock               Recitals
"Company Series C Preferred Stock               Recitals
"Company Stock"                                 Recitals
"Company Stockholders Meeting"                  Section 2.13
"Company Stock Option Plans"                    Section 2.3
"Confidentiality Letter"                        Section 5.4
"DGCL"                                          Recitals
"Dissenting Shares"                             Section 1.7(e)
"Effective Time"                                Section 1.2
"Environmental Laws"                            Section 2.17
"ERISA"                                         Section 2.11
"Exchange Agent"                                Section 1.7(a)
"Exchange Fund"                                 Section 1.7(a)
"Expenses"                                      Section 7.3(b)
"Fee"                                           Section 7.3(b)
"Final Company Disclosure Schedule Date"        Section 8.1(b)
"FTC"                                           Section 5.1
"HSR Act"                                       Section 2.5(d)
"Indemnified Parties"                           Section 5.7(b)
"IRS"                                           Section 2.11
"Laws"                                          Section 2.5(c)
"Liens"                                         Section 2.3
"Material Adverse Effect"                       Section 1.13
"Merger"                                        Recitals
"Merger Sub"                                    Preamble
"Parent"                                        Preamble
"PBGC"                                          Section 2.11
"Proxy Statement"                               Section 2.13
"Series B Merger Price"                         Section 1.7(b)
"Series C Merger Price"                         Section 1.7(b)
"Share"                                         Recitals
"Stockholder"                                   Recitals
"Stockholder Agreement"                         Recitals
"Surviving Corporation"                         Section 1.1(a)
"Tax" or "Taxes"                                Section 2.16
"Tax Returns"                                   Section 2.16

     SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.6 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto
(a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.10 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any direct wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

     SECTION 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 8.12        Failure or Indulgence Not Waiver;
Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.13        Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     SECTION 8.14        Counterparts.  This Agreement may be
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              LIVE Entertainment Inc.

                              By:
                              Title: President



                              Film Holdings Co.

                              By:
                              Title:



                              Film Acquisition Co.

                              By:
                              Title:

                                  ANNEX B

                          SECTION 262 OF THE DGCL

     Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c.  Cash in lieu of fractional shares or
          fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d.  Any combination of the shares of stock,
          depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under
     Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections
     (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive such notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
(a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                  ANNEX C

                             FAIRNESS OPINION




June 6, 1997





To the Board of Directors of
  LIVE Entertainment, Inc.

We understand that LIVE Entertainment, Inc. ("LIVE" or the "Company") has entered into an Agreement and Plan of Merger, dated April 17, 1997 (the "Merger Agreement"), among Film Holdings Co., a Delaware corporation ("Parent"), Film Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Transaction"). Subject to the terms and conditions of the Merger Agreement, upon consummation of the Transaction:

     (i) each share of Common Stock, par value $.01 per share, of the Company ("Common Stock"), other than shares owned by Parent, the Company or their subsidiaries or by shareholders exercising dissenters' rights, will be converted into the right to receive $6.00 per share in cash (the "Common Stock Merger Price");

     (ii) each share of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B"), other than shares owned by Parent, the Company or their subsidiaries, will be converted into the right to receive $10.00 per share in cash, plus accrued and unpaid dividends; and

     (iii)    each share of Series C Convertible Preferred
              Stock, par value $1.00 per share, of the Company
              (the "Series C") will be converted into the right to receive $944.8624 per share in cash.

We further understand that, at the close of business on April 17, 1997, Pioneer Electronic Corporation ("Pioneer") was the beneficial and record owner of 637,844 shares of Common Stock and 15,000 shares of Series C, representing approximately 50.3% of the outstanding voting power of the Common Stock and Series C, taken together (Pioneer's percentage of the outstanding voting power of the Common Stock and Series C will increase to approximately 50.7% as of June 30, 1997). Pioneer has agreed to vote its shares of Common Stock and Series C in favor of the Transaction.

Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, underwritings, private placements and valuations for corporate and other purposes. In the past, an affiliate of Houlihan Lokey has been involved in providing certain financial advisory services to the Company and has received fees in connection therewith customary with those in the industry. Houlihan Lokey expects this relationship to continue. Houlihan Lokey is also receiving a fee from the Company to render the opinion expressed herein.

You have requested our opinion (the "Opinion") as to the fairness of the Common Stock Merger Price, from a financial point of view, to the holders of the common stock of the Company (other than Pioneer Electronics Corporation, as to which we render no opinion). This Opinion does not address the other aspects of the Transaction or the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, initiate any discussions with third parties with respect to alternatives to the Transaction. We have not been asked to express an opinion as to the relative merits of the Transaction compared to any alternative business strategies that might exist for the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

   1) reviewed LIVE's annual reports to shareholders and audited financial statements filed with the Securities and Exchange Commission ("SEC") on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996.

   2) reviewed copies of the following documents and agreements:
       (i) Agreement and Plan of Merger By and Among Live Entertainment, Inc., Film Holdings Co. and Film Acquisition Co. dated April 17, 1997;
       (ii) Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of Series B Cumulative Convertible Preferred Stock of Live Entertainment Inc., dated December 15, 1992; and
       (iii) Amended Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Live Entertainment Inc., dated December 31, 1992.

   3) reviewed certain other publicly available filings of the Company for the years 1994, 1995 and 1996.

   4) met with certain members of the senior management of LIVE to discuss the operations, financial condition, future prospects and projected operations and performance of the Company.

   5) reviewed projections prepared by LIVE dated January 23, 1997 for the fiscal year ending December 31, 1997 through the fiscal year ending December 31, 1999.

   6) reviewed the historical market prices and trading volume for LIVE's publicly traded securities, which include the Common Stock and the Series B.

   7) reviewed certain publicly available financial data for certain companies that we deem comparable to LIVE.

   8) reviewed various financial schedules detailing the historic financial performance of the Company's film entertainment rights and various other rights availability schedules.

   9) considered the fact that Carreden Group Incorporated did not receive any offers to acquire the Company, other than the Transaction, since its retention by the Company as financial advisor in March 1996.

   10) conducted such other studies, analyses and inquiries as we have deemed appropriate.

For purposes of this Opinion, we have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of senior management of the Company as to the future financial results and condition of the Company and that there has been no material change in the assets, financial condition, business or prospects of the Company from that reflected in the documents set forth above.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Except for our valuation of the Company's film library, we have not made an independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

This Opinion has been delivered to the Board of Directors of the Company and does not constitute a recommendation to any holder of the Company's Common Stock, Series C or Series B as to whether such holder should approve the Transaction. No opinion is expressed herein as to the price at which the Common Stock or the Series B may trade at any time. This Opinion is necessarily based on economic, market and other conditions and circumstances as they exist on, and the information made available to us as of, the date hereof (including, without limitation, the market prices of the Common Stock and the Series B).

This Opinion has been prepared for the Board of Directors of the Company in its consideration of the fairness of the Common Stock Merger Price, from a financial point of view, to the holders of the Common Stock of the Company (other than Pioneer Electronic Corporation) and may not be used for any other purpose or referred to without our prior written consent. Without limiting the foregoing, we hereby consent to your reference to our opinion in, to the disclosure of the analyses performed by Houlihan Lokey in connection with our opinion in, and the inclusion of our opinion as an exhibit to, the Proxy Statement to be filed in connection with the Transaction.

Based upon, and subject to, the foregoing, and in reliance thereon, it is our opinion that the Common Stock Merger Price is fair to the holders of the Common Stock of the Company (other than Pioneer Electronic Corporation, as to which we render no opinion) from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                          LIVE ENTERTAINMENT INC.
                       15400 Sherman Way, Suite 500
                        Van Nuys, California  91406

    This Proxy is being solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on July 9, 1997

   Roger A. Burlage and Ronald B. Cushey, or either of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as hereinafter specified, all shares of Common Stock, $.01 par value, that the undersigned is entitled to vote at the Special Meeting of Stockholders of LIVE Entertainment Inc. ("LIVE"), to be held at 10:00 a.m., local time, on July 9, 1997, at the Wyndham Bel Age Hotel, 1020 North San Vicente Boulevard, West Hollywood, California, or at any adjournment thereof.

   Please mark, date and sign this proxy and return it promptly in the accompanying business reply envelope.

       THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED
       AS SPECIFIED ON THE REVERSE SIDE.  IF NO
       SPECIFICATION IS MADE, YOUR SHARES WILL BE VOTED
       FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT
       AND THE TRANSACTIONS CONTEMPLATED THEREBY,
       INCLUDING THE MERGER.

       IMPORTANT:  PLEASE SIGN AND DATE ON THE REVERSE SIDE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO
APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS
CONTEMPLATED THEREBY, INCLUDING THE MERGER.





                                         FOR   AGAINST   ABSTAIN

                                         [ ]     [ ]      [ ]
1.  Approve and adopt the Agreement
and Plan of Merger, dated April 17,
1997 (the "Merger Agreement"), among
Film Holdings Co., a Delaware
corporation, Film Acquisition Co., a
Delaware corporation and wholly
owned subsidiary of Film Holdings
Co. and LIVE, and the transactions
contemplated thereby, including the
Merger (as defined therein).

The proxies named herein will have discretion to vote upon such other matters as may properly come before the Special Meeting, provided, however, that the proxies may not vote to adjourn the Special Meeting with respect to votes cast against the Merger.

The undersigned acknowledges receipt of the Notice of Special
Meeting of Stockholders to be held on July 9, 1997 and the related Proxy Statement.

PLEASE SIGN BELOW EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNING IN THE NAME OF A CORPORATION OR PARTNERSHIP, PLEASE SIGN FULL CORPORATE OR PARTNERSHIP NAME AND INDICATE TITLE OF AUTHORIZED SIGNATORY.



Signature  _________________________________________   Dated __________


Signature  _________________________________________   Dated __________